UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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SYNOVUS FINANCIAL CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND
2020 PROXY STATEMENT

[•], 2020

Dear Fellow Shareholder:

On behalf of your Board of Directors, we are pleased to cordially invite you to attend the 2020 Annual Meeting of Shareholders of Synovus Financial Corp. at 10:00 a.m. on Wednesday, April 22, 2020, at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia. You are receiving this invitation and this Proxy Statement as a shareholder of record as of February 20, 2020.

As the bank of here, we create value by leading and strengthening communities and serving the needs of our customers through real, personal relationships. We especially value our relationships with shareholders, and, as demonstrated throughout 2019, we remain committed to investments in growth that create long-term value. During this past year, we closed and integrated the largest acquisition in our history. We enhanced our operating model by more closely aligning our lines of business and key support teams to better meet customer needs, and expand and diversify sources of growth. We also made meaningful investments in technology and talent to lead new businesses and increase our presence in our new and existing geographic markets.

We continued to demonstrate that Here Matters everywhere we operate. Synovus team members volunteered 39,000 hours through 5,600 Here Matters outreach opportunities in 2019. Team members and the company contributed more than $1 million to the United Way throughout our footprint, and team members provided $110,500 in scholarships to 133 students through the Jack Parker Scholarship Fund. The company’s philanthropic giving was approximately $2.5 million to more than 500 non-profit and community agencies across our footprint.

In 2020, we are focusing on efficiency opportunities in areas such as third-party spending, real estate, and organizational effectiveness, and we will continue to execute on our strategic plan to achieve our long-term goals of strong organic balance sheet growth, top-tier profitability, and positive operating leverage. We are enhancing our corporate sustainability framework, which includes expanded oversight and governance by the Board of Directors and annual reporting of environmental, social and governance (ESG) metrics. In doing so, we are aligning with the Sustainability Accounting Standards Board’s framework to guide the development of our sustainability strategy and metrics.

We remain committed to sound corporate governance, a robust shareholder engagement program, and effectively stewarding your shareholder capital. We engaged our shareholders on a number of issues throughout 2019, including the 10-1 voting provisions and supermajority voting requirements in our charter and bylaws. As a result of that engagement and our own commitment to best practices in corporate governance, we have determined that eliminating these two requirements is in the best interests of Synovus and our shareholders. We believe both of these initiatives, if approved by our shareholders, will make us more attractive to investors and solidify our position as a corporate governance leader.

As always, we will continue to cultivate our service-focused culture and reputation, which are our primary competitive advantages and the foundation of your trust.

Once again, we are providing proxy materials to our shareholders primarily through the Internet. By lowering the costs of our annual proxy campaign and saving paper, we believe this process contributes to our efficiency and sustainability efforts while offering our shareholders a convenient way to access important information about the matters on which we will vote at our annual meeting.

Thank you for your continued support of Synovus. We look forward to seeing you at the meeting.

Sincerely,

Kessel D. Stelling Chairman and Chief Executive Officer	Elizabeth W. Camp Lead Director

Notice of the 2020 Annual Meeting of Shareholders

Wednesday, April 22, 2020

10:00 a.m.

Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901

Items of Business:

1.	To elect as directors the 11 nominees named in this Proxy Statement;
2.	To approve amendments to Synovus’ Amended and Restated Articles of Incorporation and bylaws to eliminate 10-1 voting provisions;
3.	To approve amendments to Synovus’ Amended and Restated Articles of Incorporation and bylaws to eliminate supermajority voting requirements;
4.	To hold an advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;
5.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;
6.	To ratify the appointment of KPMG LLP as Synovus’ independent auditor for the year 2020; and
7.	To transact such other business as may properly come before the meeting and any adjournment thereof.

Who may vote:

You can vote if you were a shareholder of record on February 20, 2020.

Annual Report:

A copy of the 2019 Annual Report accompanies this Proxy Statement.

Your vote is important. Please vote in one of the following ways:

1.	Use the toll-free telephone number shown on your proxy card;
2.	Visit the Internet website listed on your proxy card;
3.	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope provided; or
4.	Submit a ballot at the Annual Meeting.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

This Notice of the 2020 Annual Meeting of Shareholders and the accompanying Proxy Statement are sent by order of the Board of Directors.

[•], 2020

Mary Maurice Young
Secretary

YOUR VOTE IS IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE VOTE YOUR SHARES PROMPTLY BY TELEPHONE OR INTERNET OR BY SIGNING AND RETURNING YOUR EXECUTED PROXY CARD.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and in our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”) which accompanies this Proxy Statement. You should read the entire Proxy Statement and our 2019 Annual Report carefully before voting. We are first furnishing the proxy materials to our shareholders on or about [•], 2020. In this Proxy Statement, the words “Synovus,” “the Company,” “we,” “us,” and “our” refer to Synovus Financial Corp. together with Synovus Bank and Synovus’ other wholly-owned subsidiaries, except where the context requires otherwise.

Annual Meeting of Shareholders

•	Time and Date: 10:00 a.m. on Wednesday, April 22, 2020
•	Place: Blanchard Hall
Synovus Bank 1144 Broadway Columbus, Georgia 31901
•	Record Date: February 20, 2020
•	Voting: Shareholders as of the record date are entitled to vote.

How to Cast Your Vote

You can vote by any of the following methods:

•	Telephone by calling the toll-free telephone number shown on your proxy card;
•	Internet by accessing the website for Internet voting shown on your proxy card;
•	Mail by completing, dating, signing and returning your proxy card and certification; or
•	In person at the Annual Meeting.

Meeting Agenda

•	Election of 11 directors;
•	Approval of amendments to Synovus’ Amended and Restated Articles of Incorporation, as amended (the “Articles”) and bylaws to eliminate 10-1 voting provisions;
•	Approval of amendments to Synovus’ Articles and bylaws to eliminate supermajority voting requirements;
•	Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee;
•	Advisory vote on the frequency of the advisory vote on executive compensation;
•	Ratification of KPMG LLP as our independent auditor for the year 2020; and
•	Transaction of such other business as may properly come before the meeting.

Voting Matters

Matter	Board Vote Recommendation	Page Reference (for more information)
Election of 11 directors	FOR each director nominee	Page [•]
Approval of amendments to the Articles and bylaws to eliminate 10-1 voting provisions	FOR	Page [•]
Approval of amendments to the Articles and bylaws to eliminate supermajority voting requirements	FOR	Page [•]
Advisory vote on the compensation of our named executive officers as determined by the Compensation Committee	FOR	Page [•]
Advisory vote on the frequency of the advisory vote on executive compensation	FOR a vote EVERY YEAR	Page [•]
Ratification of KPMG LLP as our independent auditor for the year 2020	FOR	Page [•]
- 2020 Proxy Statement 1

PROXY STATEMENT SUMMARY

2019 Financial Performance

In 2019, we continued to focus on sustainable growth and greater efficiencies while fully integrating our acquisition of FCB Financial Holdings, Inc., or FCB. Key profitability metrics, including earnings per share growth, return on average common equity, efficiency ratio, and total revenue, improved from the previous year despite a challenging interest rate environment.

(1)	For a reconciliation of the foregoing non-GAAP financial measures, please refer to Appendix D of this Proxy Statement.

We continued to optimize capital in 2019, which was accomplished, in part, through issuances of subordinated debt and preferred stock. These efforts helped support $893 million in capital returned to shareholders while maintaining a similar total risk-based capital ratio compared to the prior year.

2	- 2020 Proxy Statement

PROXY STATEMENT SUMMARY

In 2019, we experienced a one-year shareholder return of 22.5% compared to the KBW Regional Bank Index of 20.4%. Our stock continues to trade at a price/earnings discount relative to peers.

For additional information relating to our business and our subsidiaries, including a detailed description of our operating results and financial condition for 2019 and 2018, please refer to the summary on page [•] of this Proxy Statement and our 2019 Annual Report that accompanies this Proxy Statement.

2019 Compensation

Despite our improvement in these key profitability metrics and other strategic priorities, our earnings performance did not meet expectations. Compensation outcomes reflected this financial and operational performance, including payouts under our annual incentive plan that were below target for 2019.

Base Salaries

•	Kessel D. Stelling, our Chief Executive Officer, did not receive a base salary increase in 2019. The base salary for Andrew J. Gregory, Jr., our Chief Financial Officer, was established in connection with his hire in June 2019. Kevin S. Blair, our President and Chief Operating Officer, received two base salary increases in 2019, including a 9.7% increase in February to reflect his new role as Chief Operating Officer, and a 3% increase in July. Synovus’ other named executive officers received 3% cash base salary increases in July (except for our Chief Risk Officer, who received a 5% increase). The 3% base salary increases were consistent with the base salary increase budget for other team members.

Short-Term Incentives

•	We continued to offer a cash-based annual incentive plan in 2019. Consistent with prior years, our annual incentive plan included formulaic performance goals as well as several qualitative factors based on our strategic priorities that may result in discretionary adjustments.
•	The following chart summarizes the provisions of our short-term award incentive plan for 2019:
Form of Award	Payout Formula Measures	Qualitative Adjustment Factors	Payout Range
Cash	Core Earnings (60%), Adjusted Revenue (20%), Adjusted Tangible Efficiency Ratio (20%)
Quality of Financial Results (including Quality of Earnings, Credit Quality and Deposit and Loan Growth and Composition), Strategic Initiatives (including the integration of FCB, Inclusion and Diversity Initiatives, Brand Awareness and Measures related to Customers, Team Members and Technology), External Factors (including the impact of Federal Reserve rate increases as compared to budget assumptions), Regulatory Compliance, Risk Management, Total Shareholder Return and Individual Performance
0% to 150% of Target
•	Our 2019 financial results under the formulaic component of the annual incentive plan resulted in a preliminary payout of 77.76% of target. Based on its review of the qualitative factors, the Compensation Committee approved payouts ranging from 75% to 85% of target for the named executive officers, except for Mr. Gregory, who received a payout of 100% of target for the year consistent with the terms of his initial hire agreement.
- 2020 Proxy Statement 3

PROXY STATEMENT SUMMARY

Long-Term Incentives

•	Our long-term incentive program for executive officers is comprised of two equity vehicles which link our executives’ compensation to performance results: Performance stock units, or PSUs, and market restricted stock units, or MRSUs. The following chart summarizes the key provisions of our long-term incentive program:
Form of Award	Vesting	Payout Formula Measures	Payout Range
PSUs (60% of award value)	100% after 3 years	Weighted Average Return on Average Assets (as adjusted) and Return on Average Tangible Common Equity	0% to 150% of Award Amount
MRSUs (40% of award value)	⅓ per year over 3 years (33 ⅓% per year)	Total Shareholder Return	75% to 125% of Award Amount

Both award vehicles are subject to possible downward discretionary adjustment based upon risk considerations—see page [•] of this Proxy Statement.

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2019 was fair, reasonable and aligned with our performance and strategic objectives.

4	- 2020 Proxy Statement

VOTING INFORMATION

Purpose

You received this Proxy Statement and the accompanying proxy card because the Board of Directors of Synovus is soliciting proxies to be used at Synovus’ 2020 Annual Meeting of Shareholders, or Annual Meeting, which will be held on April 22, 2020, at 10:00 a.m., at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia 31901. Proxies are solicited to give all shareholders of record an opportunity to vote on matters to be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on matters to be voted upon at the Annual Meeting or any adjournment of that meeting.

Internet Availability of Proxy Materials

As permitted by the federal securities laws, Synovus is making this Proxy Statement and its 2019 Annual Report available to its shareholders via the Internet instead of mailing printed copies of these materials to each shareholder. On [•], 2020, we mailed to our shareholders (other than those who previously requested electronic or paper delivery and other than those holding a certain number of shares) a Notice of Internet Availability, or Notice, containing instructions on how to access our proxy materials, including this Proxy Statement and the accompanying 2019 Annual Report. These proxy materials are being made available to our shareholders on or about [•], 2020. The Notice also provides instructions regarding how to access your proxy card to vote through the Internet or by telephone. The Proxy Statement and 2019 Annual Report are also available on our website at investor.synovus.com/2020annualmeeting.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials by mail unless you request printed materials. If you wish to receive printed proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

If you receive more than one Notice, it means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone or sign and return by mail all proxy cards.

Who Can Vote

You are entitled to vote if you were a shareholder of record of Synovus common stock as of the close of business on February 20, 2020. Your shares can be voted at the meeting only if you are present or represented by a valid proxy.

If your shares are held in the name of a bank, broker or other holder of record, you will receive voting instructions from such holder of record. You must follow the voting instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks, brokers and other holders of record. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote at the Annual Meeting.

Quorum and Shares Outstanding

A majority of the votes entitled to be cast by the holders of the outstanding shares of Synovus common stock must be present, either in person or represented by proxy, in order to conduct the Annual Meeting. This is referred to as a quorum. On February 20, 2020, [•] shares of Synovus common stock were outstanding.

Proxies

The Board has designated two individuals to serve as proxies to vote the shares represented by proxies at the Annual Meeting. If you properly submit a proxy but do not specify how you want your shares to be voted, your shares will be voted by the designated proxies in accordance with the Board’s recommendations as follows:

(1)	FOR the election of each of the 11 director nominees named in this Proxy Statement;
(2)	FOR the approval of amendments to the Articles and bylaws to eliminate 10-1 voting provisions;
(3)	FOR the approval of amendments to the Articles and bylaws to eliminate supermajority voting requirements;
(4)	FOR the advisory vote on the compensation of Synovus’ named executive officers as determined by the Compensation Committee;
(5)	FOR the advisory vote on holding say-on-pay votes EVERY YEAR (as opposed to every two years or every three years); and
(6)	FOR the ratification of the appointment of KPMG LLP as Synovus’ independent auditor for the year 2020.

The designated proxies will vote in their discretion on any other matter that may properly come before the Annual Meeting. At this time, we are unaware of any matters, other than as set forth above, that may properly come before the Annual Meeting.

- 2020 Proxy Statement 5

VOTING INFORMATION

Required Votes

The number of affirmative votes required to approve each of the proposals to be considered at the Annual Meeting is described below:

Proposal 1 Election of 11 Directors

To be elected, each of the 11 director nominees named in this Proxy Statement must receive more votes cast “for” such nominee’s election than votes cast “against” such nominee’s election. If a nominee who currently is serving as a director does not receive the required vote for re-election, Georgia law provides that such director will continue to serve on the Board of Directors as a “holdover” director. However, pursuant to Synovus’ Corporate Governance Guidelines, each holdover director has tendered an irrevocable resignation that would be effective upon the Board’s acceptance of such resignation. In that situation, our Corporate Governance and Nominating Committee would consider the resignation and make a recommendation to the Board of Directors about whether to accept or reject such resignation and publicly disclose its decision within 90 days following certification of the shareholder vote.

Proposals 2 and 3 Approval of Amendments to the Articles and Bylaws to Eliminate 10-1 Voting Provisions and Supermajority Voting Requirements

The affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the issued and outstanding shares of our common stock is required to approve each of Proposals 2 and 3. As a result, failure to vote your shares at the Annual Meeting, either in person or by proxy, will have the same effect as a vote against Proposals 2 and 3.

Proposals 4 and 6 Advisory Vote on Executive Compensation and Ratification of KPMG LLP

The affirmative vote of a majority of the votes cast is required to approve each of Proposals 4 and 6.

Proposal 5 Frequency of Advisory Vote on Executive Compensation

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation Committee (which administers Synovus’ executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on the Board of Directors or Synovus in any way, the Board may decide that it is in the best interests of our shareholders and Synovus to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, matters involving executive compensation and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the shareholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to Proposal 6 but not with respect to any of the other proposals to be voted on at the Annual Meeting.

For all proposals other than Proposal 2 and Proposal 3, abstentions and broker non-votes will have no effect on the proposal to be considered at the Annual Meeting. For Proposal 2 and Proposal 3, abstentions and broker non-votes will have the same effect as votes against such proposals.

How You Can Vote

If you hold shares in your own name, you may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may select one of the following options:

Vote By Telephone

You can vote your shares by telephone by calling the toll-free telephone number (at no cost to you) shown on your proxy card. Telephone voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 21, 2020. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Our telephone voting procedures are designed to authenticate the shareholder by using individual control numbers. If you vote by telephone, you do NOT need to return your proxy card. If you vote by telephone, all of your shares will be voted as one vote per share.

6	- 2020 Proxy Statement

VOTING INFORMATION

Vote By Internet

You can also choose to vote on the Internet. The website for Internet voting is shown on your proxy card. Internet voting is available 24 hours a day, seven days a week, until 11:59 P.M., Eastern Time, on April 21, 2020. You will be given the opportunity to confirm that your instructions have been properly recorded, and you can consent to view future proxy statements and annual reports on the Internet instead of receiving them in the mail. If you vote on the Internet, you do NOT need to return your proxy card.

Vote By Mail

If you choose to vote by mail, simply mark your proxy card, date and sign it, sign the certification (if applicable) and return it in the postage-paid envelope provided.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from such holder of record that you must follow for your shares to be voted. Please follow their instructions carefully. Also, please note that if the holder of record of your shares is a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must request a legal proxy or broker’s proxy from your bank, broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

Description of Voting Rights

We currently have a voting structure under which a holder of our common stock may be entitled to exercise ten votes per share for each of his or her shares that satisfy certain prescribed criteria and one vote per share for each of his or her shares that does not (the “10-1 Voting Provisions”). As provided in Synovus’ Articles and bylaws, holders of Synovus common stock meeting any one of the following criteria are entitled to ten votes on each matter submitted to a vote of shareholders for each share of Synovus common stock owned on February 20, 2020 which: (1) has had the same beneficial owner since April 24, 1986; or (2) has been beneficially owned continuously by the same shareholder since February 20, 2016; or (3) is held by the same beneficial owner to whom it was issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share; or (4) is held by the same beneficial owner to whom it was issued by Synovus, or to whom it was transferred by Synovus from treasury shares, and the resolutions adopted by Synovus’ Board of Directors approving such issuance and/or transfer specifically grant ten votes per share; or (5) was acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries, and is held by the same owner for whom it was acquired under any such plan; or (6) was acquired by reason of participation in a dividend reinvestment plan offered by Synovus and is held by the same owner who acquired it under such plan; or (7) is owned by a holder who, in addition to shares which are beneficially owned under the provisions of (1)-(6) above, is the owner of less than 162,723 shares of Synovus common stock (which amount is equal to 100,000 shares, as appropriately adjusted to reflect the change in shares of Synovus common stock by means of stock splits, stock dividends, any recapitalization or otherwise occurring since April 24,1986). For purposes of determining voting power under these provisions, any share of Synovus common stock acquired pursuant to stock options shall be deemed to have been acquired on the date the option was granted, and any shares of common stock acquired as a direct result of a stock split, stock dividend or other type of share distribution will be deemed to have been acquired and held continuously from the date on which shares with regard to such dividend shares were issued were acquired. Under these 10-1 Voting Provisions, a shareholder may hold some shares that qualify for 10-1 voting and some shares that do not. Holders of our common stock are entitled to one vote per share unless the holder can demonstrate that the shares meet one of the criteria above for being entitled to ten votes per share.

For purposes of the foregoing, any share of our common stock held in “street” or “nominee” name shall be presumed to have been acquired by the beneficial owner subsequent to April 24, 1986 and to have had the same beneficial owner for a continuous period of less than 48 months prior to February 20, 2020. This presumption shall be rebuttable by presentation to our Board of Directors by such beneficial owner of evidence satisfactory to our Board of Directors that such share has had the same beneficial owner continuously since April 24,1986 or such share has had the same beneficial owner for a period greater than 48 months prior to February 20, 2020.

In addition, for purposes of the foregoing, a beneficial owner of a share of our common stock is defined to include a person or group of persons who, directly or indirectly, through any contract, arrangement, undertaking, relationship or otherwise has or shares (1) voting power, which includes the power to vote, or to direct the voting of such share of common stock, (2) investment power, which includes the power to direct the sale or other disposition of such share of common stock, (3) the right to receive, retain or direct the distribution of the proceeds of any sale or other disposition of such share of common stock, or (4) the right to receive or direct the disposition of any distributions, including cash dividends, in respect of such share of common stock.

Shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. Shareholders seeking to rebut this presumption should complete and execute the certification appearing on their proxy card. Synovus reserves the right to request additional documentation from you to confirm the voting power of your shares. Because certifications must be in writing, if you choose to vote by telephone, all of your shares will be voted as one vote per share. Shareholders who do not certify on their proxies submitted by mail or internet that they are entitled to ten votes per share or who do not present such a certification if they are voting in person at the Annual Meeting will be entitled to only one vote per share.

For more detailed information on your voting rights, please refer to Synovus’ 10-1 Voting Instructions and the accompanying voting instruction worksheet that are available on our website at investor.synovus.com/2020annualmeeting.

Synovus common stock is registered with the Securities and Exchange Commission, or SEC, and is traded on the New York Stock Exchange, or NYSE. Accordingly, Synovus’ common stock is subject to the provisions of a NYSE rule which, in general, prohibits a company’s common stock and equity securities from being authorized or remaining authorized for trading on the NYSE if the company issues securities or takes other corporate action that would have the effect of nullifying, restricting or disparately reducing the voting rights of existing shareholders of the company. However, the rule contains a “grandfather” provision, under which Synovus’ 10-1 Voting Provisions fall, which, in general, permits grandfathered disparate voting rights plans to continue to operate as adopted. The number of votes that each shareholder will be entitled to exercise at the Annual Meeting will depend upon whether each share held by the shareholder meets the requirements which entitle one share of Synovus common stock to ten votes on

- 2020 Proxy Statement 7

VOTING INFORMATION

each matter submitted to a vote of shareholders. Such determination will be made by Synovus based on information possessed by Synovus at the time of the Annual Meeting.

Proposal 2 seeks shareholder approval to eliminate the 10-1 Voting Provisions for the reasons set forth in Proposal 2. However, even if Proposal 2 is approved at the Annual Meeting, the 10-1 Voting Provisions will apply to all proposals to be acted upon by our shareholders at the Annual Meeting.

Synovus Stock Plans

If you participate in the Synovus Dividend Reinvestment and Direct Stock Purchase Plan, the Synovus Employee Stock Purchase Plan and/or the Synovus Director Stock Purchase Plan, your proxy card represents shares held in the respective plan, as well as shares you hold directly in certificate form registered in the same name. If you hold shares of Synovus common stock through a 401(k) plan, you will receive a separate proxy card representing those shares of Synovus common stock.

Revocation of Proxy

If you are a shareholder of record and vote by proxy, you may revoke that proxy at any time before it is voted at the Annual Meeting. You may do this by (1) signing another proxy card with a later date and returning it to us prior to the Annual Meeting, (2) voting again by telephone or on the Internet prior to 11:59 P.M., Eastern Time, on April 21, 2020, or (3) attending the Annual Meeting in person and casting a ballot.

If your Synovus shares are held by a bank, broker or other nominee, you must follow the instructions provided by the bank, broker or other nominee if you wish to change or revoke your vote.

Attending the Annual Meeting

The Annual Meeting will be held on Wednesday, April 22, 2020, at 10:00 a.m. at Blanchard Hall, Synovus Bank, 1144 Broadway, Columbus, Georgia. Directions to Blanchard Hall may be obtained on our website at investor.synovus.com/2020annualmeeting.

To attend the Annual Meeting, you will need to bring:

•	Valid picture identification; and
•	An admission ticket if your shares are registered in your name or a legal proxy from the bank or broker that is the record owner of your shares.

If your shares are registered in your name and you received a Notice of Internet Availability of Proxy Materials, the Notice is your admission ticket. If your shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you hold shares through an account with a bank or broker, you will need to contact your bank or broker and request a legal proxy. A legal proxy is an authorization from your bank or broker for you to vote the shares it holds in its name on your behalf. It also serves as your admission ticket.

Be sure to bring your admission ticket if you will be attending the meeting. If you do not have valid picture identification and an appropriate form of admission ticket, you will not be admitted to the Annual Meeting.

If you are unable to attend the meeting, you can listen to it live and view the slide presentation over the Internet at investor.synovus.com/2020annualmeeting. We will maintain copies of the slides and audio of the presentation for the Annual Meeting on our website for reference after the meeting. Information included on Synovus’ website, other than the Proxy Statement and form of proxy, is not a part of the proxy soliciting material.

Voting Results

You can find the voting results of the Annual Meeting in Synovus’ Current Report on Form 8-K, which Synovus will file with the SEC no later than April 28, 2020.

If you have questions about the matters described in this Proxy Statement, how to submit your proxy or if you need additional copies of this Proxy Statement, the enclosed proxy card or voting instructions, you should contact Innisfree M&A Incorporated, the Company’s proxy solicitor, toll-free at (888) 750-5834. Banks and brokers may call collect at (212) 750-5833.

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Corporate Governance Philosophy

The business affairs of Synovus are managed under the direction of the Board of Directors in accordance with the Georgia Business Corporation Code, as implemented by Synovus’ Articles and bylaws. The role of the Board of Directors is to effectively govern the affairs of Synovus for the benefit of its shareholders. The Board strives to ensure the success and continuity of Synovus’ business through the appointment of qualified executive management. It is also responsible for ensuring that Synovus’ activities are conducted in a responsible and ethical manner. Synovus and its Board of Directors are committed to following sound corporate governance.

Corporate Governance Highlights

Synovus’ Board and management believe that good corporate governance practices promote the long-term interests of all shareholders and strengthen Board and management accountability. Highlights of such practices include:

•	Annual elections of all directors;
•	Majority voting for director elections;
•	On-going focus on Board refreshment, with 4 of our eleven nominees first elected or nominated to our Board within the last 3 years (with an average tenure of the 11 director nominees being approximately 6.6 years);
•	All independent director nominees other than the CEO;
•	36% of our directors are women/minorities;
•	An independent Lead Director;
•	Independent Audit, Compensation, Risk and Corporate Governance and Nominating Committees;
•	Robust risk oversight by the full Board and all Board committees;
•	Board focus on strategic planning and direction, with oversight and guidance of Synovus’ long-term strategy within approved risk appetite parameters;
•	Periodic and regular rotation of Board committee leadership and composition;
•	Ongoing shareholder engagement program with involvement from Synovus’ Lead Director and other independent directors;
•	Frequent and comprehensive education programs to keep directors apprised of such issues as evolving business and banking trends; risks and compliance issues; laws, regulations and requirements applicable to Synovus and to the banking industry generally; and corporate governance best practices;
•	Policies prohibiting the hedging, pledging and short sale of shares of Synovus stock by directors and executive officers;
•	Regular and robust Board and committee self-evaluations, facilitated by an independent third party for four of the last five years;
•	No executives or management members serving on the Board other than the CEO;
•	Mandatory retirement of our directors upon attaining the later of age 72 or 7 years of Board service (but in no event later than age 75);
•	Executive compensation driven by a pay-for-performance policy;
•	Meaningful stock ownership guidelines for Board members and executive officers;
•	Adoption of a “claw back” policy for incentive compensation paid to Synovus’ executive officers; and
•	Share retention/“hold until retirement” policy for executive officers.

The Board, under the leadership of the Corporate Governance and Nominating Committee, will continue to actively monitor and consider additional changes to our corporate governance practices in the future.

Independence

The NYSE listing standards provide that a director does not qualify as independent unless the Board of Directors affirmatively determines that the director has no material relationship with Synovus. The Board has established categorical standards of independence to assist it in determining director independence which conform to the independence requirements in the NYSE listing standards. The categorical standards of independence are incorporated within our Corporate Governance Guidelines, are attached to this Proxy Statement as Appendix A and are also available in the Corporate Governance Section of our website at investor.synovus.com.

The Board has affirmatively determined that a majority of its members are independent as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. Synovus’ Board has determined that, as of January 1, 2020, the following ten directors are independent: Tim E. Bentsen, F. Dixon Brooke, Jr., Stephen T. Butler, Elizabeth W. Camp, Diana M. Murphy, Harris Pastides, Joseph J. Prochaska,

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Jr., John L. Stallworth, Barry L. Storey and Teresa White. Please see “Certain Relationships and Related Transactions” on page [•] of this Proxy Statement for a discussion of certain relationships between Synovus and its independent directors. These relationships have been considered by the Board in determining a director’s independence from Synovus under Synovus’ Corporate Governance Guidelines and the NYSE listing standards and were determined to be immaterial.

Board Meetings and Attendance

The Board of Directors held nine meetings in 2019. All directors attended at least 75% of Board and committee meetings held during their tenure during 2019. The average attendance by incumbent directors at the aggregate number of Board and committee meetings they were scheduled to attend was approximately 94%. Although Synovus has no formal policy with respect to Board members’ attendance at its annual meetings, it is customary for all Board members to attend the annual meeting. All of Synovus’ then-current directors attended Synovus’ 2019 annual meeting of shareholders.

Board meetings regularly include education presentations and training to enable our directors to keep abreast of business and banking trends and market, regulatory and industry issues. These sessions are often conducted by outside experts in such subject areas as cybersecurity, evolving regulatory standards, risk management, emerging products and trends, economic conditions, digital, technology and effective corporate governance. In addition, the Board is provided business-specific training on products and services and special risks and opportunities to Synovus. Moreover, our directors periodically attend industry conferences, meetings with regulatory agencies and educational sessions pertaining to their service on the Board and its committees.

Committees of the Board

Synovus’ Board of Directors has five principal standing committees—an Audit Committee, a Corporate Governance and Nominating Committee, a Compensation Committee, a Risk Committee and an Executive Committee. Each committee has a written charter adopted by the Board of Directors that complies with the applicable listing standards of the NYSE pertaining to corporate governance. Copies of the committee charters are available in the Corporate Governance section of our website at investor.synovus.com. The Board has determined that each member of the Audit, Corporate Governance and Nominating, Compensation and Risk Committees is an independent director as defined by the listing standards of the NYSE and our Corporate Governance Guidelines. The following table shows the membership of the various committees as of the date of this Proxy Statement.

	Audit Committee	Corporate Governance and Nominating Committee	Compensation Committee	Risk Committee	Executive Committee
Tim E. Bentsen
F. Dixon Brooke, Jr.
Stephen T. Butler
Elizabeth W. Camp
Diana M. Murphy
Harris Pastides
Joseph J. Prochaska, Jr.
John L. Stallworth
Kessel D. Stelling
Barry L. Storey
Teresa White
Chairperson	Member

Following the election of directors at the Annual Meeting, the Corporate Governance and Nominating Committee will recommend the reconstitution of these committees and appoint committee chairpersons after giving effect to any changes to the current composition of the Board.

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Audit Committee

Synovus’ Audit Committee held twelve meetings in 2019. The Audit Committee’s report is on page [•] of this Proxy Statement. The Board has determined that all four members of the Committee are independent and financially literate under the rules of the NYSE and that each of the four members of the Audit Committee is an “audit committee financial expert” as defined by the rules of the SEC. The primary functions of the Audit Committee include:

•	Monitoring the integrity of Synovus’ financial statements, Synovus’ systems of internal controls and Synovus’ compliance with regulatory and legal requirements;
•	Overseeing the risks relating to financial reporting, litigation, credit, capital adequacy and related matters;
•	Reviewing and discussing with Synovus’ management and the independent auditor Synovus’ financial statements and related information, including non-GAAP financial information, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the SEC;
•	Monitoring the independence, qualifications and performance of Synovus’ independent auditor and internal audit function; and
•	Providing an avenue of communication among the independent auditor, management, internal audit and the Board of Directors.

Corporate Governance and Nominating Committee

Synovus’ Corporate Governance and Nominating Committee held five meetings in 2019. The primary functions of Synovus’ Corporate Governance and Nominating Committee include:

•	Identifying qualified individuals to become Board members;
•	Recommending to the Board the director nominees for each annual meeting of shareholders and director nominees to be elected by the Board to fill interim director vacancies;
•	Recommending to the Board the leadership structure of the Board and the composition and leadership of Board committees;
•	Overseeing the annual review and evaluation of the performance of the Board and its committees;
•	Developing and recommending to the Board updates to our corporate governance documents;
•	Reviewing and assessing shareholders’ feedback related to our governance practices and shareholder engagement process; and
•	Overseeing the Company’s environmental, social and governance, or ESG, strategy, initiatives and policies.

Compensation Committee

Synovus’ Compensation Committee held six meetings in 2019. Its report is on page [•] of this Proxy Statement. The primary functions of the Compensation Committee include:

•	Approving and overseeing Synovus’ executive compensation program;
•	Reviewing and approving annual corporate goals and objectives for the Chief Executive Officer’s compensation, evaluating the CEO’s performance in light of those goals and objectives, and determining the CEO’s compensation level based on such evaluation;
•	Approving non-CEO executive officer compensation, including base salary amounts and short-term and long-term compensation;
•	Overseeing all compensation and benefit programs in which employees and officers of Synovus are eligible to participate;
•	Reviewing Synovus’ incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk taking and reviewing and discussing, at least annually, the relationship between risk management and incentive compensation;
•	Developing and recommending to the Board compensation for non-employee directors; and
•	Monitoring and reviewing the talent management and succession planning processes for the CEO and Synovus’ other key executives.

Information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation is provided in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement. Except to the extent prohibited by law or regulation, the Compensation Committee may delegate matters within its power and responsibility to individuals or subcommittees when it deems appropriate.

In addition, the Compensation Committee has the authority under its charter to retain outside advisors to assist the Committee in the performance of its duties. During 2019, the Committee retained the services of Meridian Compensation Partners, LLC, or Meridian, to:

•	Provide ongoing recommendations regarding executive and director compensation consistent with Synovus’ business needs, pay philosophy, market trends and latest legal and regulatory considerations;
•	Provide market data for base salary, short-term incentive and long-term incentive decisions; and
•	Advise the Compensation Committee as to best practices.
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The Compensation Committee evaluated whether the work provided by Meridian raised any conflict of interest. The Compensation Committee considered various factors, including the six factors mandated by SEC rules, and determined that no conflict of interest was raised by the work of Meridian described in this Proxy Statement.

Meridian was engaged directly by the Compensation Committee, although the Compensation Committee also directed that Meridian work with Synovus’ management to facilitate the Compensation Committee’s review of compensation practices and management’s recommendations. Synovus’ Chief Human Resources Officer developed executive compensation recommendations for the Compensation Committee’s consideration in conjunction with Synovus’ CEO and with the advice of Meridian. Meridian did not provide any other services to Synovus during 2019.

In 2019, Synovus’ Chief Human Resources Officer worked with the Chairman of the Compensation Committee to establish the agenda for committee meetings. Management also prepared background information for each committee meeting. Synovus’ Chief Human Resources Officer and CEO generally attend committee meetings by invitation of the Compensation Committee. However, the Compensation Committee regularly meets in executive session without members of management in attendance, and the CEO and other members of management do not have authority to vote on committee matters. Meridian attended all of the committee meetings held during 2019 at the request of the Compensation Committee.

Risk Committee

Synovus’ Risk Committee held seven meetings in 2019. The primary functions of Synovus’ Risk Committee include:

•	Monitoring and reviewing the enterprise risk management and compliance framework policies and processes;
•	Monitoring and reviewing emerging risks and the adequacy of risk management and compliance functions;
•	Monitoring the independence and authority of the enterprise risk management function and reviewing the qualifications and background of the Chief Risk Officer and other senior risk officers; and
•	Providing recommendations to the Board in order to effectively manage risks.

Executive Committee

The Executive Committee is comprised of the chairpersons of the principal standing committees of the Synovus Board and Synovus Bank Board, the Chief Executive Officer, the Chairman of the Board (if different from the Chief Executive Officer) and the Lead Director. During the intervals between meetings of Synovus’ Board of Directors, the Executive Committee possesses and may exercise any and all of the powers of Synovus’ Board of Directors in the management and direction of the business and affairs of Synovus with respect to which specific direction has not been previously given by the Board of Directors unless Board action is required by Synovus’ governing documents, law or rule. The Executive Committee held two meetings in 2019.

Compensation Committee Interlocks and Insider Participation

Messrs. Bentsen, Brooke, Butler, Prochaska and Storey served on the Compensation Committee during 2019. None of these individuals is or has been an officer or employee of Synovus. In 2019, none of our executive officers served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on Synovus’ Board or Compensation Committee.

Strategic Direction

One of our Board’s most important functions is to provide oversight and direction as to Synovus’ strategy, including business and organizational initiatives, potential growth opportunities, risks and challenges. As such, the Board incorporates strategic planning into each meeting agenda and monitors strategic progress and emerging risks quarterly through the Risk Committee. In the first quarter of each year, management provides the Board with a detailed rolling three-year review of the strategic plan, including the short term and long-term initiatives and targets. As a part of this process, the Board and its committees carefully consider whether the strategic plan aligns with Synovus’ risk appetite and risk profile. Moreover, the Board has an extended off-site session annually focused on a deeper dive into emerging industry trends and issues and the correlation to Synovus’ strategic direction.

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In January 2019, with the Board’s approval, Synovus launched a refreshed three-year strategic plan, building upon our proven strong reputation, commitment to our communities, and relationship-centered approach while reflecting the unique considerations for us as a regional bank, as a recent acquirer, and as a more traditional bank moving more aggressively toward innovation. The strategy focuses not only on incremental gains, but on deliberate adjustments to our businesses and business model to drive sustained franchise value. It retains our legacy focus on our people and our customers, while embracing the acceleration of technology, digital and data capabilities that are critical to position us as a top quartile performing bank of the future. To guide our teams, we outlined six strategic areas of focus and are aligning our initiatives and execution with these areas:

The initiatives to support the strategic areas of focus are refined and adapted on an on-going basis. The Board monitors the execution of the strategic plan throughout the year at its regularly scheduled meetings and continually assesses and guides management on the strategic direction and initiatives.

Risk Oversight

Under Synovus’ Corporate Governance Guidelines, the Board is charged with providing oversight of Synovus’ risk management processes. The Board does not view risk in isolation and considers risk in virtually every business decision and as part of the Company’s overall business strategy. While the Board oversees risk management, the Company’s management is charged with managing risk. The Board’s role in risk oversight is an integral part of Synovus’ overall enterprise risk management framework.

The Risk Committee fulfills the overarching oversight role for the enterprise risk management and compliance processes, including approving the risk appetite of the Company, risk tolerance levels and risk policies and limits, monitoring key and emerging risks and reviewing risk assessments. In carrying out its responsibilities, the Risk Committee works closely with Synovus’ Chief Risk Officer and other members of Synovus’ enterprise risk management and compliance teams. The Risk Committee meets periodically with the Chief Risk Officer and other members of management and receives a comprehensive report on enterprise risk management and compliance matters, including management’s assessment of risk exposures (including risks related to strategy, reputation, liquidity, interest rates, LIBOR transition, credit, operations, regulatory compliance, litigation, capital management, information technology, information risk and resiliency, model risk management, third party vendors, M&A activity and future growth, among others) and the processes in place to monitor and control such exposures. The Risk Committee is also responsible for overseeing the investment policy and strategy and contingency funding plan of the Company. The Chairman of the Risk Committee receives updates between meetings from the Chief Risk Officer, the CEO, the Chief Information Security Officer and the Chief Compliance Officer and other members of management relating to risk oversight and compliance matters. The Risk Committee provides a report on risk management to the full Board on at least a quarterly basis.

In addition, oversight of risk is allocated to all other committees of the Board, who meet regularly and report back to the Board. The Audit Committee oversees risks related to financial reporting, internal controls over financial reporting, valuation of investment securities and private equity investments, internal and independent audit functions, legal matters, tax matters, credit matters and reputational risks relating to these areas. The Compensation Committee oversees risks related to incentive compensation, executive and director compensation, executive succession planning, talent retention and reputational risks relating to these areas. As a part of the risk governance process, the Chief Risk Officer provides an annual risk profile of our compensation plans to the Compensation Committee. For a discussion of the Compensation Committee’s review of Synovus’ senior executive officer compensation plans and employee incentive compensation plans and the risks associated with these plans, see “Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations—Risk Considerations” on page [•] of this Proxy Statement. The Corporate Governance and Nominating Committee oversees ESG-related risks and corporate governance-related risks, such as board composition and effectiveness, board succession planning, corporate governance policies, related party transactions, and reputational risks relating to these areas.

The Company believes that its enterprise risk framework, including the active engagement of management with the Board in the risk oversight function, supports the risk oversight function of the Board. For more information on the risks facing the Company, see the risk factors in “Part I—Item 1A. Risk Factors” in the 2019 Annual Report.

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Cybersecurity

Information security is a significant operational risk for financial institutions which may lead not only to financial losses, but may also negatively affect the reputation of and confidence in the Company. Synovus continues to enhance our information security program and capabilities to identify and mitigate threats to the confidentiality, availability, and integrity of our information systems. Below are some highlights of the elements of our information security program:

•	Our Board is actively engaged in the oversight of Synovus’ information security risk management and cybersecurity programs. The Risk Committee receives regular updates from the Company’s Chief Information Security Officer on our information security and cyber risk strategy, cyber defense initiatives, cyber event preparedness, and cybersecurity risk assessments. The Risk Committee annually approves the Company’s information security program. The Board consults, from time to time and on a regular basis, with outside parties with an expertise in cybersecurity.
•	Synovus follows widely accepted cybersecurity policies and best practices to define and measure our security program, including the National Institute of Standards and Technology Cybersecurity Framework.
•	We engage and retain independent third-parties to review and assess our information security program, and these updates are reviewed with the Risk Committee and executive leadership. We keep computer forensics, legal, and security firms on retainer in case of a cyber breach event. We engage independent third-parties to perform annual penetration tests against our network.
•	We employ a risk management framework to identify, assess, monitor, and test cyber risk and controls. We perform comprehensive due diligence and ongoing oversight of third-party relationships, including vendors.
•	We are members of financial sector organizations, including the Financial Services Information Sharing and Analysis Center (FS-ISAC), which facilitates the sharing of cyber and physical threat, vulnerability, and incident information for the good of the membership.
•	Our information security program employs a wide variety of technologies that are intended to secure our operations and proprietary information. This in-depth defense strategy focuses on protecting our networks, systems, data, and facilities from attacks or unauthorized access. We have a dedicated Security Operations Center for monitoring and responding to cyber events.
•	We make ongoing investments in developing and enhancing our security processes and controls and in maintaining our technology infrastructure.
•	Synovus has a Business Continuity/Disaster Recovery program in place which is tested on a regular basis. Our Incident Response program is tested regularly, including independent third-party review and assessments.
•	We provide regular education and training to our Board and team members on cybersecurity and social engineering to mitigate risk and conduct exercises to test their effectiveness.

Leadership Structure of the Board

Our current Board leadership structure consists of:

•	Chairman of the Board and Chief Executive Officer;
•	Independent Lead Director;
•	Committees chaired by independent directors; and
•	Active engagement by all directors.

Our Corporate Governance Guidelines and governance framework provide the Board with flexibility to select the appropriate leadership structure for Synovus. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of Synovus’ shareholders. In accordance with Synovus’ bylaws, our Board of Directors elects our Chairman and CEO, and both of these positions may be held by the same person or may be held by two persons. Under our Corporate Governance Guidelines, the Board does not have a policy, one way or the other, on whether the roles of the Chairman and CEO should be separate and, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. However, our Corporate Governance Guidelines require that, if the Chairman of the Board is not an independent director, the Corporate Governance and Nominating Committee shall nominate, and a majority of the independent directors shall elect, a Lead Director. Under its charter, the Corporate Governance and Nominating Committee periodically reviews and recommends to the Board the leadership structure of the Board and, if necessary, nominates the Lead Director candidate from the independent directors. Currently, one individual serves as both our Chairman and CEO and, as a result, Synovus also has a Lead Director. The Board currently believes that the combination of these two roles provides more consistent communication and coordination throughout the organization, which results in a more effective and efficient implementation of corporate strategy and is important in unifying Synovus’ strategy behind a single vision.

The Chairman of the Board is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings in consultation with the Lead Director and providing information to Board members in advance of meetings and between meetings.

Pursuant to Synovus’ Corporate Governance Guidelines, the duties of the Lead Director include the following:

•	Working with the Chairman of the Board, Board and Corporate Secretary to set the agenda for Board meetings;
•	Calling meetings of the independent and non-management directors, as needed;
•	Ensuring Board leadership in times of crisis;
•	Developing the agenda for and chairing executive sessions of the independent directors and executive sessions of the non-management directors;
•	Acting as liaison between the independent directors and the Chairman of the Board on matters raised in such executive sessions;
•	Chairing Board meetings when the Chairman of the Board is not in attendance;
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•	Attending meetings of the committees of the Board, as necessary or at his/her discretion, and communicating regularly with the Chairs of the principal standing committees of the Board;
•	Working with the Chairman of the Board to ensure the conduct of Board meetings provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis;
•	Performing such other duties as may be requested from time-to-time by the Board, the independent directors or the Chairman of the Board; and
•	Being available, upon request, for consultation and direct communication with major shareholders.

After careful consideration, the Corporate Governance and Nominating Committee has determined that Synovus’ current Board structure is the most appropriate leadership structure for Synovus and its shareholders at this time. Moreover, as part of the Board’s annual self-evaluation, the performance of the Chairman of the Board and Lead Director are evaluated, and the Board continues to believe that the current Board structure is appropriate and effective.

Meetings of Non-Management and Independent Directors

The non-management and independent directors of Synovus meet separately after each regularly scheduled meetings of the Board of Directors and at such other times as may be requested by the Lead Director or any director. During 2019, Ms. Camp, as Lead Director, presided at the meetings of non-management and independent directors.

Board and Committee Self-Evaluations

The Board and each Board committee conduct robust and thoughtful annual self-evaluations to assess the qualifications, attributes, skills and experience represented on the Board and its committees and to determine whether the Board and its committees are functioning effectively. The results of the self-evaluations are discussed by the Board and each committee, respectively, during executive session. In 2019, as well as for four of the previous five years, the Board used an independent third party to conduct these evaluations.

The Board’s annual self-evaluation is a key component of its director nomination process and succession planning. In fact, the Corporate Governance and Nominating Committee uses the input from these self-evaluations to recommend changes to Synovus’ corporate governance practices and areas of focus for the following year and to plan for an orderly succession of the Board and its committees. The Board values the contributions of directors who have developed extensive experience and insight into Synovus during the course of their service on the Board and as such, the Board does not believe arbitrary term limits on directors’ service are appropriate. At the same time, the Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience and perspectives on the Board.

Consideration of Director Candidates

Director Qualifications

Synovus’ Corporate Governance Guidelines contain Board membership criteria considered by the Corporate Governance and Nominating Committee in recommending nominees for a position on Synovus’ Board. The Committee believes that, at a minimum, a director candidate must possess personal and professional integrity, sound judgment and forthrightness. A director candidate must also have sufficient time and energy to devote to the affairs of Synovus, be free from conflicts of interest with Synovus, must not have reached the retirement age for Synovus directors and be willing to make, and be financially capable of making, the required investment in Synovus’ stock pursuant to Synovus’ Director Stock Ownership Guidelines. The Committee also considers the following criteria when reviewing director candidates and existing directors:

•	The extent of the director’s/potential director’s educational, business, non-profit or professional acumen and experience;
•	Whether the director/potential director assists in achieving a mix of Board members that represents a diversity of background, perspective and experience, including with respect to age, gender, race, place of residence and specialized experience;
•	Whether the director/potential director meets the independence requirements of the listing standards of the NYSE and the Board’s director independence standards;
•	Whether the director/potential director has the financial acumen or other professional, educational or business experience relevant to an understanding of Synovus’ business;
•	Whether the director/potential director would be considered a “financial expert” or “financially literate” as defined in the listing standards of the NYSE or applicable law;
•	Whether the director/potential director, by virtue of particular technical expertise, experience or specialized skill relevant to Synovus’ current or future business, will add specific value as a Board member; and
•	Whether the director/potential director possesses a willingness to challenge and stimulate management and the ability to work as part of a team in an environment of trust.

The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. In addition to the criteria set forth above, the Committee considers how the skills and attributes of each individual candidate or incumbent director work together to create a board that is collegial, engaged and effective in performing its duties. Although the Board does not have a formal policy on

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diversity, the Board and the Committee believe that the background and qualifications of the directors, considered as a group, should provide a significant mix of experience, knowledge and abilities that will contribute to Board diversity and allow the Board to effectively fulfill its responsibilities. For a discussion of the specific backgrounds and qualifications of our director nominees, see “Proposals to be Voted on: Proposal 1—Election of 11 Directors—Nominees for Election as Director” beginning on page [•] of this Proxy Statement.

Identifying and Evaluating Nominees

The Corporate Governance and Nominating Committee has two primary methods for identifying director candidates (other than those proposed by Synovus’ shareholders, as discussed below). First, on a periodic basis, the Committee solicits ideas for possible candidates from a number of sources including members of the Board, Synovus’ executives and individuals personally known to the members of the Board. Second, the Committee, as authorized under its charter, retains at Synovus’ expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms).

The Committee will consider all director candidates identified through the processes described above, as well as any candidates identified by shareholders through the process described below, and will evaluate each of them, including incumbents, based on the same criteria. The director candidates are evaluated at regular or special meetings of the Committee and may be considered at any point during the year. If based on the Committee’s initial evaluation a director candidate continues to be of interest to the Committee, the Chair of the Committee will interview the candidate and communicate his or her evaluation to the other Committee members and executive management. Additional interviews are conducted, if necessary, and ultimately the Committee will meet to finalize its list of recommended candidates for the Board’s consideration.

Shareholder Candidates

The Corporate Governance and Nominating Committee will consider candidates for nomination as a director submitted by shareholders. Although the Committee does not have a separate policy that addresses the consideration of director candidates recommended by shareholders, the Board does not believe that such a separate policy is necessary as Synovus’ bylaws permit shareholders to nominate candidates and as one of the duties set forth in the Corporate Governance and Nominating Committee charter is to review and consider director candidates submitted by shareholders. The Committee evaluates individuals recommended by shareholders for nomination as directors according to the criteria discussed above and in accordance with Synovus’ bylaws and the procedures described under “Shareholder Proposals and Nominations” on page [•] of this Proxy Statement.

Communicating with the Board

Synovus’ Board provides a process for shareholders and other interested parties to communicate with one or more members of the Board, including the Lead Director, or the non-management or independent directors as a group. Shareholders and other interested parties may communicate with the Board as follows:

•	by writing the Board of Directors, Synovus Financial Corp., c/o General Counsel’s Office, 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901;
•	by telephone: (706) 644-2748; and
•	by email to synovusboardofdirectors@synovus.com.

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending upon the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any director upon request.

These procedures are also available in the Corporate Governance section of our website at investor.synovus.com. Synovus’ process for handling shareholder and other communications to the Board has been approved by Synovus’ independent directors.

Shareholder Engagement

Synovus and our Board believe that accountability to our shareholders is key to sound corporate governance principles, and as such, regular and transparent communication with our shareholders is essential to our long-term success. Throughout the year, members of our management team meet regularly with a significant number of our shareholders to discuss our corporate strategy, financial performance, long-term objectives, credit risks, capital management, enterprise risk management, corporate governance, ESG related matters and executive compensation. In regularly engaging with our shareholders, we provide perspective on our governance policies and executive compensation practices and seek input from these shareholders to ensure that we are addressing their questions and concerns.

Our on-going shareholder engagement program encompasses a number of initiatives, including:

•	Telephonic meetings with our larger institutional shareholders;
•	In-person and telephonic meetings with certain large institutional shareholders, with participation by our Lead Director and Chair of the Compensation Committee and certain other members of our Board as appropriate;
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•	Responses to institutional and retail shareholder correspondence and inquiries;
•	Engagement with proxy advisory services such as Glass Lewis and ISS;
•	Attendance and participation at approximately six industry conferences each year;
•	In-person and telephonic meetings with rating agencies including Standard & Poor’s, Fitch, and Moody’s;
•	Regular engagement with sell-side analysts who cover Synovus to reinforce key themes related to our business strategy and financial performance. This communication helps to ensure that written reports about Synovus, including earnings projections, are reasonable and consistent with our stated objectives; and
•	Approximately six in-person non-deal road shows in various geographies throughout the United States each year.

In 2019, we continued shareholder outreach efforts to better understand shareholder sentiment around our July 2018 announcement of the acquisition of FCB, resulting in us contacting approximately 125 current or target institutional investors throughout 2019. These outreach efforts included contacting many of Synovus largest shareholders, representing approximately 25% of our ownership base. This allowed us to better understand and address shareholder questions and concerns about the strategic rationale associated with the acquisition and our long-term growth strategy. Feedback and perspectives shared during these engagement meetings were discussed by executive management and the Board and influenced several changes. In fact, Proposal 2 and Proposal 3 are direct results of this engagement and the feedback we received as part of our shareholder outreach. In addition, we updated our website disclosure with respect to certain ESG-related matters in an effort to improve investor access to key information about our evolving ESG practices and oversight.

We look forward to continued enhancement of our shareholder engagement program in 2020. We are committed to an open dialogue where investor views and priorities may be gathered and discussed, thereby informing and guiding a deliberative decision making process with a diverse shareholder base in mind.

Our Name and Culture

Our name, Synovus, is a combination of two words — synergy and novus — that, together, represent the full range of financial capabilities we offer, geographic markets we serve, and our focus on the future. In 2018, our company completed the transition from 28 locally-branded divisions to the Synovus brand and since that time, we have increased awareness of our regional presence, our financial capabilities, and our ability to meet the needs of customers and prospects.

Our name also represents a culture that has defined nearly every aspect of our company since our founding in 1888 on a simple act of kindness. The Synovus culture — relationship-based, service-focused, and grounded here — is our principal source of value creation with communities, customers, team members, and shareholders.

Our Purpose, Value Proposition, and Customer Covenant

Our purpose is to be the bank that leads and strengthens our communities and serves the needs of our customers through real, personal relationships. Our foundational value proposition is relationship banking delivered through expert banking and financial service experts committed to an exceptional customer experience. Our Customer Covenant defines how we serve customers:

We pledge to serve every customer with the highest levels of sincerity, fairness, courtesy, respect and gratitude, delivered with unparalleled responsiveness, expertise, efficiency and accuracy. We are in the business to create lasting relationships, and we will treat our customers like we want to be treated. We will offer the finest personal service and products delivered by caring team members who take 100 percent responsibility for meeting the needs of each customer.

As part of our purpose, value proposition and Our Customer Covenant, the Board is fully engaged in the Company’s ESG-related strategy, initiatives and policies. In January 2020, the Corporate Governance and Nominating Committee amended its charter to include oversight responsibility for these strategies, and we plan to launch a management-level committee, known as the ESG Oversight Council, by the second quarter of 2020, which will report to the Corporate Governance and Nominating Committee. The ESG Oversight Council will be comprised of key internal ESG stakeholders, including representatives of legal, investor relations, credit, facilities, vendor procurement, human resources, compliance and risk management, among others, as well as our Lead Director as an advisory member. We believe that this structure will best position us to monitor, manage and oversee all ESG-related risks and opportunities within the Company.

Our Commitment to Communities

As the bank of here, we believe serving communities means more than taking deposits or providing loans and other financial products. It means being truly present in communities large and small. It means engaging at a deeper level than simply doing business or earning the right to do the next transaction. It means connecting with people, and helping people connect, so that individuals and businesses can fulfill their potential and thrive where they are. That’s the best way we know to help ensure the growth of our communities — and therefore the long-term health of our company.

- 2020 Proxy Statement 17

CORPORATE GOVERNANCE AND BOARD MATTERS

At Synovus, we call our community outreach program Here Matters. The name builds on our legacy of service as the bank of here, and focuses on education, needs-based opportunities, and health and wellness. Every year, team members put in thousands of hours volunteering at food pantries, reading to schoolchildren, repairing veterans’ houses and many more projects across our five-state footprint.

We know that compared to the overall need, the impact of Here Matters is modest. But it is very much an expression of a locally-focused civic duty that has driven our Company throughout our history as well as a conviction that is deeply held by our leadership: that strong communities have strong banks.

That conviction informs our sustainability commitments, too.

Our Sustainability Commitments

Environmental

Conservation and energy efficiency: Our conservation and energy efficiency efforts include company-wide implementation of low-flow/low-water use standards; use of recycled paper and electronic document storage; recycling; and installation of lighting and HVAC systems that limit energy use during non-business hours. At the end of 2019, Synovus had 144,000 square feet of LEED qualified space (2 Gold, 1 Silver and 1 eligible); 13 electric vehicle charging stations; and approximately 745,000 square feet of space (more than 25% of our footprint) fitted with LED lighting. We installed solar-LED lighting in the parking lot of one new Florida location in 2019. More than 186,000 consumer and commercial accounts received only electronic statements at year-end 2019, which helped reduce paper consumption and transportation-related emissions.

Environmental lending, investments, and considerations: Synovus had more than $220 million in solar energy loans outstanding as of year-end 2019. Additionally, we invested more than $17 million in solar energy properties through solar investment tax credit (ITC) transactions in 2019. Moreover, our loan policies consider a customer’s practices and policies related to environmental issues as part of the credit underwriting process. Our environmental procedures are administered by a third party with expertise in environmental due diligence.

Social Capital

Community relations and philanthropy: Team members and leaders serve on charitable organizations and support community endeavors throughout our footprint. In 2019, Synovus team members volunteered approximately 39,000 hours through 5,600 Here Matters opportunities. Team member and company contributions totaled more than $1 million to United Way chapters throughout our footprint, and team members provided $110,500 in scholarships to 133 students through the Jack Parker Scholarship Fund. In 2019, our philanthropic giving surpassed $2.5 million to more than 500 non-profits and agencies across our footprint.

Financial education: During the 2018-2019 school year, Synovus team members invested 3,500 hours in financial literacy education and training for 1,150 students at 11 schools in our hometown of Columbus, Georgia. Columbus team members have volunteered 17,700 hours with 4,900 students at 12 schools since 2014. In January 2020, Synovus launched Raise the Banner, our flagship financial literacy program focused on youth, enlisted soldiers and transitioning veterans, victims of domestic violence, people experiencing homelessness, senior adults, and others.

Access, affordability, and financial inclusion: Synovus Mortgage has committed $400 million to an Affordable Mortgage Program with approximately $180 million funded through the fourth quarter of 2019. Synovus made 170 community development loans in 2019 totaling approximately $300 million. We invested approximately $40 million in low-income housing properties through low-income housing tax credit transactions in 2019. We also have affordable housing specialists throughout our footprint focused solely on financial education and mortgage loan origination. Our most recent Community Reinvestment Act rating, from November 2017, was “Satisfactory.” We partner with Operation Hope to provide financial literacy and credit counseling to those in need, and our consumer products include no-fee retail checking options and a range of other products with flexible fee structures. As a buyer of goods and services, it is the policy of Synovus to engage a diverse network of vendors, including qualified minority vendors.

Small Business Lending: We are focused on supporting small businesses throughout our communities. We had more than $2.50 billion in credit outstanding to small businesses in 2019, including new loan originations of over $595 million. We opened nearly 13,000 new checking accounts for small business owners throughout our footprint, which provided $420 million in new deposits for Synovus. Finally, our bankers and team members remain very active and engaged in supporting the business community through their involvement with over 100 chambers of commerce, which we supported through sponsorships, programs and activities.

Human Capital

Culture and workplace: Synovus has been recognized as one of the country’s “Most Reputable Banks” by American Banker and the Reputation Institute. We were named one of American Banker’s “Best Banks to Work for” in 2018, a 2019 Residential Diversity and Inclusion Leadership Award winner by the Mortgage Bankers Association (MBA), and one of the AJC’s Top Workplaces in Atlanta in 2020. Team member benefits include comprehensive health and wellness programs, retirement/401(k) match, tuition reimbursement, adoption assistance, and maternity and paternity leave.

We regularly administer team member engagement surveys, with an overall 85 percent engagement score in our most recent survey. We demonstrate our commitment to leadership and team member development through internal promotions and training and development opportunities. In 2019, 35 percent of new positions were filled by existing team members (as of December 1). We provide 100 percent tuition coverage for specialty banking school participation and we offer more than 100 leadership, compliance, regulatory and skills development courses.

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CORPORATE GOVERNANCE AND BOARD MATTERS

We have a strong policy against sexual harassment that extends to all inappropriate and unlawful conduct, regardless of its form and where or when it occurs, including conduct that occurs away from work and all forms of electronic communications, such as social media posts, text messages, or email. Any conduct believed to be in violation of the policy may be reported anonymously to our Ethics Hotline.

Inclusion and diversity (I&D): In 2018, we launched a CEO-sponsored initiative to increase minority representation in our company, female and minority representation in senior leadership, and improve inclusiveness through a number of initiatives, including revised job posting guidelines, leadership training, and the hiring of a diversity and inclusion director who reports to the Chief Strategy and Customer Experience Officer. We continued to make progress toward these objectives in 2019, with representation of women in senior leadership roles improving from 33 percent in the first quarter of 2019 to 36 percent at the end of 2019, and minorities in senior leadership roles improving from 8 percent in the first quarter to 12 percent at the end of 2019. We actively recruit at Latino organizations and historically black colleges and universities (HBCUs), and we are currently launching employee resource groups representing women, Hispanic, LGBTQ, African-American, and military team members.

The Compensation Committee of the Board of Directors conducted a comprehensive gender pay review and analysis during the last 18 months. Based on the results of the study, the Committee does not believe that there is systemic gender pay disparity at the Company, and appropriate safeguards are in place to prevent it from occurring in the future.

Additional Information about Corporate Governance

Synovus has adopted Corporate Governance Guidelines which are regularly reviewed by the Corporate Governance and Nominating Committee. We have also adopted a Code of Business Conduct and Ethics which is applicable to all directors, officers and employees. In addition, we maintain procedures for the confidential, anonymous submission of any complaints or concerns about Synovus, including complaints regarding accounting, internal accounting controls or auditing matters. Shareholders may access Synovus’ Corporate Governance Guidelines, Code of Business Conduct and Ethics, each committee’s current charter, procedures for shareholders and other interested parties to communicate with the Lead Director or with the non-management or independent directors individually or as a group and procedures for reporting complaints and concerns about Synovus, including complaints concerning accounting, internal accounting controls and auditing matters, in the Corporate Governance section of our website at investor.synovus.com.

- 2020 Proxy Statement 19

DIRECTOR COMPENSATION

Director Compensation Program

The Compensation Committee is responsible for the oversight and administration of the Synovus director compensation program. The Compensation Committee reviews the director compensation program annually with the assistance of its independent compensation consultant, who provides a report evaluating the program relative to peer and broader market practices. The following is a description of the director compensation program for 2019.

Cash Compensation of Directors

As reflected in the “Fees Earned or Paid in Cash” column of the Director Compensation Table, during 2019, non-management directors of Synovus received an annual cash retainer of $55,000, with

•	Audit Committee and Risk Committee members receiving an additional cash retainer of $15,000 (with the Chairpersons of these committees also receiving an additional cash retainer of $15,000);
•	Compensation Committee and Corporate Governance and Nominating Committee members receiving an additional cash retainer of $10,000 (with the Chairpersons of these committees also receiving an additional cash retainer of $10,000); and
•	the Lead Director receiving an additional cash retainer of $25,000.

Executive Committee members do not receive any additional compensation for their service on that committee. In addition, directors who are employees of Synovus do not receive any additional compensation for their service on the Board.

By paying directors an annual retainer, Synovus compensates each director for his or her role and judgment as an advisor to Synovus, rather than for his or her attendance or effort at individual meetings. In so doing, directors with added responsibility are recognized with higher cash compensation. For example, members of the Audit Committee and Risk Committee receive a higher cash retainer based upon the enhanced duties, time commitment and responsibilities of service on those committees. The Board believes that this additional cash compensation is appropriate. In addition, directors may from time to time receive compensation for serving on advisory committees of the Synovus Board.

The members of the Board are compensated each April for their service on the Board from the date of the annual meeting to the following year’s annual meeting. As such, the Board was compensated in 2019 for the full year of service for the period from April 24, 2019 through April 22, 2020.

Directors may elect to defer all or a portion of their cash compensation under the Synovus Directors’ Deferred Compensation Plan. The Directors’ Deferred Compensation Plan does not provide directors with an “above market” rate of return. Instead, the deferred amounts mirror the return of one or more investment funds selected by the director. In so doing, the plan is designed to allow directors to defer the income taxation of a portion of their compensation and to receive an investment return on those deferred amounts. All deferred fees are payable only in cash. Dr. Pastides and Mr. Storey each elected to defer his 2019 cash compensation under this plan.

Equity Compensation of Directors

During 2019, non-management directors also received awards of restricted stock units under the Synovus 2013 Omnibus Plan. On April 23, 2019, the Board approved grants of 2,337 restricted stock units ($85,000 grant date fair market value) to the non-management members of the Board elected on April 24, 2019 to serve as directors for a term ending on April 22, 2020. The director restricted stock units become fully vested and transferable upon the earlier to occur of the completion of three years of service following the grant date and the date the holder reaches mandatory retirement, as set forth in the Corporate Governance Guidelines. These restricted stock unit awards are designed to create equity ownership and to focus directors on the long-term performance of Synovus.

Synovus’ 2011 Director Stock Purchase Plan is a non-qualified, contributory stock purchase plan pursuant to which qualifying Synovus directors may purchase, with the assistance of contributions from Synovus, presently issued and outstanding shares of Synovus stock. Under the terms of the Director Stock Purchase Plan, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and Synovus contributes an additional amount (equal to 15% of the directors’ cash contributions in 2019). Participants in the Director Stock Purchase Plan are fully vested in all shares of Synovus stock purchased for their benefit under the Plan and may request that the shares purchased under the Plan be released to them at any time. Synovus’ contributions under this Plan are included in the “All Other Compensation” column of the Director Compensation Table below. Synovus’ contributions under the Director Stock Purchase Plan provide directors the opportunity to buy and maintain an equity interest in Synovus and to share in the capital appreciation of Synovus.

Director Stock Ownership Guidelines

Synovus’ Corporate Governance Guidelines require all directors over time to accumulate shares of Synovus stock equal in value to at least five times the value of their annual retainer. Directors have five years to attain this level of total stock ownership, but must attain a share ownership threshold of one times the amount of the director’s annual retainer within three years. These stock ownership guidelines are designed to align the interests of Synovus’ directors to that of Synovus’ shareholders and the long-term performance of Synovus. The restricted stock unit awards to directors and Synovus’ contributions under the Director Stock Purchase Plan assist and facilitate directors’ fulfillment of their stock ownership requirements. All of Synovus’ directors were in compliance with the guidelines as of December 31, 2019.

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DIRECTOR COMPENSATION

Director Compensation Table

The following table summarizes the compensation paid by Synovus to non-management directors for the year ended December 31, 2019.

Name**	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Tim E. Bentsen	$105,000	$85,000	$3,000	(3)	$193,000
F. Dixon Brooke, Jr.	80,000	85,000	9,250	(3)(4)	174,250
Stephen T. Butler	75,000	85,000	7,800	(3)(4)	167,800
Elizabeth W. Camp	115,000	85,000	1,500	(3)	201,500
Diana M. Murphy	80,000	85,000	3,000	(3)	168,000
Harris Pastides	95,000	85,000	5,550	(3)(4)	185,550
Joseph J. Prochaska, Jr.	110,000	85,000	—		195,000
John L. Stallworth	80,000	85,000	3,800	(3)(4)	165,800
Barry L. Storey	75,000	85,000	6,075	(4)	166,075
Teresa White	70,000	85,000	—		155,000

**Mr. Stelling does not receive any additional compensation for serving as a director. His 2019 compensation is described under the Summary Compensation Table found on page [•] of this Proxy Statement.

(1)	Reflects fees paid in 2019 for service on the Board from April 24, 2019 to April 22, 2020.
(2)	The grant date fair value of the 2,337 shares of restricted stock units awarded to each director in 2019 was approximately $85,000 as determined in accordance with FASB ASC Topic 718. For a discussion of the restricted stock units reported in this column, see Note 17 of the Notes to the Audited Consolidated Financial Statements in the 2019 Annual Report. As of December 31, 2019, each of Ms. Camp and Messrs. Bentsen, Brooke, Butler, Pastides, Prochaska and Storey held 5,729 restricted stock units. Each of Ms. Murphy and Mr. Stallworth held 3,846 restricted stock units, and Ms. White held 2,376 restricted stock units as of December 31, 2019.
(3)	Includes contributions made by Synovus under Synovus’ Director Stock Purchase Plan of the following amounts for the following directors: $1,500 for Ms. Camp; $3,000 for Ms. Murphy and each of Messrs. Bentsen, Brooke, Butler, Pastides, and Stallworth. As described more fully above, qualifying directors may elect to contribute up to $5,000 per calendar quarter to make purchases of Synovus stock, and in 2019, Synovus contributed an additional amount equal to 15% of the directors’ cash contributions under the plan.
(4)	Includes compensation of $6,250 for Mr. Brooke, $4,800 for Mr. Butler, $2,550 for Dr. Pastides, $800 for Mr. Stallworth and $6,075 for Mr. Storey for service as an advisory director of certain of Synovus’ market advisory boards.
- 2020 Proxy Statement 21

PROPOSALS TO BE VOTED ON

Proposal 1	Election of 11 Directors

Number

Pursuant to Synovus’ bylaws, the Board shall consist of not less than 8 nor more than 25 directors with such number to be set either by the Board or shareholders representing at least 66 2∕3% of the votes entitled to be cast by the holders of all of Synovus’ issued and outstanding shares. Currently, the size of the Board is set at 11 members. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the 11 nominees named in this Proxy Statement.

Nominees for Election as Director

The 11 nominees for director named in this Proxy Statement were selected by the Corporate Governance and Nominating Committee based upon a review of the nominees and consideration of the director qualifications described under “Corporate Governance and Board Matters—Consideration of Director Candidates—Director Qualifications” on page [•] of this Proxy Statement and described below. With respect to the nomination of continuing directors for re-election, the Corporate Governance and Nominating Committee also considers the individual’s contributions to the Board and its committees. Each of the nominees currently serves as a director. The nominees for director include five current and former chief executive officers, at least 9 persons who could be recognized as “audit committee financial experts,” a former president of a national university, and a former partner of a global auditing firm. The nominees have extensive experience in banking and financial services as well as insurance, investment management, operations, commercial real estate, risk management, and accounting. In addition, each of the nominees has:

✓	Demonstrated business acumen and financial literacy;
✓	A high degree of engagement and commitment;
✓	A reputation for high integrity, judgment, professionalism and adherence to high ethical standards;
✓	Extensive experience in the public, private or not-for-profit sectors;
✓	Leadership and expertise in their respective fields;
✓	Strategic thinking; and
✓	Involvement in educational, charitable and community organizations.
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PROPOSALS TO BE VOTED ON

Our directors also have a wide range of other qualifications, skills and experiences that align with our long-term corporate strategy. In fact, the Corporate Governance and Nominating Committee has considered a number of qualifications in evaluating the nominees:

Ten of the 11 nominees for election named below are considered independent under the NYSE rules and Synovus’ director independence standards. For additional information about our director independence requirements, consideration of director candidates, director tenure, leadership structure of our Board and other corporate governance matters, see “Corporate Governance and Board Matters” on page [•] of this Proxy Statement.

The following table sets forth information regarding the 11 nominees for election to the Board.

Name	Age	Year First Elected Director	Principal Occupation	Committees
Tim E. Bentsen	66	2014	Partner, Retired, KPMG LLP	E, A, C (Chair), R
F. Dixon Brooke, Jr.	72	2017	Chief Executive Officer and President, Retired, EBSCO Industries, Inc.	A, C
Stephen T. Butler	69	2012	Chairman of the Board and Chief Executive Officer, Retired, W.C. Bradley Company	C, CGN
Elizabeth W. Camp	68	2003	President and Chief Executive Officer, DF Management, Inc.	E, CGN (Chair), R
Diana M. Murphy	63	2017	Managing Director, Rocksolid Holdings, LLC	A, CGN
Harris Pastides	64	2014	President, Retired, University of South Carolina	E, CGN, R (Chair)
Joseph J. Prochaska, Jr.	69	2011	Executive Vice President and Chief Accounting Officer, Retired, MetLife, Inc.	E, A (Chair), C, R
John L. Stallworth	67	2017	Partner, Genesis II	CGN, R
Kessel D. Stelling	63	2010	Chairman of the Board and Chief Executive Officer, Synovus Financial Corp.	E (Chair)
Barry L. Storey	60	2013	Principal, BLS Holdings Group, LLC	C, CGN
Teresa White	53	2019	President, Aflac US	R
A:	Audit Committee
C:	Compensation Committee
CGN:	Corporate Governance and Nominating Committee
E:	Executive Committee
R:	Risk Committee
- 2020 Proxy Statement 23

PROPOSALS TO BE VOTED ON

The business experience and other specific skills, attributes and qualifications of each of the nominees is as follows:

Tim E. Bentsen is a former audit partner and practice leader of KPMG LLP, a U.S. based global audit, tax and advisory services firm, a position he retired from in 2012. Over his 37 years with KPMG, he served as an audit partner for numerous banks and other financial services companies and served in a variety of leadership roles, including Southeast Area Managing Partner and Atlanta office Managing Partner. Mr. Bentsen also served on national leadership teams for the financial services and audit practice as well as on the firm’s national Operations Committee. In addition, he served as an account executive for many of the largest audit and non-audit clients in the Southeast where he had extensive involvement with audit committees and served as the lead partner for tax and advisory services including risk, regulatory, internal audit and operational services for a Top 10 U.S. bank. Mr. Bentsen has been a frequent speaker on corporate governance matters across the country and served in a leadership role for KPMG’s Audit Committee Institute and as an organizer and faculty member for the University of Georgia’s Directors’ College for over ten years. He has also served as a member of the board of trustees and audit committee of Ridgeworth Funds, a mutual fund complex, and on the board of Krispy Kreme Doughnuts, Inc., a company specializing in sweet treats and complementary products, prior to that company going private. Mr. Bentsen was a faculty member at the J.M. Tull School of Accounting at the University of Georgia from 2012 to 2018 and is a member of the board of directors of the Atlanta chapter of the National Association of Corporate Directors, or NACD. He holds a bachelor’s degree in business administration from Texas Tech University. Mr. Bentsen practiced as a certified public accountant for 40 years. His extensive audit and accounting experience in the financial services industry coupled with his corporate governance, risk management and financial acumen enhances the Board’s knowledge in these areas.

F. Dixon Brooke, Jr. is the former President and Chief Executive Officer of EBSCO Industries, Inc., a privately owned company based in Birmingham, Alabama with a diverse range of businesses, including information services, publishing and digital media, outdoor products, real estate, manufacturing and general services, with operations in 23 countries and with approximately $2.7 billion in annual revenues. Mr. Brooke served as President and CEO of EBSCO for over eight years and served in various other leadership capacities during his 40 years of service with the company. Mr. Brooke currently serves as Chairman of the Board of our Birmingham market advisory board, having served on that board since its inception over 30 years ago. Mr. Brooke also serves as a director of EBSCO and McWane, Inc., a member of the compensation committee of EBSCO, and as a director of such non-profit boards as the Alabama Wildlife Federation, the Alabama Symphony Orchestra, and the Boy Scouts of America, Central Alabama Council. He holds a bachelor’s degree in business administration from Auburn University. Mr. Brooke’s extensive business expertise, executive leadership and his long-term experience and understanding of our banking organization provide the Board with a valuable resource related to corporate strategy and risk management.

Stephen T. Butler is the former Chairman of the Board and Chief Executive Officer of W.C. Bradley Co., a private consumer products and real estate company based in Columbus, Georgia. He retired as Chairman of the Board in April 2018, having held that position since 2008. Prior to that time and for 21 years, Mr. Butler served as Chief Executive Officer of W.C. Bradley Co. where he was responsible for the oversight and development of the company’s mass market home and leisure product businesses through acquisitions and new product introductions and the development of various real estate projects throughout Columbus, Georgia. Mr. Butler currently serves as Chairman of the Board of our Columbus market advisory board and on the boards of various civic and non-profit companies, including St. Francis Hospital, Inc., The Bradley-Turner Foundation and Brookstone School. He attended Vanderbilt University and Columbus State University and completed the Harvard Advanced Management Program. Mr. Butler’s extensive leadership experience with a diversified company enhances the Board’s understanding of corporate strategy, compensation practices and risk management, among other things.

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PROPOSALS TO BE VOTED ON

Elizabeth W. Camp is President and Chief Executive Officer of DF Management, Inc., a private investment and commercial real estate management company, a position she has held since 2000. Previously and for 16 years, Ms. Camp served in various capacities, including President and Chief Executive Officer, of Camp Oil Company. Before its sale in 2000, Camp Oil developed and operated convenience stores, truck stops and restaurants in nine states. Ms. Camp’s background also includes experience as a tax accountant with a major accounting firm and an attorney in law firms in Atlanta and Washington, D.C. Ms. Camp holds a bachelor’s degree in accounting and a law degree from the University of Georgia, as well as a master’s degree in taxation from Georgetown Law Center. Ms. Camp is a current director or trustee on the boards of several non-profit organizations, including the Woodruff Arts Foundation, University of Georgia Foundation, the Atlanta chapter of the NACD, and the Boy Scouts of America, Atlanta Area Council. She has received the designation of a Board Leadership Fellow by the NACD and is an independent member of the board of directors of Genuine Parts Company, a public company engaged in the distribution of automotive replacement parts, industrial replacement parts, office products and electrical/electronic materials, where she serves on its audit committee. Previously, Ms. Camp served as a director of Blue Cross Blue Shield of Georgia from 1992 to 2001. She is our Lead Director and the Chairman of our Corporate Governance and Nominating Committee. Ms. Camp’s background as an executive officer and her expertise in accounting, tax and legal matters provides expertise in management and auditing as well as leadership skills to our Board.

Diana M. Murphy is the Managing Director of Rocksolid Holdings, LLC, a private equity firm focused on small businesses and real estate in the Southeast. She is a Past President of the United States Golf Association, serving for seven years on its Executive Committee and as the Vice President and Treasurer for the organization. From 2012 to 2015, Ms. Murphy was Managing Director of the Georgia Research Alliance Venture Fund, a private equity firm invested in early-stage technology and life science companies created out of the state’s research universities. She also served for eleven years as the Managing Director of Chartwell Capital Management Company, a private equity firm located in Jacksonville, Florida, and fifteen years as the Senior Vice President and Chief Revenue Officer of The Baltimore Sun Company. Ms. Murphy currently serves as the non-executive Chairman of the Board of Landstar System, Inc., a public company that provides integrated transportation management solutions worldwide, chairs its nominating and corporate governance committee and serves on its audit committee, compensation committee, safety and risk committee and strategic planning committee. She served as the Lead Independent Director of Landstar from 2012 to 2015. In addition, Ms. Murphy currently serves as a director of CTS Corporation, a public company that designs, manufactures and sells a broad line of sensors, electronic components and actuators globally, chairing its nominating and governance committee and serving on its compensation committee. Ms. Murphy serves on a number of other boards, both private and charitable, including the board of the Boys and Girls Club of Southeast Georgia and the advisory board of Synovus’ Sea Island market. Ms. Murphy’s extensive experience and leadership of the boards of publicly-traded companies, along with her business acumen and management experience, well qualify her to serve on our Board.

Harris Pastides is the former President of the University of South Carolina, a position he held from August 2008 to July 2019. From 2003 to 2008, Dr. Pastides served as vice president for research and health sciences and dean of the Arnold School of Public Health and as executive director of the South Carolina Research Foundation. He joined the University of South Carolina in 1998 as Dean of the School of Public Health and as a professor of epidemiology. Dr. Pastides played a key role in the establishment of Health Sciences South Carolina, a consortium of the state’s research universities and leading hospital systems, and an integral part in the development of Innovista, the university’s 500-acre innovation and research district. Prior to joining the University of South Carolina, Dr. Pastides held various positions at the University of Massachusetts at Amherst for over 13 years, including professor of epidemiology and chairman of the department of biostatistics and epidemiology. He serves on the board of trustees of the American Medical Association and as a member of our local advisory board in South Carolina. In addition, Dr. Pastides has served on a number of professional organizations and civic boards, including the South Carolina Governors School for the Arts and Humanities, S.C. River Alliance, the Council on Research Policy and Graduate Education and EngenuitySC. He received a master’s in public health, a master’s of philosophy degree in epidemiology and his doctorate degree from Yale University and a bachelor’s degree from the University of Albany, State University of New York. Dr. Pastides is a former Fulbright senior research fellow and has received numerous other professional awards and recognitions for his research work and leadership, including recognition as the South Carolina Chamber of Commerce Public Servant of the Year, the Ellis Island Medal of Honor, the Chief Executive Leadership Award from the Council for Advancement and Support of Education and the Richard Allen award from Allen University. His experience in management and complex organizations and his background in research, innovation and education provides our Board with leadership and consensus-building skills on a variety of matters, including corporate governance and risk management.

- 2020 Proxy Statement 25

PROPOSALS TO BE VOTED ON

Joseph J. Prochaska, Jr. is the former Executive Vice President and Chief Accounting Officer of MetLife, Inc., a public insurance and financial services company, a position he held from 2005 until his retirement in 2009. From 2003 to 2005, he served as MetLife’s Senior Vice President and Chief Accounting Officer. From 1992 to 2003, Mr. Prochaska served in various executive leadership positions at Aon Corporation, including Senior Vice President and Controller, Executive Vice President and Chief Financial Officer of Aon Group, Inc. and President of Aon’s Financial Services Group. From 1975 to 1992, he served in various executive leadership positions at Shand, Morahan & Co., Inc. and Evanston Insurance Company, including Chief Financial Officer, Chairman and Chief Executive Officer. In addition, Mr. Prochaska’s background includes experience with a major accounting firm in Chicago, Illinois as a certified public accountant. He holds a bachelor’s degree in accounting from the University of Notre Dame. Mr. Prochaska currently serves on the board of several private companies and is a member of the audit committee for one of these companies. He has also received the designation of a Governance Fellow by the NACD and in 2018, was named to the NACD Directorship 100. Mr. Prochaska’s extensive accounting experience in the financial services industry, his integral involvement in the day-to-day accounting and risk management practices of large global public companies and his compensation and insurance expertise provide our Board with a valuable resource.

John L. Stallworth is a partner of Genesis II, a family investment and philanthropic partnership, and the Chairman of the John Stallworth Foundation, a private foundation created in 1980 to provide college scholarships to students attending college in the state of Alabama. From 1986 to 2006, Mr. Stallworth was the President and Chief Executive Officer of Madison Research Corporation, or MRC, a private company engaged in engineering services and technology support for the defense industry. Prior to its sale in 2006, MRC employed 650 employees, had annual sales of $75 million and operated in seven states, including Alabama, Florida, Georgia, South Carolina and Tennessee. Mr. Stallworth is also retired from professional football, having played for the Pittsburgh Steelers for fourteen seasons. In 2002, he was inducted into the Pro Football Hall of Fame. Since 2009, Mr. Stallworth has been a partial owner of the Pittsburgh Steelers. In addition to his work with the John Stallworth Foundation, Mr. Stallworth serves on a number of charitable and private boards, including the advisory board of Synovus’ Huntsville market. He has also been an instrumental leader in the development and revitalization efforts of Huntsville’s downtown. Mr. Stallworth’s background and considerable business experience, along with his leadership, economic development, civic and educational involvement, enhances our Board’s knowledge in these areas.

Kessel D. Stelling is the Chairman of the Board and Chief Executive Officer of Synovus. He has been Chairman since January 2012 and Chief Executive Officer since October 2010. Mr. Stelling also served as President from October 2010 until December 2019, after serving as Acting Chief Executive Officer from June to October 2010. Prior to that time and since February 2010, Mr. Stelling served as President and Chief Operating Officer of Synovus. From June 2008 until February 2010, Mr. Stelling served as the Regional Chief Executive Officer of Synovus’ Atlanta area market. Prior to that time, he served as President and Chief Executive Officer of Bank of North Georgia, having been appointed to that position in December 2006. Mr. Stelling founded Riverside Bancshares, Inc. and Riverside Bank in 1996 and served as its Chairman of the Board and Chief Executive Officer until 2006 when Riverside was acquired by Synovus. Prior to that time, Mr. Stelling worked in various management capacities in banking in the Atlanta region, having begun his career in the industry in 1974. Mr. Stelling holds a bachelor’s degree from the University of Georgia and is a graduate of Louisiana State University School of Banking of the South. He serves as a Class A director of the Federal Reserve Bank of Atlanta and serves on the Board of Regents of the University System of Georgia and on the board of Georgia Power, the largest subsidiary of Southern Company, a public company and one of the nation’s largest generators of electricity. Mr. Stelling also serves as the treasurer and as a member of the executive committee of the Bank Policy Institute and as a director of several civic and non-profit organizations, including the Georgia Chamber of Commerce and the Georgia Historical Society. In addition, he has been named as one of the “100 Most Influential Georgians” by Georgia Trend magazine every year since 2009. Mr. Stelling’s extensive banking and leadership experience, along with his in-depth knowledge of our corporate strategy and day-to-day operations, provides our Board with an important resource in understanding our markets and industry and in effectively managing our risk.

26	- 2020 Proxy Statement

PROPOSALS TO BE VOTED ON

Barry L. Storey is the Principal of BLS Holdings Group, LLC, an Augusta, Georgia-based company with the primary focus of managing a portfolio of retail real estate properties and various alternative assets. Prior to January 2015, he was the Founding Partner of Hull Storey Gibson Companies, LLC, a retail acquisition and development real estate company founded in 1992 that owned and operated over 13 million square feet of retail strip centers and enclosed mall properties in the Southeast. Prior to 1992, Mr. Storey worked as a project manager in the Mall Development Division for CBL & Associates Properties, Inc. and as a real estate leasing manager for NTS Development Corporation. Mr. Storey holds a bachelor’s degree from the University of Georgia, is a trustee of the University of Georgia Foundation and the immediate past Chair of the University of Georgia’s Terry College of Business Dean’s Advisory Council. Mr. Storey serves on numerous civic and professional boards of directors, including as Chair of the Community Foundation of the Central River Savannah Area, as well as on the advisory board of our Augusta market. His extensive experience and expertise in real estate acquisition, development and management and his background in the markets in which we serve provides our Board with significant insight, particularly as we continue to refine and execute our growth and expense reduction strategies for the future.

Teresa White is President of Aflac U.S., which constitutes the operating U.S. insurance businesses for Aflac Incorporated, a publicly held company. She has served in that position since October 2014. As president, Ms. White’s responsibilities include marketing, sales and distribution, information technology, corporate communications, operations, US financial management and shared services. She oversees the company’s extensive distribution network of individual agents and brokers across the country, as well as 5,300 employees. Prior to becoming President, Ms. White served in various leadership positions with Aflac, including Chief Operating Officer from July 2013 to September 2014, Executive Vice President and Chief Services Officer from October 2012 to July 2013 and Executive Vice President and Chief Administrative Officer from March 2008 to October 2012, among others. Ms. White is active in her community, having served on the boards of various non-profit and professional organizations, including the Georgia Chamber Board of Governors, Neighborworks Columbus and Americas Health Insurance Plans. She has been recognized for her leadership with a number of awards, including three consecutive years as Black Enterprise’s Most Powerful Women in Business, Bizwomen’s 2016 Women to Watch, Atlanta Business Chronicle’s Women Who Mean Business and numerous recognitions by American Business Awards. Ms. White holds a bachelor’s degree in business administration from the University of Texas at Arlington and a master’s degree in management from Troy State University. Ms. White’s extensive operational and strategic background, coupled with her marketing, sales, talent and risk management experience at the executive level in the financial services industry, guides the Company in its long-term strategic and operational planning and adds a valuable resource to the Board.

The Board of Directors unanimously recommends that you vote “FOR” each of the 11 nominees.

- 2020 Proxy Statement 27

PROPOSALS TO BE VOTED ON

Proposal 2	Approval of Amendments to Synovus’ Articles and Bylaws to Eliminate 10-1 Voting Provisions

Introduction

After careful consideration and following engagement with, and feedback from, many of our shareholders, our Board has unanimously determined that it would be advisable and in the best interests of Synovus and its shareholders to amend Synovus’ Articles and bylaws to eliminate our 10-1 Voting Provisions. The proposed amendments to the Articles and bylaws would eliminate all of the 10-1 Voting Provisions in the Articles and bylaws and provide for one vote for each share of issued and outstanding Synovus common stock, as described below (the “Proposed 10-1 Voting Amendments”).

The Board is now recommending that the shareholders adopt the Proposed 10-1 Voting Amendments to eliminate Synovus’ 10-1 Voting Provisions. The form of the Proposed 10-1 Voting Amendments is attached to this Proxy Statement as Appendix B-1, with respect to the Articles, and Appendix B-2, with respect to the bylaws.

Background and Current 10-1 Voting Provisions

As discussed above, our Articles and bylaws currently provide that holders of Synovus common stock that satisfy certain criteria are entitled to ten votes for each qualifying share of Synovus common stock. In particular, the 10-1 Voting Provisions entitle shareholders to ten votes per share for each share that they have beneficially owned continuously for over four years. The 10-1 Voting Provisions also provide ten votes per share for smaller shareholders as well as shares that meet any of the other criteria for being entitled to ten votes per share. The 10-1 Voting Provisions and each of the criteria for being entitled to ten votes per share are more fully described in the “Voting Information – Description of Voting Rights” section of this Proxy Statement.

Our 10-1 Voting Provisions have been in place since 1986. We believe these provisions were originally designed to support the Board’s commitment to Synovus’ long-term growth and performance by providing certain shareholders, such as those with long-term stock ownership, with potentially greater influence over Synovus’ affairs through greater voting power. We also believe that these provisions were intended to minimize the adverse effect of speculative investors with short-term goals that potentially could impair management’s ability to focus on long-term business goals and strategies. In addition, we believe these 10-1 Voting Provisions, in combination with other defensive measures, were designed to discourage unsolicited efforts to obtain voting control of the company without first providing the Board an opportunity to evaluate whether such change in control would be in the best interests of all shareholders.

Reasons for the Proposed 10-1 Voting Amendments

The Board is committed to strong corporate governance and recognizes that the elimination of the 10-1 Voting Provisions would be consistent with generally held views of good corporate governance. The elimination of the 10-1 Voting Provisions would bring Synovus in line with the vast majority of other public companies that have a one share, one vote voting structure and align our governance with best practice in terms of our voting structure and shareholder rights.

The Board also considered the views of our shareholders and the investor community. Over the last couple of years, our management has discussed this issue with a number of our investors, proactively trying to understand the evolving position of our investors on this voting structure. In addition, many of our investors increasingly focused on the 10-1 Voting Provisions during the pendency of our merger with FCB due to the required shareholder vote that was necessary to consummate the merger. During this time, many investors voiced confusion around the origins and implementation of the 10-1 Voting Provisions and concern about the implications of the 10-1 Voting Provisions.

As a result, in 2019, our management team conducted targeted outreach with a meaningful portion of our shareholder base and also other potential investors to discuss our corporate governance practices and 10-1 Voting Provisions in particular. While most of our shareholders had a generally positive view of our corporate governance practices, we learned that most disfavor or had a negative view of our 10-1 Voting Provisions. In addition, influential groups such as ISS and Glass Lewis generally disfavor enhanced voting rights for any group of shareholders.

In connection with its recommendation of the adoption of the 10-1 Voting Amendments, the Board also considered the following factors:

•	The 10-1 Voting Amendments Fully Align Voting Power With Economic Ownership. Under the 10-1 Voting Provisions, the economic interests of our shareholders may be different than their voting power. If the 10-1 Voting Amendments are adopted, all holders of Synovus common stock will have voting power aligned with their economic ownership, and any disparity between voting power and economic ownership will be eliminated.
•	The 10-1 Voting Amendments Reduce Confusion Over the Distribution of Voting Power. The Board believes that the elimination of the 10-1 Voting Provisions will reduce confusion over the distribution of voting power among our shareholders. Currently, all shares of Synovus common stock are presumed to be entitled to only one vote per share unless this presumption is rebutted by providing evidence to the contrary to Synovus. As a result, from time to time, there has been confusion among our shareholders regarding their voting power relative to other Synovus shareholders. This confusion has translated into few shareholders actually exercising 10-1 voting rights despite the fact that they may be entitled to enhanced voting rights. For example, at the 2019 annual shareholders’ meeting only approximately 5% of the total voted shares certified that they were entitled to ten votes per share.
•	The 10-1 Voting Amendments Reflect the Reduced Frequency of Time-Phase Voting Systems. We are only aware of three other U.S. public companies that maintain a time-phase voting structure. While time-phased voting rights were more prevalent in the 1980s when our 10-1 Voting Provisions were adopted, most companies that had time-phase voting structures have since eliminated these voting structures and have recognized a one share, one vote standard as best practice.
28	- 2020 Proxy Statement

PROPOSALS TO BE VOTED ON

•	The 10-1 Voting Amendments Reduce Administrative Burdens on Synovus. Each year, Synovus team members must administer the 10-1 Voting Provisions and calculations to determine the total number of votes held by Synovus’ shareholders. We currently rely on a self-certification process for determining which shares are entitled to ten votes per share. This self-certification process requires further review of each proxy to determine if a shareholder has certified that they are entitled to 10 votes per share. The 10-1 Voting Provisions adds increased complexity that requires additional time and cost to manage and implement.

Description of the Proposed 10-1 Voting Amendments

The Board has adopted and declared advisable, and recommends that shareholders adopt, the Proposed 10-1 Voting Amendments. If the Proposed 10-1 Voting Amendments are adopted, each holder of Synovus common stock would be entitled to one vote for each share of Synovus common stock held by such holder (regardless of the length of time such shares has been beneficially owned, the number of shares beneficially owned by such holder or any other possible criteria) with respect to matters properly submitted to the shareholders for their vote, consent, waiver, release or other action. The full text of the Proposed 10-1 Voting Amendments are set forth in Appendix B-1, with respect to the Articles, and Appendix B-2, with respect to the bylaws. The description of the Proposed 10-1 Voting Amendments is qualified in its entirety by reference to Appendices B-1 and B-2.

If Synovus’ shareholders adopt the Proposed 10-1 Voting Amendments, the amendment and the elimination of the 10-1 Voting Provisions will become effective upon the filing of the amendment to the Articles with the Secretary of State of the State of Georgia, which we plan to do promptly after the Annual Meeting. The Proposed 10-1 Voting Amendments to the bylaws will become effective upon approval of this proposal.

If Synovus’s shareholders do not adopt the Proposed 10-1 Voting Amendment, the 10-1 Voting Provisions will remain in effect.

Additional Effects of the Proposed 10-1 Voting Amendment

Although the Board believes that the adoption of this proposal is in the best interests of Synovus and its shareholders, the Board recognizes that there are disadvantages to shareholders who currently have shares that qualify for ten votes per share or who anticipate receiving shares that qualify for ten votes per share in the near future. If this proposal is approved by the requisite vote, those shareholders who are entitled to cast ten votes per share will experience an immediate dilution of their voting power. This will reduce the ability of these shareholders to influence the outcome of most matters submitted to a vote of shareholders, including director elections, the approval or disapproval of amendments to the Articles, mergers, or other extraordinary transactions that may involve a change of control of us, or approval of other proposals of the Board or shareholders. On the other hand, holders of one-vote shares will experience an increase in their relative voting power.

If the proposal is adopted, we may be more susceptible to a takeover bid or other hostile actions because less voting control will be vested in long-term holders (including our directors and executive officers) of our common stock. However, the Board believes that there are other more appropriate mechanisms that can be utilized by the Board to protect the interests of our shareholders consistent with the Board’s fiduciary duties under Georgia law.

Furthermore, if the proposal is adopted, we expect that the voting power of our directors and executive officers as a group would be reduced from approximately 6.7% of the total voting power to approximately 1.1% of the total voting power, a portion of which is disclaimed. This expectation assumes the same voting power certified at our 2019 annual shareholders’ meeting and that all shares of common stock held by the directors and executive officers of Synovus qualify for ten votes per share as set forth above.

The Board does not expect that the liquidity or trading price of the Synovus common stock will be adversely affected as a result of the elimination of 10-1 voting.

The Board of Directors unanimously recommends that you vote “FOR” approval of the amendments to Synovus’ Articles and bylaws to eliminate the 10-1 Voting Provisions.

- 2020 Proxy Statement 29

PROPOSALS TO BE VOTED ON

Proposal 3	Approval of Amendments to Synovus’ Articles and Bylaws to Eliminate Supermajority Voting Requirements

Introduction

After careful consideration, the Board has unanimously determined that it would be advisable and in the best interests of Synovus and its shareholders to amend the Articles and bylaws to remove the supermajority voting thresholds, as described below (the “Proposed Supermajority Amendments”). The Board is now recommending that the shareholders adopt the Proposed Supermajority Amendments to remove the supermajority voting thresholds. The form of the Proposed Supermajority Amendments is attached to this Proxy Statement as Appendix C-1, with respect to the Articles, and Appendix C-2, with respect to the bylaws.

Current Supermajority Voting Thresholds

Currently, the Articles and bylaws provide that an affirmative vote by the holders of shares representing at least 66 2/3% of the votes entitled to be cast by the holders of all of the Synovus issued and outstanding common stock is required for our shareholders to take or approve, as applicable, the actions listed below.

•	any merger or consolidation of Synovus with or into any other corporation;
•	the sale, lease, exchange or other disposition of all, or substantially all, of the assets of Synovus to or with any other corporation, person or entity, with respect to which the approval of Synovus’ shareholders is required by Georgia corporate law;
•	fixing, from time to time, the size of the Board;
•	removal of any one or more members of the Board;
•	calling a special shareholders’ meeting;
•	altering, deleting, rescinding or amending any provision of the bylaws; or
•	altering, deleting, rescinding or amending any provision of the Articles.

We refer to these standards as the “Supermajority Voting Requirements” and the actions listed above that currently require a supermajority shareholder vote as the “Supermajority Actions.”

Please note that the Board has authority to take some of the actions listed above without shareholder approval, namely fixing the size of the Board, calling special shareholders’ meetings and, in most circumstances, amending our bylaws. However, if and when our shareholders desire to take these actions without Board action, our shareholders may only do so by adhering to the Supermajority Voting Requirements.

Rationale for the Proposed Supermajority Amendments

As previously noted, our Board is committed to strong corporate governance and recognizes that elimination of the Supermajority Voting Requirements is consistent with generally held views of evolving corporate governance practices. Our Board has listened to the views of our shareholders and the investor community on this issue and has also considered the limited benefits of the Supermajority Voting Requirements. In addition, our Board acknowledges that many other public companies have transitioned away from these kinds of supermajority voting provisions. In view of these considerations, the Board has unanimously determined to eliminate the Supermajority Voting Requirements as proposed.

Description of the Proposed Supermajority Amendments

The Board has adopted and declared advisable, and recommends that the shareholders adopt, the Proposed Supermajority Amendments. If the Proposed Supermajority Amendments are adopted, the Supermajority Actions described above, will require the affirmative vote of a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of Synovus.

The full text of the Proposed Supermajority Amendments is set forth in Appendix C-1, with respect to the Articles, and Appendix C-2, with respect to the bylaws. The description of the Proposed Supermajority Amendments in this Proxy Statement is qualified in its entirety by reference to Appendices C-1 and C-2.

If our shareholders adopt the Proposed Supermajority Amendments, they will become effective upon the filing of the Proposed Supermajority Amendments to the Articles with the Secretary of State of the State of Georgia, which we plan to do promptly after the Annual Meeting. The Proposed Supermajority Amendments to the bylaws will become effective upon approval of this proposal.

If our shareholders do not adopt the Proposed Supermajority Amendments, the Supermajority Voting Requirements will remain in effect.

The Board of Directors unanimously recommends that you vote “FOR” approval of the amendments to Synovus’ Articles and bylaws to eliminate the Supermajority Voting Requirements.

30	- 2020 Proxy Statement

PROPOSALS TO BE VOTED ON

Proposal 4	Approval of Advisory Vote on the Compensation of our Named Executive Officers as Determined by the Compensation Committee

Synovus believes that our compensation policies and procedures for our named executive officers are competitive, are focused on pay for performance principles and are strongly aligned with the long-term interests of our shareholders. Synovus also believes that both we and our shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue. Each year, as required by Section 14A of the Securities Exchange Act, we give you, as a shareholder, the opportunity to endorse the compensation for our named executive officers. The proposal described below, commonly known as a “Say on Pay” proposal, gives you the opportunity to approve, on an advisory basis, such compensation as described in this Proxy Statement.

In deciding how to vote on this proposal, the Board encourages you to read the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives, long-term incentives and retirement benefits. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

In many cases, we are required to disclose in the executive compensation tables accounting or other non-cash estimates of future compensation. Because of this, we encourage you to read the footnotes and narratives which accompany each table in order to understand any non-cash items.

We believe our executive compensation is aligned with shareholders because:

•	We tie compensation to performance. A majority of executive compensation is at risk based on performance. Awards under our short-term and long-term incentive plans vary based on Synovus’ financial results and shareholder return.
•	We generally use objective criteria and performance metrics which relate to our strategic goals, including core earnings, adjusted revenue, adjusted tangible efficiency ratio, return on average assets, or ROAA, and return on average tangible common equity, or ROATCE.
•	Our annual incentive payouts, which were below target for 2019, reflected our 2019 results because our 2019 earnings did not meet our expectations.
•	Our program emphasizes alignment with long-term shareholders by granting more than half of incentives through equity awards and requiring executives to maintain equity holdings through stock ownership guidelines and “hold until retirement” policies.
•	We include specific methods for evaluating risk performance in our annual and long-term incentive plans, and adjusting payouts if necessary, to ensure that executives are not incentivized to take unnecessary or excessive risks.

We believe that the compensation delivered to each named executive officer in 2019 was fair, reasonable and aligned with our performance and strategic objectives.

Unless the Board modifies its policy on the frequency of future “Say on Pay” advisory votes, the next “Say on Pay” vote will be held at the 2021 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “FOR” the advisory vote on the compensation of the named executive officers as determined by the Compensation Committee.

- 2020 Proxy Statement 31

PROPOSALS TO BE VOTED ON

Proposal 5	Advisory Vote on Frequency of Approval of Compensation of our Named Executive Officers as Determined by the Compensation Committee

In addition to the advisory approval of our executive compensation program, we are also seeking a non-binding determination from our shareholders as to the frequency with which shareholders would have an opportunity to provide an advisory approval of our executive compensation program. We are providing shareholders the option of selecting a frequency of one, two or three years, or abstaining. For the reasons described below, we recommend that our shareholders select a frequency of one year, or an annual vote.

As described in Proposal 4 above, our shareholders are being provided the opportunity to cast an advisory vote on Synovus’ executive compensation program. The advisory vote on executive compensation described in Proposal 4 above is referred to as a “say-on-pay vote.”

This Proposal 5 affords shareholders the opportunity to cast an advisory vote on how often Synovus should include a say-on-pay vote in its proxy materials for future annual shareholders meetings (or any special shareholders meeting for which Synovus must include executive compensation information in the proxy statement for that meeting). Under this Proposal 5, shareholders may vote to have the say-on-pay vote every year, every two years or every three years.

We provided our shareholders with the opportunity to cast a say-on-pay vote every year from 2009 through 2019. An annual advisory vote on executive compensation will allow our shareholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. An annual vote better corresponds with the presentation of compensation information in this Proxy Statement. We, therefore, request that our shareholders select “EVERY YEAR” when voting on the frequency of advisory votes on executive compensation.

We have included this proposal in our Proxy Statement pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. The Compensation Committee (which administers the Company’s executive compensation program) values the opinions expressed by shareholders in these votes and will continue to consider the outcome of these votes in making its decisions on executive compensation. However, because this vote is advisory and not binding on our Board or Synovus in any way, the Board may decide that it is in the best interests of our shareholders and Synovus to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

The next advisory vote on the frequency of “Say on Pay” proposals is scheduled to occur at the 2026 annual meeting of shareholders.

The Board of Directors unanimously recommends that you vote “EVERY YEAR” to hold an advisory vote on executive compensation (as opposed to every two years or every three years).

32	- 2020 Proxy Statement

PROPOSALS TO BE VOTED ON

Proposal 6	Ratification of Appointment of the Independent Auditor

The Audit Committee has appointed the firm of KPMG LLP as the independent auditor to audit the consolidated financial statements of Synovus and its subsidiaries for the fiscal year ending December 31, 2020 and Synovus’ internal control over financial reporting as of December 31, 2020. KPMG has been appointed continuously since 1975 as our independent auditor. Although shareholder ratification of the appointment of Synovus’ independent auditor is not required by our bylaws or otherwise, we are submitting the selection of KPMG to our shareholders for ratification to permit shareholders to participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select a different independent auditor for Synovus.

The Audit Committee annually reviews KPMG’s independence and performance in connection with the determination to retain KPMG. In conducting its review this year, the Audit Committee considered, among other things:

•	KPMG’s historical and recent performance on Synovus’ audit, including the extent and quality of KPMG’s communications with the Audit Committee;
•	feedback from Synovus’ senior management on the quality of service provided, and the independence, objectivity, and professional skepticism demonstrated throughout the current engagement by KPMG’s audit team;
•	data relating to audit quality and performance, including recent PCAOB reports on KPMG;
•	KPMG’s tenure as Synovus’ independent auditors and its depth of understanding of Synovus’ business, accounting policies and practices and internal control over financial reporting;
•	KPMG’s exhibited professional skepticism;
•	the expertise and capability of KPMG’s lead audit partner;
•	the advisability and potential impact of selecting a different independent public accounting firm; and
•	KPMG’s independence (see “Audit Committee Report” beginning on page [•] of this Proxy Statement).

Based on the results of its review this year, the Audit Committee concluded that KPMG is independent and that it is in the best interests of Synovus and its shareholders to appoint KPMG LLP to serve as Synovus’ independent auditor for 2020.

Synovus’ Audit Committee oversees the process for, and ultimately approves, the selection of the independent auditor’s lead engagement partner at the five-year mandatory rotation period. At the Audit Committee’s instruction, KPMG selects candidates to be considered for the lead engagement partner role, who are then interviewed by members of Synovus’ senior management. After discussing the results of senior management’s interviews, the members of the Audit Committee, as a group, interview the candidates. The Audit Committee then considers the appointment and votes on the selection.

Representatives of KPMG will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders present at the meeting.

The Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as the independent auditor for the year 2020.

- 2020 Proxy Statement 33

EXECUTIVE OFFICERS

The following table sets forth the name, age and position of each executive officer of Synovus as of the date of this Proxy Statement.

Name	Age	Position with Synovus
Kessel D. Stelling(1)	63	Chairman of the Board and Chief Executive Officer
Kevin S. Blair (2)	49	President and Chief Operating Officer
Robert W. Derrick(3)	56	Executive Vice President and Chief Credit Officer
Andrew J. Gregory, Jr.(4)	44	Executive Vice President and Chief Financial Officer
Mark G. Holladay(5)	64	Executive Vice President and Chief Risk Officer
Jill K. Hurley(6)	40	Chief Accounting Officer
(1)	As Mr. Stelling is a director of Synovus, relevant information pertaining to his positions with Synovus is set forth under the caption “Nominees for Election as Director” beginning on page [•] of this Proxy Statement.
(2)	Kevin S. Blair was elected President and Chief Operating Officer in December 2019, having served as Senior Executive Vice President and Chief Operating Officer from December 2018 until that time. Prior to that and since August 2016, he served as Executive Vice President and Chief Financial Officer. Prior to joining Synovus in 2016, Mr. Blair served as Treasurer for SunTrust Bank. Prior to becoming corporate treasurer of SunTrust in 2015, Mr. Blair served in various line and finance capacities over 20 years in the banking industry.
(3)	Robert W. Derrick was elected Executive Vice President and Chief Credit Officer in January 2019. Prior to that time and since 2003, he served in various roles within Synovus’ credit division, including Chief Community Credit Officer and Group Executive – Credit Risk. Prior to joining Synovus in 2003, Mr. Derrick served in various capacities with Wachovia Bank. He has more than 32 years of experience in the banking industry.
(4)	Andrew J. Gregory, Jr. was elected Executive Vice President and Chief Financial Officer in June 2019. Prior to that time, he was Executive Vice President and Head of Corporate Financial Strategy of Regions Financial Corporation, having held that position since January 2019. From 2009 to 2019, he served in various leadership roles at Regions, including Executive Vice President and Head of Corporate Development and Profitability, Assistant Treasurer and Chief Investment Officer. Prior to joining Regions and for 10 years, Mr. Gregory was a Senior Vice President and Portfolio Manager at Wachovia Bank.
(5)	Mark G. Holladay was elected Executive Vice President and Chief Risk Officer of Synovus in October 2008. From 2000 to 2008, Mr. Holladay served as Executive Vice President and Chief Credit Officer of Synovus. From 1974 until 2000, Mr. Holladay served in various capacities with Columbus Bank and Trust Company, one of our former banking divisions, including Executive Vice President.
(6)	Jill K. Hurley was elected Chief Accounting Officer in August 2018. Prior to joining Synovus, and since February 2015, Ms. Hurley was Director of Financial Reporting and Accounting Policy at IberiaBank Corporation. From 2012 to 2015, she served as Business Unit Controller for Regions Bank. Prior to joining Regions, Ms. Hurley served 10 years in public accounting and is a Certified Public Accountant.
34	- 2020 Proxy Statement

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

The following table sets forth ownership of shares of Synovus common stock by each director, each director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group as of January 31, 2020.

Name	Shares of Common Stock Beneficially Owned(1)		Percentage of Outstanding Shares of Common Stock Beneficially Owned	Restricted Stock Units(2)	Total(2)
Tim E. Bentsen	14,734	(3)	*	5,772	20,506
Kevin S. Blair	38,414	(4)	*	58,965	97,379
F. Dixon Brooke, Jr.	49,323	(5)	*	5,772	55,095
Stephen T. Butler	951,330	(6)	*	5,772	957,102
Elizabeth W. Camp	31,286		*	5,772	37,058
Robert W. Derrick	3,822		*	7,284	11,106
Andrew J. Gregory, Jr.	—		*	9,120	9,120
Mark G. Holladay	57,371	(7)	*	18,191	75,562
Kevin J. Howard	43,540		*	16,928	60,468
Diana M. Murphy	6,032		*	3,875	9,907
Harris Pastides	11,956		*	5,772	17,728
Joseph J. Prochaska, Jr.	16,271	(8)	*	5,772	22,043
John L. Stallworth	1,802		*	3,875	5,677
Kessel D. Stelling	312,765	(9)	*	101,050	413,815
Barry L. Storey	34,787	(10)	*	5,772	40,559
Teresa White	—		*	2,394	2,394
Directors and Executive Officers as a Group (17 persons)	1,574,412		1.1%	264,495	1,838,907
*	Less than one percent of the outstanding shares of Synovus stock.
(1)	Beneficial ownership is determined under the rules and regulations of the SEC, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Share numbers in this column include restricted stock units that will vest within 60 days of January 31, 2020 as follows:
Name	Number of RSUs vesting within 60 days
Kevin S. Blair	24,767
Robert W. Derrick	2,235
Mark G. Holladay	7,804
Kevin J. Howard	7,539
Kessel D. Stelling	59,620

In addition, the executive officers other than our executive officers named in the Summary Compensation Table had rights to acquire an aggregate of 504 shares of Synovus stock through restricted stock units that will vest within 60 days.

This column includes shares held by spouses, minor children, Individual Retirement Accounts (IRAs) and trusts as to which each such person has beneficial ownership. With respect to directors, this column also includes shares allocated to such director’s individual accounts under the Synovus 2011 Director Stock Purchase Plan; with respect to executive officers, this column includes shares allocated to such person’s individual accounts under the Synovus 2011 Employee Stock Purchase Plan, Synovus’ 401(k) savings plan and IRAs.

None of the shares of Synovus stock held by these other executive officers were pledged or otherwise held in a margin account.

(2)	While shares held in the “Restricted Stock Units” column do not represent a right of the holder to receive our common stock within 60 days, these amounts are being disclosed because we believe they further our goal of aligning directors and executive management with shareholder interests. These restricted stock units are in the form of restricted stock units, MRSUs and PSUs. In addition, this column includes the accrued dividend equivalent rights related to these restricted stock units. Shares in the “Total” column include these shares as well as shares deemed to be beneficially owned pursuant to the rules and regulations of the SEC.
(3)	Includes 2,875 shares held in an IRA account. In addition, Mr. Bentsen beneficially owns 8,000 shares of Synovus’ Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series D, or Series D Preferred.
(4)	In addition, Mr. Blair beneficially owns 2,000 shares of Series D Preferred.
(5)	Includes 7,668 shares held by his spouse.
(6)	Includes 56,857 shares held in a family partnership in which Mr. Butler’s spouse has shared investment and voting powers, 242,267 shares held in various trusts in which Mr. Butler has shared investment and voting powers and 633,897 shares held in a family trust in which Mr. Butler shares a pecuniary interest but as to which Mr. Butler disclaims beneficial ownership. In addition, Mr. Butler beneficially owns 2,000 shares of Series D Preferred.
(7)	In addition, Mr. Holladay beneficially owns 4,000 shares of Series D Preferred.
(8)	Includes 5,300 shares held in an IRA account.
(9)	Includes 126,057 shares held in trust in which Mr. Stelling has shared voting powers and 12 shares in his 401(k) savings plan account. Includes 14,600 shares held in trust in which Mr. Stelling’s wife acts as the trustee with shared investment and voting powers.
(10)	Includes 14,285 shares held in a family trust in which Mr. Storey has shared investment and voting powers. In addition, Mr. Storey beneficially owns 4,000 shares of Series D Preferred and 1,000 shares of Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E.
- 2020 Proxy Statement 35

STOCK OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

Pursuant to Synovus’ Articles and bylaws, certain shares of Synovus common stock are entitled to ten votes per share, including shares which (1) have been beneficially owned continuously by the same shareholder since February 20, 2016; (2) have been held by the same beneficial owner to whom the shares were issued as a result of an acquisition of a company or business by Synovus where the resolutions adopted by Synovus’ Board of Directors approving the acquisition specifically grant ten votes per share to such shares; (3) have been acquired under any employee, officer and/or director benefit plan maintained for one or more employees, officers and/or directors of Synovus and/or its subsidiaries and have been held by the same owner for whom it was acquired under any such plan; (4) have been acquired by reason of participation in a dividend reinvestment plan offered by Synovus and have been held by the same owner for whom the shares were acquired under any such plan; or (5) have been owned by a holder who, in addition to certain other shares, is the owner of less than 162,723 shares of Synovus common stock. Applying these standards, we believe that all of the shares of Synovus common stock set forth in the table above are entitled to ten votes per share.

Based upon the total voting power certified at Synovus’ 2019 annual meeting of shareholders and based on the assumption that all shares of Synovus common stock held by the directors and executive officers of Synovus qualify for ten votes per share as set forth above, (1) the voting power of each of the directors and named executive officers, other than Messrs. Butler and Stelling, would represent less than 1% of the total voting power, (2) Mr. Butler’s beneficial ownership would represent approximately 4.1% of the total voting power, 2.7% of which is disclaimed by Mr. Butler, (3) Mr. Stelling’s beneficial ownership would represent approximately 1.3% of the total voting power, and (4) directors and executive officers as a group would represent approximately 6.7% of the total voting power, 2.7% of which is disclaimed by Mr. Butler.

The total voting power represented by the common shares owned by directors, named executive officers and directors and executive officers as a group may be determined only at the time of a shareholder meeting due to the need to obtain certifications as to beneficial ownership of common shares held in “street” or “nominee” name.

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of Synovus common stock held by the only known holders of more than 5% of the outstanding shares of Synovus common stock as of December 31, 2019.

Name and Address of Beneficial Owner	Shares of Synovus Stock Beneficially Owned as of 12/31/19		Percentage of Outstanding Shares of Synovus Stock Beneficially Owned as of 12/31/19(1)
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	15,061,016	(2)	10.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, Pennsylvania 19355	13,469,903	(3)	9.2%
(1)	The ownership percentages set forth in this column are based upon Synovus’ issued and outstanding shares as of December 31, 2019. The shares in this table are presumed to be entitled to only one vote per share, although the underlying shareholder may be entitled to ten votes per share by providing appropriate certifications to Synovus. Because the total voting power of all the common shares may be determined only at the time of a shareholder meeting due to the need to obtain appropriate certifications, there may not be a direct correlation between the percentage of outstanding common shares owned and the voting power represented by those common shares.
(2)	This information is based upon information included in a Schedule 13G filed with the SEC on February 4, 2020 by BlackRock, Inc. BlackRock, Inc. reports sole voting power with respect to 14,088,530 shares and sole dispositive power with respect to 15,061,016 shares.
(3)	This information is based upon information included in a Schedule 13G filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. The Vanguard Group, Inc. reports sole voting power with respect to 76,541 shares, shared voting power with respect to 27,092 shares, sole dispositive power with respect to 13,386,624 shares and shared dispositive power with respect to 83,279 shares. According to the filing, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 56,187 of the reported shares and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 47,446 of the reported shares.
36	- 2020 Proxy Statement

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is comprised of four directors, each of whom the Board has determined to be an independent director as defined by the listing standards of the NYSE and the categorical standards of independence set by the Board. The duties of the Audit Committee are summarized in this Proxy Statement under “Corporate Governance and Board Matters — Committees of the Board” beginning on page [•] and are more fully described in the Audit Committee charter adopted by the Board of Directors. A copy of the Audit Committee charter is available in the Corporate Governance section of our website at investor.synovus.com.

One of the Audit Committee’s primary responsibilities is to assist the Board in its oversight responsibility regarding the integrity of Synovus’ financial statements and systems of internal controls. Management is responsible for Synovus’ accounting and financial reporting processes, the establishment and effectiveness of internal controls and the preparation and integrity of Synovus’ consolidated financial statements. KPMG LLP, Synovus’ independent auditor, is responsible for performing an independent audit of Synovus’ consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing opinions on whether those financial statements are presented fairly in conformity with accounting principles generally accepted in the United States and on the effectiveness of Synovus’ internal control over financial reporting. The Audit Committee is directly responsible for the compensation, appointment and oversight of KPMG LLP. The function of the Audit Committee is not to duplicate the activities of management or the independent auditor, but to monitor and oversee Synovus’ financial reporting process.

In discharging its responsibilities regarding the financial reporting process, the Audit Committee:

•	Reviewed and discussed with management and KPMG LLP Synovus’ audited consolidated financial statements as of and for the year ended December 31, 2019 and related information, including non-GAAP financial measures, and other disclosures included in Synovus’ earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K prior to filing with the Securities and Exchange Commission;
•	Reviewed and discussed with management and KPMG LLP management’s assessment of the effectiveness of Synovus’ internal control over financial reporting and KPMG’s evaluation of Synovus’ internal control over financial reporting;
•	Discussed with KPMG LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission;
•	Discussed with KPMG LLP its identification and communication of Synovus’ critical audit matters in the auditor’s report included in the 2019 Annual Report;
•	Received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence and discussed with KPMG LLP their independence; and
•	Considered whether KPMG LLP’s provision of non-audit services to the Company is compatible with KPMG LLP’s independence and concluded that KPMG LLP is independent from Synovus and its management.

The Audit Committee has discussed with Synovus’ internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee regularly meets with Synovus’ internal auditors and KPMG, with and without management present, to discuss the results of their examinations and their observations and recommendations regarding Synovus’ internal controls.

Based upon the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Synovus’ Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission.

The Audit Committee
Joseph J. Prochaska, Jr., Chair
Tim E. Bentsen
F. Dixon Brooke, Jr.
Diana M. Murphy

- 2020 Proxy Statement 37

AUDIT COMMITTEE REPORT

KPMG LLP Fees and Services

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of Synovus’ annual consolidated financial statements for the years ended December 31, 2019 and December 31, 2018 and fees billed for other services rendered by KPMG during those periods.

	2019	2018
Audit Fees(1)	$3,968,908	$2,923,204
Audit Related Fees(2)	315,444	516,032
Tax Fees(3)	223,067	290,913
All Other Fees(4)	1,780	—

	$4,509,199	$3,730,149
(1)	Audit fees consisted of fees for professional services provided in connection with the audits of Synovus’ consolidated financial statements and internal control over financial reporting, reviews of quarterly financial statements, issuance of comfort letters and other SEC filing matters, and audit or attestation services provided in connection with other statutory or regulatory filings. Audit fees increased in 2019 due to additional audit procedures related to the FCB acquisition, implementation of FASB’s new standard with respect to current expected credit losses, and procedures related to registration statements.
(2)	Audit related fees consisted principally of fees for assurance, attestation and related services that are reasonably related to the performance of the audit or review of Synovus’ financial statements and are not reported above under the caption “Audit Fees.”
(3)	Tax fees consisted of fees for tax consulting and compliance, tax advice and tax planning services.
(4)	All other fees consisted of subscription-based services including software licenses for 2019.

Policy on Audit Committee Pre-Approval

The Audit Committee has the responsibility for appointing, setting the compensation for and overseeing the work of Synovus’ independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor in order to assure that the provision of these services does not impair the independent auditor’s independence. Synovus’ Audit Committee Pre-Approval Policy addresses services included within the four categories of audit and permissible non-audit services, which include Audit Services, Audit Related Services, Tax Services and All Other Services.

The Audit Committee uses a combination of two approaches to pre-approve audit and permitted non-audit services performed by the independent auditor: class pre-approval and specific pre-approval. Class pre-approval is reserved for certain limited audit, audit-related and tax services, as approved by the Audit Committee each year. All other services performed by the independent auditor must be specifically pre-approved by the Audit Committee. For instance, the annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. In addition, the Audit Committee must specifically approve permissible non-audit services classified as All Other Services.

Prior to engagement, management submits to the Committee for approval a detailed list of the Audit Services, Audit Related Services and Tax Services that it recommends the Committee engage the independent auditor to provide for the fiscal year. Each service is allocated to the appropriate category and where specific pre-approval is required, the specific service is accompanied by a budget estimating the cost of that service. The Committee will, if appropriate, approve both the list of Audit Services, Audit Related Services and Tax Services, the classification of the service and where specific pre-approval is required, the budget for such services.

The Committee is informed at each Committee meeting as to the services actually provided by the independent auditor pursuant to the Pre-Approval Policy. Any proposed service that is not separately listed in the Pre-Approval Policy or any service exceeding the pre-approved fee levels must be specifically pre-approved by the Committee. The Audit Committee has delegated pre-approval authority (on engagements not exceeding $100,000) to the Chairman of the Audit Committee. The Chairman must report any pre-approval decisions made by him to the Committee at its next scheduled meeting.

All of the services described in the table above under the captions “Audit Fees,” “Audit Related Fees,” “Tax Fees” and “All Other Fees” were approved by the Committee pursuant to legal requirements and the Committee’s charter and Pre-Approval Policy.

38	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

CD&A Overview

The following Compensation Discussion and Analysis, or CD&A, describes our compensation program for our named executive officers, who are listed in the table below:

Name	Title
Kessel D. Stelling	Chairman of the Board and Chief Executive Officer
Kevin S. Blair	President and Chief Operating Officer
Andrew J. Gregory, Jr.	Executive Vice President and Chief Financial Officer
Kevin J. Howard	Executive Vice President and Chief Wholesale Banking Officer
Mark G. Holladay	Executive Vice President and Chief Risk Officer
Robert W. Derrick	Executive Vice President and Chief Credit Officer

Specifically, the CD&A addresses:

•	how our 2019 performance aligns with our 2019 compensation (set forth in the section entitled “Executive Summary”);
•	each element of compensation and our “mix” of compensation for 2019 (set forth in the section entitled “Elements and Mix of Compensation for Past Fiscal Year”);
•	the objectives of our compensation program (set forth in the section entitled “Compensation Philosophy and Key Considerations”);
•	what our compensation program is designed to reward (also described in the section entitled “Compensation Philosophy and Key Considerations”);
•	how each compensation element and our decisions regarding that element fit into Synovus’ overall compensation objectives and affect decisions regarding other elements (described with each element of compensation, as well as in the section entitled “Competitive Market Data”);
•	why each element was chosen (described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	how amounts for pay are determined (also described with each element of compensation, including base pay, short-term incentives and long-term incentives);
•	information regarding post-termination compensation (our executives do not have employment agreements—see the section entitled “Employment and Termination Agreements”); and
•	our compensation framework, including our compensation process, compensation policies and risk considerations (described in the section entitled “Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations”).

For additional information about the Compensation Committee and its charter, its processes and procedures for administering executive compensation, the role of compensation consultants and other governance information, please see “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee” on page [•] of this Proxy Statement.

- 2020 Proxy Statement 39

EXECUTIVE COMPENSATION

Executive Summary

2019 Financial Performance

Our 2019 performance included the accomplishment of and continued progress on strategic priorities. We successfully completed our acquisition and integration of FCB, including the introduction of new teams and products to our South Florida markets. We also reorganized our operating model to better serve our customers, which resulted in strong gains in several business lines and banker productivity. Outside of the merger, we continued to add new private wealth, brokerage, and trust teams to complement the strong commercial lending offerings we already offer, and we brought on new talent to lead new businesses and expand our presence in existing markets. We added new leadership and a revised strategy to our treasury and payments business, a catalyst for deepening many long-standing commercial customer relationships. We continued to invest in technology, including the February launch of My Synovus, our new mobile/digital banking platform, and the spring introduction of an online mortgage application tool. In September, we announced a new structured finance team, which builds on the expertise of Global One Financial, the insurance premium finance lender we acquired in 2016. Throughout the year, we developed a stronger value proposition for the mass affluent customer segment and will launch the program and its related solutions in the first quarter of 2020. We realized broad-based loan, deposit and fee-based revenue growth across all business lines with an emphasis on organic production. We continued our commitment to deliver value to shareholders through $725 million in share repurchases and $168 million in common dividends, including a 20% increase in our quarterly dividend relative to 2018.

Despite these positive developments, our earnings were negatively impacted by net interest income that was lower than expected due, in part, to a declining interest rate environment.

•	Earnings growth—Net income available to common shareholders for 2019 was $540.9 million, an increase of 31.8% compared to $410.5 million for 2018. Net income per diluted common share was $3.47 in both 2019 and 2018. Adjusted net income* for 2019 was $608.5 million, or $3.90 per diluted common share, an increase of 41.4% and 7.3%, respectively, compared to $430.3 million, or $3.64 per diluted common share, for 2018. Results for 2019 include the impact of the merger with FCB, which closed on January 1, 2019. Synovus incurred $56.6 million in merger-related expense associated with the FCB acquisition in 2019. Return on average assets for 2019 was 1.20%, down 15 basis points from 2018, and the adjusted return on average assets* was 1.35% for 2019, down 5 basis points from 2018.
•	Net interest income—Net interest income for 2019 was $1.60 billion, up $447.4 million, or 39.0%, from 2018, driven by the FCB acquisition. The net interest margin was 3.70% for 2019, a decrease of 16 basis points from 2018, impacted primarily by the FCB acquisition and continued firming in deposit costs as a result of the lagged effect from the Federal Reserve’s effort to increase policy rates and reduce the size of their balance sheet in 2018 and 2019. The yield on earning assets increased 23 basis points to 4.74% while the total cost of funds increased 41 basis points to 1.10%.
•	Non-interest income—Non-interest income for 2019 was $355.9 million, up $75.8 million, or 27.1%, compared to 2018. The increase was primarily driven by the FCB acquisition, led by strong growth in capital markets income and expansion in all other revenue categories as well as increases in the fair value of private equity investments. Additionally, mortgage banking income was up significantly compared to 2018 due to the interest rate environment as well as the addition of mortgage originators.
•	Efficiency—Non-interest expense for 2019 was $1.10 billion, an increase of $269.5 million, or 32.5%, compared to 2018. Comparisons to prior year are impacted by the FCB acquisition and merger-related expense. The efficiency ratio-FTE for 2019 was 56.22%, down 182 basis points compared to 58.04% in 2018. The adjusted tangible efficiency ratio* for 2019 was 51.82%, down 451 basis points compared to 56.33% in 2018.
•	Loan growth and diversification—Total loans ended the year at $37.16 billion, an $11.22 billion or 43.2% increase from a year ago, driven by the $9.29 billion fair value of acquired FCB loans as well as organic growth. Adjusting December 31, 2018 for the FCB acquired balances, loan growth for 2019 was $1.93 billion, or 5.5%, and was driven by an $822.1 million, or 9.0%, increase in consumer loans, a $744.1 million, or 4.6%, increase in commercial and industrial loans and a $355.4 million, or 3.5%, increase in commercial real estate loans.
•	Credit quality—Credit quality remained solid in 2019 with the ratios for non-performing assets and non-performing loans improving to 0.37% and 0.27%, respectively, and total past dues were at 0.33%. Net charge-offs for 2019 were 16 basis points compared to 20 basis points for 2018. The provision for loan losses for 2019 was $87.7 million compared to $51.7 million in 2018. The increase from 2018 was primarily the result of higher gross organic loan growth including renewal of maturing FCB loans as well as an increased level of net charge-offs including lower recoveries. The allowance for loan losses at December 31, 2019 was $281.4 million, or 0.76% of total loans, compared to $250.6 million, or 0.97% of total loans, at December 31, 2018, reflecting a lower ratio due to the impact of acquisition date accounting for acquired loans.
•	Deposit growth—Total deposits were $38.41 billion at December 31, 2019, an increase of $11.69 billion, or 43.7%, compared to year-end 2018, driven by the acquisition of FCB which contributed $10.93 billion in total deposits. Adjusting December 31, 2018 for the FCB acquired balances, total deposits increased $754.5 million or 2.0% from 2018.
•	Capital management—During 2019, Synovus repurchased $725.0 million, or 19.9 million shares, of common stock through open market transactions under its authorized share repurchase program. In 2019, Synovus completed public offerings of $300 million in subordinated debt and $350 million of Tier 1 qualifying preferred stock. Proceeds from the offerings were primarily used to repurchase common stock. At December 31, 2019, Synovus’ regulatory capital levels continue to be well above regulatory capital requirements.

For additional information related to our business and subsidiaries, including a detailed description of our operating results and financial condition for 2019, please refer to our 2019 Annual Report that accompanies this Proxy Statement.

* For a reconciliation of the foregoing non-GAAP financial measures to the most comparable GAAP measures, please refer to Appendix D of this Proxy Statement.

40	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

2019 Compensation

2019 compensation outcomes reflected our performance as described below:

Total Direct Compensation Pay Mix

CEO TARGET TOTAL DIRECT COMPENSATION	OTHER NEOs TARGET TOTAL DIRECT COMPENSATION

Base Salaries

•	Mr. Stelling, our Chief Executive Officer, did not receive a base salary increase in 2019. The base salary for Mr. Gregory, our Chief Financial Officer, was established in connection with his hire in June 2019. Mr. Blair, our President and Chief Operating Officer, received two base salary increases in 2019, including a 9.7% increase in February to reflect his new role as Chief Operating Officer, and a 3% increase in July. Synovus’ other named executive officers received 3% cash base salary increases in July (except for our Chief Risk Officer, who received a 5% increase). The 3% base salary increases were consistent with the base salary increase budget for other team members.

Short-Term Incentives

•	Consistent with prior years, our annual incentive plan included formulaic performance goals as well as several qualitative factors based on our strategic priorities that may result in discretionary adjustments.
•	The following chart summarizes the provisions of our short-term award incentive plan for 2019:
Form of Award	Payout Formula Measures	Qualitative Adjustment Factors	Payout Range
Cash	Core Earnings (60%), Adjusted Revenue (20%), Adjusted Tangible Efficiency Ratio (20%)
Quality of Financial Results (including Quality of Earnings, Credit Quality and Deposit and Loan Growth and Composition), Strategic Initiatives (including the integration of FCB, Inclusion and Diversity Initiatives, Brand Awareness and Measures related to Customers, Team Members and Technology), External Factors (including the impact of Federal Reserve rate increases as compared to budget assumptions), Regulatory Compliance, Risk Management, Total Shareholder Return and Individual Performance
0% to 150% of Target
•	Our 2019 financial results under the formulaic component of the annual incentive plan resulted in a preliminary payout of 77.76% of target. Based on its review of the qualitative factors, the Compensation Committee approved payouts ranging from 75% to 85% of target for the named executive officers, except for Mr. Gregory, who received a payout of 100% of target for the year consistent with the terms of his initial hire agreement.

Long-Term Incentives

•	Our long-term incentive program for executive officers is comprised of two equity vehicles which link our executives’ compensation to performance results: Performance stock units, or PSUs, and market restricted stock units, or MRSUs. The following chart summarizes the key provisions of our long-term incentive program:
Form of Award	Vesting	Payout Formula Measures	Payout Range
PSUs (60% of award value)	100% after 3 years	Weighted Average Return on Average Assets (as adjusted) and Return on Average Tangible Common Equity	0% to 150% of Award Amount
MRSUs (40% of award value)	⅓ per year over 3 years (33 ⅓% per year)	Total Shareholder Return	75% to 125% of Award Amount

Both award vehicles are subject to possible downward discretionary adjustment based upon risk considerations—see page [•] of this Proxy Statement.

•	Because of our stock ownership guidelines and “hold until retirement” requirements, executive officers hold a significant amount of Synovus common stock, further aligning their interests with shareholders’ interests.

We believe that the compensation delivered to each named executive officer in 2019 was fair, reasonable and aligned with our performance and our strategic objectives.

- 2020 Proxy Statement 41

EXECUTIVE COMPENSATION

Executive Compensation Governance

We continue to maintain strong governance features in connection with our executive compensation program, as outlined in the table below and further discussed in this CD&A.

WHAT WE DO
✓	Pay for Performance - See page [•]
✓	Mitigate Risk in Incentive Programs - See page [•]
✓	Require Meaningful Share Ownership and Retention of Shares until Retirement - See page [•]
✓	Review Tally Sheets - See page [•]
✓	Provide Reasonable “Double Trigger” Change in Control Provisions - See page [•]
✓	Retain an Independent Compensation Consultant - See page [•]
✓	Maintain Clawback Policy Covering Inaccurate Financials and Material Risk Management Failures - See page [•]
✓	Include Risk-Based Forfeiture Provisions in Equity Awards - See page [•]

WHAT WE DON’T DO
✗	No Employment Contracts - See page [•]
✗	No Option Repricing - See page [•]
✗	No Hedging of Synovus Equity Securities by Executive Officers and Directors - See page [•]
✗	No Pledging of Synovus Equity Securities by Executive Officers and Directors - See page [•]
✗	No Personal Use of Aircraft – See page [•]

Results of 2019 Advisory Vote to Approve Executive Compensation

At the 2019 annual meeting of shareholders, we held an advisory vote on executive compensation for 2018. Over 98% of the votes cast were in favor of this advisory proposal. The Compensation Committee considered this favorable outcome and believed the results conveyed our shareholders’ support of our executive compensation programs and did not make any specific changes to our executive compensation programs as a result of this vote. At the Annual Meeting, we will again hold an annual advisory vote to approve executive compensation paid in 2019. The Compensation Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Compensation Philosophy and Key Considerations

Synovus has established a compensation program for our executives that is performance-oriented and designed to support our strategic goals. Our compensation philosophy, as well as how our program aligns with the philosophy, is described in the table below.

Compensation Philosophy and Key Considerations	How Our Program Aligns with Our Philosophy
Competitive Program:
•  Compensation plans are designed to allow us to compete in the markets in which we seek executive talent.

•  Competitive pay opportunities facilitate recruitment, retention and motivation of top level executive talent.
• Target pay opportunities are assessed relative to the median of market pay practices.
Emphasis on Performance:
•  A significant portion of total compensation should be at risk based on short and long-term performance.

•  Pay outcomes vary based on performance: average pay for average performance, above average pay for above average performance and below average pay for lower performance.

•  Compensation generally should be earned by executives while actively employed.

•  A majority of compensation is at risk based on performance.

 •  Payouts from the annual incentive plan vary based on results versus our annual financial and strategic objectives.

•  Long-term incentives are provided entirely through equity awards, and the ultimate value delivered will vary based on financial results and shareholder return.

Support Strategic Goals: Compensation plans are designed to support corporate strategic goals and drive the creation of shareholder value.
•  Annual incentive plan aligns with strategic goals of earnings performance through both revenue growth and expense
   management, while performance shares are based on increasing
   ROAA and ROATCE performance.

•  The qualitative component of the annual incentive plan includes an assessment of progress on key strategic priorities outlined at the beginning of the year. See “Corporate Governance and Board
   Matters – Strategic Direction” on page [•] of this Proxy Statement for a discussion of these priorities.

•  Long-term incentives also reward shareholder value creation by providing all awards in equity and varying payouts of MRSUs based on shareholder return.

42	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Compensation Philosophy and Key Considerations	How Our Program Aligns with Our Philosophy
Alignment with Long-Term Shareholders: Executives should have meaningful equity stakes that focus them on creating long-term shareholder value.
•  Over half of incentives are awarded through equity awards vesting over multiple years.

•  Stock ownership guidelines as well as requirement to retain 50% of net shares until retirement ensure strong and increasing alignment with shareholders.

•  Our Corporate Governance Guidelines prohibit hedges and pledges of our stock by directors and executive officers.

Discourage Excessive Risk-Taking: Plans should ensure executives are not incentivized to take unnecessary or excessive risks that threaten the value of Synovus.
•  The Compensation Committee meets annually with the Chief Risk
   Officer to discuss a risk assessment of our plans.

•  Both the annual and long-term incentive plans have specific methods for evaluating risk performance and adjusting payouts if necessary.

Elements and Mix of Compensation for Past Fiscal Year

Synovus has a performance-oriented executive compensation program that is designed to support our corporate strategic goals, including growth in earnings and growth in shareholder value. The elements of our regular total compensation program and the objectives of each element are identified in the following table and discussed in more detail below:

Compensation Element	Objective		Key Features
Base Pay	Compensate an executive for performing his or her job on a daily basis.
Fixed cash salary generally targeted within a range of the median (50th percentile) of identified list of peer companies (companies with similar size and scope of banking operations) for similar positions. In establishing salaries, the Committee also considers each executive’s performance, experience and responsibilities as well as internal equity considerations.

Short-Term Incentives	•	Provide an incentive for executives to meet critical annual goals that support our long-term strategy.
The formulaic performance goals under our cash-based annual incentive plan for 2019 were based 60% on Core Earnings, 20% on Adjusted Revenue and 20% on Adjusted Tangible Efficiency Ratio. The award payout may range from 0% to 150% of the target and for each executive based upon performance compared to the formulaic goals and consideration of several qualitative factors. For 2019, executives had target annual incentive opportunities ranging between 60% and 125% of base salary.

	•	Promote pay for performance.
	•	Ensure a competitive program given the marketplace prevalence of short-term incentive compensation.
Long-Term Incentives	•
Provide an incentive for our executives to provide exceptional shareholder return to Synovus’ shareholders by tying a significant portion of their compensation opportunity to growth in shareholder value.

We granted PSUs and MRSUs in 2019 so that all of our long-term incentive awards are linked to performance. The “mix” of long-term incentives granted in 2019 was 60% PSUs and 40% MRSUs. The PSUs have a three-year performance period and also require three years of service. Under the performance formula, the payment of the PSUs may range from 0% to 150% of the target award based on Synovus’ weighted average ROAA and ROATCE during the performance period. The MRSUs have a three-year service requirement (one-third vest each year) as well as performance criteria such that the number of MRSUs that vest each year may be adjusted upward or downward up to 25% based on Synovus’ total shareholder return.

	•	Align the interests of executives with shareholders by awarding executives equity in Synovus.
	•	Ensure a competitive compensation program given the market prevalence of long-term incentive compensation.
	•	Include a vesting schedule designed to retain our executives.
Perquisites	•	Small component of pay intended to provide an economic benefit to executives to promote their recruitment and retention.
Perquisites in 2019 were limited to financial planning, relocation benefits, and life insurance coverage for certain officers and, in addition, transportation services, a housing allowance and security alarm monitoring for Mr. Stelling. Perquisites did not include auto allowances, club dues or personal travel on corporate aircraft.

	•	Align our compensation plan with competitive practices.
Retirement Plans	Defined contribution plans designed to provide income following an executive’s retirement, combined with a deferred compensation plan to replace benefits lost under Synovus’ qualified plans.		Plans offered include a 401(k) savings plan and a deferred compensation plan.
Change of Control Agreements	Provide orderly transition and continuity of management following a change of control of Synovus.
Upon “double trigger” (change of control followed by qualifying termination within two years), agreements provide for two to three times the executive’s base salary and bonus. As of June 2012, the Compensation Committee has committed that any new change of control agreements will not permit excise tax gross-ups.

- 2020 Proxy Statement 43

EXECUTIVE COMPENSATION

Base Pay Decisions in 2019

Mr. Stelling did not receive a base salary increase in 2019. Mr. Gregory’s base salary was determined in connection with his hire in June based upon market comparisons. Mr. Blair received a base salary increase of 9.7% in February to reflect his new role as Chief Operating Officer and a 3% increase in July. The Compensation Committee awarded 3% base salary increases for Synovus’ other named executive officers in July, except for the Company’s Chief Risk Officer who received a 5% increase based upon market comparisons. While the Committee reviewed market comparisons and recognized that some cash salaries were below the market median, base salary increases were generally limited to remain consistent with the base salary percentage increases received by other team members at Synovus. As a result, individual performance was not a significant factor used in determining base pay for Synovus’ named executive officers in 2019.

Short-Term Incentive Decisions in 2019

We target our short-term incentive plan opportunities to approximate the median of peer practices. Each year, the Compensation Committee determines the appropriate performance measures that best support our business strategy and establishes target goals based upon management’s confidential business plan and corresponding annual budget for that year.

Actual payouts under the plan may vary from 0% to 150% of the target based upon Synovus and each executive’s performance compared to the performance goals. Target awards for 2019, expressed as a percentage of base salary, were 125% for Mr. Stelling, 80% for Mr. Blair, 75% for Mr. Gregory, 70% for Mr. Howard and 60% for each of Messrs. Holladay and Derrick. In connection with his hire, Mr. Gregory received a $200,000 signing bonus and was guaranteed to receive an annual incentive for 2019 of not less than $365,250 pursuant to the terms of his offer letter.

Formulaic Performance Goals

We used three financial performance measures for the formulaic performance goals under our short-term incentive plan for 2019. Core earnings (60%) and adjusted revenue (20%) were selected as measures of earnings and revenue growth during the year. The adjusted tangible efficiency ratio (20%) was selected as a measure of expense management and how well we all are managing each dollar of revenue.

The following chart summarizes the threshold, target and maximum goals for each formulaic performance measure as well as the actual performance and resulting payout calculation:

	Weight	Threshold	Target	Maximum	Actual	Percent of Target	Weighted Results
Core Earnings[1]	60%	$606.6M	$656.0M	$707.5M	$631,361M	75.06%	45.04%
Adjusted Revenue[1]	20%	$1,918.4M	$1,945.8M	$1,973.2M	$1,950,780M	109.09%	21.82%
Adjusted Tangible Efficiency Ratio[1]	20%	51.95%	50.52%	49.05%	51.82%	54.55%	10.91%
							77.76%
(1)	The amounts exclude non-recurring items and certain items that are not indicative of ongoing operations. For a reconciliation of core earnings, adjusted revenue and adjusted tangible efficiency ratio to GAAP measures, please refer to Appendix D of this Proxy Statement.

Qualitative Performance Factors

The qualitative factors are designed to provide the Compensation Committee with the opportunity to adjust payouts based on a holistic review of the Company’s performance for the year, including the quality of our financial results and our performance on key strategic priorities. The qualitative factors are established at the beginning of the year and are designed to provide the Compensation Committee with an overview of items deemed critical to the Company’s success. Based upon the results of the qualitative factors, the Committee determines whether adjustments (either upward or downward) to the formulaic performance result are appropriate in finalizing individual incentive payouts.

The factors chosen by the Compensation Committee at the beginning of 2019 based upon the Company’s strategic plan, and the key results for each factor, are summarized below:

•	Quality of Financial Results—Quality of earnings is scored as high based on the factors that drove core earnings, sustainability of earnings, and nature of non-recurring items (primarily merger-related expense) included in the determination of Core Earnings, Adjusted Revenue, and the Adjusted Tangible Efficiency Ratio.
•	Credit Quality/Quality of Loan Growth—2019 total loans grew by 5.5% (adjusting December 31, 2018 for FCB acquired balances). Synovus continued to diversity the loan portfolio with 2019 loan growth (excluding FCB acquired balances) in consumer, commercial and industrial, and commercial real estate loans of 9.0%, 4.6%, and 3.5%, respectively. 2019 total credit costs were $93.0 million, or $2.5 million under budget. Credit quality metrics were favorable including the non-performing assets ratio at 0.37% (compared to budget of 0.40%) and net charge off ratio of 0.16% (within target of 15-20 basis points for the year).
•	Quality of Deposit Growth—For the year (adjusting December 31, 2018 for FCB acquired balances of $10.93 billion), total deposits were up $754.5 million, or 2.0%, compared to year-end 2018 while core deposits increased $132.7 million, or 0.4%, and core transaction deposits were up $994.3 million or 4.3%.
•	Expense Management—Total non-interest expense was $1.10 billion, $30.9 million above budget, and adjusted non-interest expense* was $1.02 billion, $15.5 million above budget. The increase was driven by strategic investments in talent and other expenses. We continued to deliver positive operating leverage with an efficiency ratio - FTE of 56.22% for the year compared to 58.04% in 2018 and an adjusted tangible efficiency ratio* of 51.82% for the year compared to 56.33% in 2018.
44	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

•	Strategic Initiatives: Integration of FCB—We successfully completed the transformational acquisition of FCB in 2019. The technical conversion of FCB, which occurred in May, was marked by a low level of both technical and customer impacting issues.
•	Strategic Initiatives: Brand Awareness—Brand awareness increased during the year following our brand awareness efforts.
•	Strategic Initiatives: Inclusion and Diversity—Previously implemented diversity initiatives resulted in meaningful progress in 2019, with increases in women and minorities in leadership roles, as discussed under “Corporate Governance and Board Matters – Our Sustainability Commitments – Human Capital” on page [•] of this Proxy Statement.
•	Strategic Initiatives: Customer, Technology and Team Member Measures—Overall branch satisfaction increased during 2019. Digital adoption by consumers also increased during the year. We conducted a team member engagement survey in 2019 and are now implementing initiatives in response to the survey results.
•	External Factors—A decline in interest rates in 2019 along with our interest rate risk profile were primary contributors to our decline in core net interest margin in 2019.
•	Risk Management/Regulatory Compliance—The Compensation Committee viewed the Company’s risk management and regulatory compliance as satisfactory based on reviews of our regulatory compliance scorecard and our risk management scorecard.
•	Total Shareholder Return—The Company’s one-year and five-year total shareholder return was above the median of peers while our three-year total shareholder return was in the third quartile of peers.
•	Individual Performance—The Compensation Committee also reviewed individual performance as reflected in performance evaluations.

*For a reconciliation of the foregoing non-GAAP financial measures to the most comparable GAAP measure, please refer to Appendix D of this Proxy Statement.

Based on the results of the performance goals and consideration of the qualitative factors described above, the Compensation Committee approved an annual incentive award payout of 75% of target for Mr. Stelling and payouts ranging between 75% and 85% of target for each of the other named executive officers. The Committee considered the recommendation of the CEO when determining payouts for named executive officers other than the CEO. (Based on the terms of his offer letter which was negotiated to recruit him from another employer, Mr. Gregory received a payout at 100% of target for 2019). The annual short-term incentive award payout amount for each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table set forth on page [•] of this Proxy Statement.

Long-Term Incentive Decisions in 2019

The Company grants all long-term incentive awards in equity to link the value of the awards to Company performance. We granted our named executive officers two primary types of awards in 2019: performance stock units, or PSUs, and market restricted stock units, or MRSUs. The percentage of PSUs is weighted at 60% to further strengthen the performance-based nature of our program.

Individual long-term incentive award amounts were determined after the Compensation Committee reviewed market comparisons for similarly-situated positions. The Compensation Committee granted PSUs and MRSUs to Mr. Stelling in 2019 based on market comparisons. The Compensation Committee also granted the Company’s other named executive officers long-term incentive awards for 2019 based upon market comparisons as set forth in the Grants of Plan-Based Awards Table on page [•] of this Proxy Statement. Mr. Blair also received a grant of MRSUs in December 2019 in connection with his promotion to President and Chief Operating Officer. As described below, both PSUs and MRSUs are subject to downward discretion adjustment if the Compensation Committee determines risks were not properly considered in achieving the performance results.

Mr. Gregory was not employed with us at the time of the annual grant but received a grant of restricted stock units with a grant date value of approximately $300,000 in connection with his hire pursuant to the terms of his offer letter.

Performance Stock Units (PSUs)

The PSUs have both a performance vesting component and a service vesting component. Under the performance vesting component for 2019, Synovus’ weighted average ROAA (as adjusted) and ROATCE (as adjusted) is measured over a three-year performance period. The Committee uses ROAA as a performance measure because it is a measure frequently used by investors to calculate how efficiently banks are using their assets to generate profit. The Committee also uses ROATCE as a performance measure given its increasing focus in our communications with shareholders and due to its incorporation of both earnings and capital management. The actual payout of the PSUs may range from 0% to 150% of the target amount based upon Synovus’ weighted average ROAA (as adjusted) and ROATCE (as adjusted) during the performance period compared to the performance formula approved by the Compensation Committee. The performance formula weights both measures equally, but places a higher weighting on the third year of the performance period. The service vesting component specifies that shares earned based on performance results will vest after three years of service.

The performance targets set by the Compensation Committee are based upon assumptions that are contained in our confidential business plan for the three-year performance period. Because these performance targets are based on our non-public business plan, the Company does not publicly disclose the actual performance targets until the completion of the performance period.

Payout for 2017-2019 PSUs. The following charts show the calculation of the payout for the PSUs granted in 2017, which paid out at 150% of target on February 9, 2020 based on a weighted average ROAA (as adjusted) of 1.131% for the 2017-2019 performance period: The performance goals for the 2017-2019 performance period represented significant improvement relative to our 2016 results.

- 2020 Proxy Statement 45

EXECUTIVE COMPENSATION

ROAA (as adjusted) Performance Calculation

Year	Weighting	Return on Average Assets (as adjusted)[1]
2017	25%	1.035%
2018	25%	1.139%
2019	50%	1.174%
3-Year Weighted Average ROAA (as adjusted)		1.131%
(1)	Return on Average Assets (as adjusted) excludes non-recurring items and certain other items that are not indicative of ongoing operations. For a reconciliation of ROAA to the most comparable GAAP measure, please refer to Appendix D of this Proxy Statement.

Performance Goals and Payout Calculation

	Threshold	Target	Maximum	Actual
Performance Criteria 3-Year ROAA (as adjusted)	0.780%	0.955%	1.030%	1.131%
Payout (as a Percentage of Target)	50%	100%	150%	150%

Market Restricted Stock Units (MRSUs)

The MRSUs have a service-based vesting component as well as a Total Shareholder Return Multiplier. Under the service-based vesting component, the MRSUs vest one-third each year over a three-year period subject to each executive’s continued employment with Synovus. Under the Total Shareholder Return Multiplier, the “target” amount of MRSUs which vest each year will be adjusted upward or downward up to 25% in direct relationship to the total return experienced by our shareholders. MRSUs align executives’ interests directly with shareholders while supporting retention, and were granted in lieu of including any time-based restricted stock in our executive compensation program. The following chart shows the actual payout amounts for previously-granted MRSUs that were granted or that vested during 2019.

Grant Date	Vesting Date/ Percent	Total Shareholder Return (TSR)	Payout Percentage (based upon TSR)
2/11/2016	2/11/2017 (33 ⅓%)	+45.8%	125%
	2/11/2018 (33 ⅓%)	+22.2%	122.2%
	2/11/2019 (33 ⅓%)	-26.9%	75%
2/9/2017	2/9/2018 (33 ⅓%)	+22.5%	122.5%
	2/9/2019 (33 ⅓%)	-27.1%	75%
	2/9/2020 (33 ⅓%)	+8.0%	108%
2/8/2018	2/8/2019 (33 ⅓%)	-27.6%	75%
	2/8/2020 (33 ⅓%)	+8.4%	108.4%
	2/8/2021 (33 ⅓%)	TBD	TBD
2/7/2019	2/7/2020 (33 ⅓%)	+9.3%	109.3%
	2/7/2021 (33 ⅓%)	TBD	TBD
	2/7/2022 (33 ⅓%)	TBD	TBD

Potential Reductions to Equity Awards Due to Risk Concerns

Both the PSUs and MRSUs are subject to downward adjustment if future results suggest risk was not properly considered in achieving the results on which the number of units awarded were based. The Compensation Committee will consider if reductions are warranted if any of the following occur during the vesting period: (1) Synovus or a line of business experiences a material loss, (2) Synovus or an individual executive fails to comply with risk policies or properly address risk concerns, or (3) regulatory capital falls below regulatory capital requirements. The Compensation Committee did not exercise downward discretion with respect to the PSUs or MRSUs that vested during 2019.

Perquisites

Perquisites are a small part of our executive compensation program. Perquisites are offered to increase the productivity of our executives and align our compensation program with competitive practices because similar positions at Synovus’ competitors offer similar perquisites. The perquisites offered by Synovus in 2019 were limited to financial planning, relocation benefits, and the actuarial value of salary continuation life insurance coverage for certain officers. In addition, perquisites included transportation services and a housing allowance for Mr. Stelling. The Company’s incremental cost of providing these benefits is included as “All Other Compensation” in the Summary Compensation Table and is described in more detail in footnotes 3 and 5 of the Summary Compensation Table on page [•] of this Proxy Statement. Considered both individually and in the aggregate, we believe that the perquisites we offer to our named executive officers are reasonable and appropriate.

46	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

The Company did not provide auto allowances or reimbursements for club dues to executives in 2019. In addition, the Committee suspended the personal use of aircraft by the Company’s executives in 2009, although the Committee may approve exceptions to that policy. No exceptions were approved during 2019.

Retirement and Deferred Compensation Plans

Our compensation program also includes retirement plans designed to provide income following an executive’s retirement. Synovus’ compensation program is designed to reflect Synovus’ philosophy that compensation generally should be earned while actively employed. Although retirement benefits are paid following an executive’s retirement, the benefits are earned while employed. We have chosen to use defined contribution retirement plans because we believe that defined benefit plans are difficult to understand and communicate, and contributions to defined benefit plans often depend upon factors that are beyond Synovus’ control, such as the earnings performance of the assets in such plans compared to actuarial assumptions inherent in such plans. Synovus offered a 401(k) savings plan to its employees in 2019. The 401(k) savings plan offers an employer matching contribution of up to 5% of compensation.

In addition to the 401(k) savings plan, the Deferred Compensation Plan, or the Deferred Plan, replaces benefits foregone under the 401(k) savings plan due to legal limits imposed by the Internal Revenue Service, or IRS. The Deferred Plan does not provide “above market” interest. Instead, participants in the Deferred Plan can choose to invest their accounts among mutual funds that are the same as the mutual funds that are offered in the 401(k) savings plan. The executives’ Deferred Plan accounts are held in a rabbi trust, which is subject to claims by Synovus’ creditors. The employer matching contribution to the Deferred Plan for 2019 for named executive officers is set forth in the “All Other Compensation” column in the Summary Compensation Table, and the earnings on the Deferred Plan accounts during 2019 for named executive officers is set forth in the “Aggregate Earnings in Last FY” column in the Nonqualified Deferred Compensation Table. Mr. Stelling also participates in a deferred compensation plan entered into with Riverside Bank, or the Riverside Plan, prior to Riverside Bank’s acquisition by Synovus. The obligations under the Riverside Plan, which was initially effective January 1, 2003, were assumed by Synovus Bank when Synovus consolidated its banking charters in 2010. Under the Riverside Plan, the beginning benefit amount specified in the plan is increased by 3% for each year of service attained by Mr. Stelling. The total benefit amount under the Riverside Plan is payable to Mr. Stelling in monthly payments over a period of 15 years following his attainment of age 65 or in a single lump sum payment in the event of his death or disability. The total benefit amount under the Riverside Plan as of December 31, 2019 is included in Mr. Stelling’s balance in the Nonqualified Deferred Compensation Table and Synovus’ contribution to the Riverside Plan for 2019 is included in the “All Other Compensation” column in the Summary Compensation Table.

Employment and Termination Agreements

Synovus does not generally enter into employment agreements with its executives, except in unusual circumstances such as acquisitions. None of the named executive officers have employment agreements. Synovus uses change of control arrangements with its executives to ensure: (1) the retention of executives and an orderly transition during a change of control, (2) that executives would be financially protected in the event of a change of control so they continue to act in the best interests of Synovus while continuing to manage Synovus during a change of control, and (3) a competitive compensation package because such arrangements are common in the market and it was determined that such agreements were important in recruiting executive talent. The change of control agreements in place for the named executive officers provide for a lump sum payment equal to two to three years of base salary and the affected executive’s average bonus for the past three years, as well as two to three years of health and welfare benefits. These payments and benefits are paid only in the event of a “double trigger,” requiring a change of control followed by termination of an executive’s employment by Synovus for any reason other than “cause,” death or disability, or by the executive for “good reason,” within two years of the change of control. For more information, see “Potential Payouts upon Termination or Change of Control” on page [•] of this Proxy Statement. In June 2012, the Committee adopted a policy prohibiting tax gross-ups from any new change of control agreements.

Competitive Market Data

The Compensation Committee historically has evaluated comparative data relating to total direct compensation (salary, short-term incentive opportunities, and long-term incentive opportunities) to assess the executive compensation practices of competitor companies. The Compensation Committee continued this practice in 2019, with the assistance of Meridian. Findings from this comparative evaluation were used to assist the Compensation Committee in establishing the compensation opportunities for executives in 2019.

For 2019, the Compensation Committee used a peer group of 16 banks as part of its evaluation. The peer group consists of eight banks with higher assets and eight banks with lower assets than Synovus and does not include any banks with more than three times Synovus’ assets. As part of its evaluation of market practices, the Compensation Committee reviewed the most recent proxy data available for the banks listed below, as well as data appropriate to our industry and company size from external market surveys. When reviewing this data, the Compensation Committee focused on total direct compensation opportunities, not necessarily the amount of compensation actually paid, which varies depending upon each companies’ performance results.

Associated Banc-Corp.	Huntington Bancshares, Inc.
BOK Financial Corp.	IBERIABANK Corp.
Bank United, Inc.	M&T BankCorp.
Comerica Inc.	New York Community Bancorp, Inc.
Cullen/Frost Bankers, Inc.	People’s United Financial, Inc.
First Horizon National Corp.	Popular, Inc.
FNB Corp.	Regions Financial Corp.
Hancock Whitney Corp.	Zions Bancorporation

- 2020 Proxy Statement 47

EXECUTIVE COMPENSATION

Compensation Framework: Compensation Policies, Compensation Process and Risk Considerations

Compensation Policies

Stock Ownership/Retention Guidelines

To align the interests of its executives with shareholders, Synovus implemented stock ownership guidelines for its executives. Under the guidelines, executives are required to maintain ownership of Synovus common stock equal to at least a specified multiple of base salary, as set forth in the table below:

Named Executive Officer	Ownership Level (as multiple of base salary)
Chief Executive Officer	5x
All other executive officers	3x

The guidelines are reviewed at the beginning of each calendar year. Executives have a five-year grace period to fully achieve the guideline with an interim three-year goal. Until the guideline is achieved, executives are required to retain all net shares received upon the exercise of stock options or vesting of other stock-based awards, excluding shares used to pay an option’s exercise price and any taxes due upon exercise or vesting of an award. In determining compliance, the guidelines allow consideration of any stock options or other stock-based awards granted to executives, including restricted stock units. In the event of a severe financial hardship, the guidelines permit the development of an alternative ownership plan by the Chairman of the Board of Directors and Chairman of the Compensation Committee.

All current executives were in compliance with the guidelines (with applicable grace periods) as of December 31, 2019.

Hold Until Retirement Provision

Synovus has also adopted a “hold until retirement” policy that applies to all unexercised stock options and unvested restricted stock and restricted stock unit awards. Under this policy, executives that have attained the stock ownership guidelines described above are also required to retain ownership of 50% of all stock acquired through Synovus’ equity compensation plans (after taxes and transaction costs) until their retirement or other termination of employment. The “hold until retirement” requirement further aligns the interests of our executives with shareholders.

Clawback Policy

Our 2013 Omnibus Plan and award agreements contain language that makes all awards to executives subject to a recoupment or clawback policy approved by the Compensation Committee. The Compensation Committee initially approved a clawback policy in 2014 and Compensation Committee updated and strengthened the policy in 2018. Under the updated policy, any incentive compensation paid to Synovus’ executive officers that is based upon materially inaccurate performance metrics or financial statements, or material failures in the management of Company financial, operational, or reputational risks that result in or are reasonably expected to result in a material adverse impact to Synovus or a business unit, are subject to clawback.

Anti-Hedging Policy

Synovus does not allow directors or executive officers to hedge the value of Synovus equity securities held directly or indirectly by the director or executive officer. Synovus’ policy prohibits the purchase or sale of puts, calls, options or other derivative securities based on Synovus’ securities, as well as hedging or monetization transactions, such as zero-cost collars and forward sale contracts or other derivative securities based on Synovus securities. The anti-hedging policy does not extend to all team members of Synovus but is limited to our directors, executive officers and certain other designated insiders.

Anti-Pledging Policy

Synovus’ Corporate Governance Guidelines and Insider Trading Policy prohibit pledges of our stock by directors and executive officers.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility of compensation paid by a publicly-traded corporation to certain named executive officers for amounts in excess of $1 million. Prior to the enactment of H.R. 1, formerly known as the Tax Cuts and Jobs Act of 2017, performance-based compensation that met certain conditions was exempt from the deduction limitation. The annual cash incentive opportunities and PSU and MRSU awards granted to our executive officers prior to the law’s enactment were initially designed in a manner intended to be exempt from the deduction limitation of Section 162(m) because they are paid based on the achievement of pre-determined performance goals established by the Compensation Committee pursuant to our shareholder-approved equity incentive plan.

The exemption from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017.

Despite the Compensation Committee’s efforts to structure executive annual cash incentives and PSU and MRSU awards granted prior to 2018 in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that this compensation will satisfy the requirements for exemption due to uncertainties as to the application and interpretation of Section 162(m) and the transition relief. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it believes the benefits of doing so outweigh the loss of a tax deduction.

48	- 2020 Proxy Statement

EXECUTIVE COMPENSATION

Accounting Considerations

We account for all compensation paid in accordance with generally accepted accounting principles. The accounting treatment has generally not affected the form of compensation paid to named executive officers.

No Option Repricing

Our 2013 Omnibus Plan prohibits the repricing of stock options and stock appreciation rights without shareholder approval.

Timing of Equity Awards

If the Compensation Committee is taking action to approve equity awards on or near the date that Synovus’ annual earnings are released, the Committee has established the grant date for equity awards to executives as: (a) the last business day of the month in which earnings are released or, if later, (b) two complete business days following the date of the earnings release. This policy ensures that the annual earnings release has time to be absorbed by the market before equity awards are granted.

Compensation Process

Role of Compensation Committee and Compensation Consultant in Compensation Process

The roles of the Compensation Committee and its compensation consultant in the compensation process are described in detail beginning on page [•] of this Proxy Statement under “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee.”

Role of the Executive Officers in the Compensation Process

Synovus’ Chief Executive Officer generally attends Compensation Committee meetings by invitation of the Compensation Committee. The Chief Executive Officer provides management perspective on issues under consideration by the Committee and makes proposals regarding the compensation of the named executive officers, other than himself. The Chief Executive Officer does not have authority to vote on Compensation Committee matters. The Compensation Committee regularly meets in executive session without any executive officers present. For more information regarding Compensation Committee meetings, please refer to page [•] of this Proxy Statement under “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee.”

Tally Sheets

The Compensation Committee historically has used annual tally sheets to add up all components of compensation for the Chief Executive Officer and the other named executive officers, including base salary, bonus, long-term incentives, accumulative realized and unrealized stock options and restricted stock gains, the dollar value of perquisites and the total cost to the Company, and earnings and accumulated payment obligations under Synovus’ nonqualified deferred compensation program. Tally sheets also provide estimates of the amounts payable to each executive upon the occurrence of potential future events, such as a change of control, retirement, voluntary or involuntary termination, death and disability. Tally sheets are used to provide the Compensation Committee with total compensation amounts for each executive so that the Committee can determine whether the amounts are in line with our compensation strategy. The Compensation Committee reviewed tally sheets for the Chief Executive Officer and for Synovus’ other named executive officers in October 2019 and concluded that their total compensation is fair and reasonable.

Risk Considerations

Our compensation program is reviewed by several different groups to ensure that the risks involved with the program are appropriately assessed and managed. The compensation risks are first reviewed by the management team that designs, implements and administers the program. Incentive compensation programs are also reviewed by the Executive Risk Committee, a management committee chaired by our Chief Risk Officer. As a part of this process, management completes a thorough risk assessment for each plan, assessing the administrative, strategic and financial risk of each compensation plan, ensuring consistency in the review and administration of each plan and producing an overall risk assessment rating for each plan. Moreover, management reviews each plan for alignment with Synovus’ strategic objectives and assesses whether the payouts are equitable for value generated to Synovus and whether the plans encourage unnecessary risk-taking by Synovus’ participants. The Compensation Committee met with the Chief Risk Officer to review a comprehensive risk assessment of our 2019 compensation plans.

Synovus’ employee incentive plans are broadly classified by business unit: incentive plans for Synovus’ banking divisions and incentive plans for Synovus’ Financial Management Services division. All of the plans were assessed for risk factors in different categories, including financial risks, strategic risks, and administrative risks. Each plan was assigned a level of risk ranking from “1” (lowest risk) to “5” (highest risk) for each risk category. Any plan that received a “4” or “5” in any category was modified through the implementation of additional controls to ensure appropriate mitigation of risks. After the implementation of such controls, no plans were ranked higher than a “3.” After reviewing the incentive plans and the Company’s risk assessment process, the Compensation Committee concluded that there were no unnecessary risks under the plans and there were no risks arising from the Company’s compensation policies and practices that were likely to have a material adverse effect on the Company.

- 2020 Proxy Statement 49

COMPENSATION COMMITTEE REPORT

CD&A

Synovus’ Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, has recommended to the Board that the Compensation Discussion and Analysis be included in Synovus’ 2019 Annual Report and in this Proxy Statement.

The Compensation Committee
Tim E. Bentsen, Chair
F. Dixon Brooke, Jr.
Stephen T. Butler
Joseph J. Prochaska, Jr.
Barry L. Storey

50	- 2020 Proxy Statement

SUMMARY COMPENSATION TABLE

The table below summarizes the compensation for each of our named executive officers for each of the last three fiscal years.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Kessel D. Stelling Chairman and Chief Executive Officer	2019	$1,125,000	—		$2,553,319	—	$1,054,688	—	$457,436	(2)(3)	$5,190,443
	2018	1,125,000	—		2,526,069	—	1,852,000	—	365,141		5,868,210
	2017	1,106,000	—		2,546,275	—	1,966,078	—	342,275		5,960,628
Kevin S. Blair* President and Chief Operating Officer	2019	673,763	—		1,803,032	—	403,219	—	44,196	(2)	2,924,210
	2018	598,117	—		1,010,466	—	631,375	—	—		2,239,958
	2017	579,865			1,018,561	—	637,819	—	804		2,237,049
Andrew J. Gregory, Jr.** Executive Vice President and Chief Financial Officer	2019	228,365	200,000	(4)	300,001	—	365,250	—	65,111	(5)	1,158,727
Kevin J. Howard*** Executive Vice President and Chief Wholesale Banking Officer	2019	446,579	—		510,718	—	248,069	—	25,243	(2)(5)	1,230,609
Mark G. Holladay Executive Vice President and Chief Risk Officer	2019	398,491	—		459,616	—	203,224	—	30,819	(2)(5)	1,092,150
	2018	383,517	—		454,760	—	308,364	—	18,396		1,164,906
	2017	374,725	—		285,218	—	329,741	—	20,836		1,010,520
Robert W. Derrick**** Executive Vice President and Chief Credit Officer	2019	320,195	—		286,020	—	143,234	—	7,055	(2)(5)	756,504
*	Mr. Blair was named Senior Executive Vice President, Chief Operating Officer and Interim Chief Financial Officer on December 12, 2018. Mr. Blair served as Interim Chief Financial Officer until Mr. Gregory’s appointment on June 24, 2019. Mr. Blair was named President and Chief Operating Officer on December 12, 2019.
**	Mr. Gregory was named Executive Vice President and Chief Financial Officer on June 24, 2019.
***	Mr. Howard was named Executive Vice President and Chief Wholesale Banking Officer on December 12, 2018 and continued serving as Interim Chief Credit Officer until Mr. Derrick’s appointment on January 14, 2019.
****	Mr. Derrick was named Executive Vice President and Chief Credit Officer on January 14, 2019.
(1)	Amounts reflect the grant date fair value of stock awards for each of the last three fiscal years computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the PSU, MRSU and RSU awards are set forth in Note __ of the Notes to the Audited Consolidated Financial Statements in the 2019 Annual Report. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2019, the grant date fair value of the PSU and MRSU awards granted in 2019 would have been $3,566,655 for Mr. Stelling, $2,441,543 for Mr. Blair, $713,484 for Mr. Howard, $642,020 for Mr. Holladay and $429,030 for Mr. Derrick. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2018, the grant date fair value of the PSU and MRSU awards granted in 2018 would have been $3,532,579 for Mr. Stelling, $1,413,110 for Mr. Blair, and $635,987 for Mr. Holladay. If the highest level of performance were assumed in the valuation of the PSU and MRSU awards for 2017, the grant date fair value of the PSU and MRSU awards granted in 2017 would have been $3,495,436 for Mr. Stelling, $1,398,218 for Mr. Blair, and $496,571 for Mr. Holladay.
(2)	Amount includes company contributions by Synovus to nonqualified deferred compensation plans of $386,116, $44,196, $24,393, $21,206 and $6,510 for each of Messrs. Stelling, Blair, Howard, Holladay and Derrick, respectively.
(3)	Amount includes contributions by Synovus under the 2011 Synovus Director Stock Purchase Plan of $3,000 for Mr. Stelling. Amount also includes incremental costs of perquisites totaling $68,320 for Mr. Stelling. These perquisites include a housing allowance of $26,400, financial planning assistance of $17,500, and transportation service costs of $24,420. Mr. Stelling receives security alarm monitoring service for which there is no incremental cost to the Company.
(4)	Mr. Gregory received a one-time cash bonus of $200,000 in connection with his hire designed to partially compensate him for incentives forfeited from his former employer.
(5)	Amount includes financial planning assistance of $7,500 for Mr. Holladay, relocation benefits of $65,111 for Mr. Gregory, and the actuarial value of salary continuation life insurance benefit of $850 for Mr. Howard, $2,113 for Mr. Holladay and $545 for Mr. Derrick.
- 2020 Proxy Statement 51

SUMMARY COMPENSATION TABLE

Grants of Plan-Based Awards for Fiscal Year 2019

The table below sets forth the short-term and long-term incentive compensation (granted in the form of cash-based awards, PSUs, MRSUs and RSUs) awarded to the named executive officers for 2019. There were no stock options granted to the named executive officers for 2019.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards(3) ($)
Name	Grant Date	Action Date	Threshold ($)		Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kessel D. Stelling	2-7-19 (Cash Incentive)	2-7-19	$703,125		$1,406,250	$2,109,375	—	—	—		—
	2-7-19 (PSUs)	2-7-19	—		—	—	20,086	40,172	60,258		$1,500,022
	2-7-19 (MRSUs)	2-7-19	—		—	—	20,086	26,781	33,476		1,053,297
Kevin S. Blair	2-7-19 (Cash Incentive)	2-7-19	278,100		556,200	834,300	—	—	—		—
	2-7-19 (PSUs)	2-7-19	—		—	—	10,043	20,086	30,129		750,011
	2-7-19 (MRSUs)	2-7-19	—		—	—	10,043	13,391	16,739		526,668
	12-12-19 (MRSUs)	12-12-19	—		—	—	9,338	12,451	15,564		526,553
Andrew J. Gregory, Jr.	6-24-19 (Cash Incentive)	6-3-19	356,250	(4)	356,250	534,375	—	—	—		—
	6-24-19 (RSUs)	6-3-19	—		—	—	—	—	—	8,974	300,001
Kevin J. Howard	2-7-19 (Cash Incentive)	2-7-19	162,225		324,450	486,675	—	—	—		—
	2-7-19 (PSUs)	2-7-19	—		—	—	4,018	8,035	12,053		300,027
	2-7-19 (MRSUs)	2-7-19	—		—	—	4,018	5,357	6,696		210,691
Mark G. Holladay	2-7-19 (Cash Incentive)	2-7-19	122,971		245,941	368,912	—	—	—		—
	2-7-19 (PSUs)	2-7-19	—		—	—	3,616	7,231	10,847		270,006
	2-7-19 (MRSUs)	2-7-19	—		—	—	3,616	4,821	6,026		189,610
Robert W. Derrick	2-7-19 (Cash Incentive)	2-7-19	98,880		197,760	296,640	—	—	—		—
	2-7-19 (PSUs)	2-7-19	—		—	—	2,250	4,500	6,750		168,030
	2-7-19 (MRSUs)	2-7-19	—		—	—	2,250	3,000	3,750		117,990
(1)	Reflects threshold, target and maximum payout opportunities under the annual incentive plan based on 2019 performance. The actual amount of annual incentive earned by the named executive officer is reported under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For more information regarding the annual incentive plan, see the discussion under “Short Term Incentives” in the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement.
(2)	Reflects threshold, target and maximum number of shares that may be earned under awards of PSUs and MRSUs. The PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average ROAA and ROATCE during the performance period, the actual payout of the performance stock units can range from 0% to 150% of the target amount. The MRSUs have a three-year service requirement (one-third vest for each year of service) and three one-year performance periods. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year may be adjusted upward or downward 25%.
(3)	Amounts reflect the grant date fair value of long-term incentive awards computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the long-term incentive awards are set forth in Note 17 of the Notes to the Audited Consolidated Financial Statements in the 2019 Annual Report.
(4)	Mr. Gregory’s minimum bonus amount was established at target for 2019 under his initial hire agreement.
52	- 2020 Proxy Statement

SUMMARY COMPENSATION TABLE

Outstanding Equity Awards at 2019 Fiscal Year-End

The table below identifies the option awards and stock awards held by the named executive officers and outstanding on December 31, 2019.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Kessel D. Stelling	2-7-19	—		—	27,477	(3)	$1,077,098
	2-7-19	—		—	41,216	(4)	1,615,667
	2-8-18	—		—	14,819	(3)	580,905
	2-8-18	—		—	33,338	(4)	1,306,850
	2-9-17	—		—	10,655	(3)	417,676
	2-9-17	47,931	(4)	1,878,895	—		—
Kevin S. Blair	2-7-19	—		—	13,738	(3)	538,530
	2-7-19	—		—	20,607	(4)	807,794
	12-12-19	—		—	12,451	(3)	488,079
	2-8-18	—		—	5,928	(3)	232,378
	2-8-18	—		—	13,333	(4)	522,654
	2-9-17	—		—	4,266	(3)	167,227
	2-9-17	19,170	(4)	751,464	—		—
Andrew J. Gregory, Jr.	6-24-19	9,052	(5)	354,838	—		—
Kevin J. Howard	2-7-19	—		—	5,495	(3)	215,404
	2-7-19	—		—	8,243	(4)	323,126
	2-8-18	—		—	1,777	(3)	69,658
	2-8-18	—		—	3,998	(4)	156,722
	2-9-17	—		—	1,197	(3)	46,922
	2-9-17	5,363	(4)	210,210	—		—
Mark G. Holladay	2-7-19	—		—	4,945	(3)	193,844
	2-7-19	—		—	7,417	(4)	290,746
	2-8-18	—		—	2,669	(3)	104,625
	2-8-18	—		—	5,998	(4)	235,122
	2-9-17	—		—	1,197	(3)	46,922
	2-9-17	5,363	(4)	210,210	—		—
Robert W. Derrick	2-7-19	—		—	3,076	(3)	120,579
	2-7-19	—		—	4,615	(4)	180,908
	2-8-18	1,112	(5)	43,950	—		—
	2-9-17	646	(5)	25,323	—		—
(1)	Includes additional stock awards credited by reason of such awards earning dividend equivalents. MRSUs, PSUs and RSUs also vest in the event of death, disability or retirement after age 65 with 10 or more years of service.
(2)	Market value is calculated based on the closing price of Synovus’ common stock on December 31, 2019 ($39.20) as reported on the NYSE.
(3)	MRSUs have a three-year service requirement (one-third vest for each year of service following grant) and three one-year performance periods. Based upon Synovus’ total shareholder return during the performance period, the number of MRSUs that vest each year may be adjusted upward or downward 25%. In accordance with SEC rules, the number of MRSUs in the table is based on an assumed achievement at the target performance level.
(4)	PSUs have a three-year service requirement (100% vest after three years of service) and a three-year performance period. Based upon Synovus’ weighted average ROAA (and ROATCE for the 2018 and 2019 grants) during the performance period, the payout of the performance stock units may range from 0% to 150% of the target amount. In accordance with SEC rules, the number of unearned PSUs reflected in the table is based on an assumed achievement at the target performance level. PSUs granted in 2017 shown at 150% of target based upon 2017-2019 performance results.
(5)	RSUs have a three-year service requirement and vest 33.3% each year over three years.
- 2020 Proxy Statement 53

SUMMARY COMPENSATION TABLE

Option Exercises and Stock Vested for Fiscal Year 2019

The following table sets forth the number and corresponding value realized during 2019 with respect to restricted stock units that vested for each named executive officer. No named executive officer exercised stock options during 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kessel D. Stelling	—	—	61,549	$2,297,678
Kevin S. Blair	—	—	8,034	296,041
Andrew J. Gregory, Jr.	—	—	—	—
Kevin J. Howard	—	—	9,035	337,283
Mark G. Holladay	—	—	9,359	349,381
Robert W. Derrick	—	—	2,173	81,130
(1)	Reflects the fair market value of the underlying shares as of the vesting date.

Nonqualified Deferred Compensation for Fiscal Year 2019

The table below provides information relating to the activity in the deferred compensation plans for the named executive officers in 2019.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(3)
Kessel D. Stelling	$112,500	$386,116	$283,343	—	$3,465,644	(4)
Kevin S. Blair	44,196	44,196	5,568	—	93,961
Andrew J. Gregory, Jr.	13,154	—	590	—	13,743
Kevin J. Howard	24,393	24,393	19,214	—	157,911
Mark G. Holladay	21,206	21,206	164,192	—	876,141
Robert W. Derrick	34,010	6,510	10,545	—	85,622
(1)	The amounts included in this column are included in the Summary Compensation Table for 2019 as “Salary.”
(2)	The amounts included in this column are included in the Summary Compensation Table for 2019 as “All Other Compensation.”
(3)	Of the balances reported in this column, the amounts of $1,297,267 and $215,601 with respect to Messrs. Stelling and Holladay, respectively, were reported in the Summary Compensation Table as “Salary” or “All Other Compensation” in previous years. No amounts were reported in previous years as “Salary” or “All Other Compensation” with respect to the other executives.
(4)	The year-end balance for Mr. Stelling includes $1,567,259 in the Deferred Plan, which had contributions of $112,500 for 2019, and $1,898,385 in the Riverside Plan, which had contributions of $273,616 in 2019.

The Deferred Plan replaces benefits lost by executives under the qualified retirement plans due to IRS limits. Executives are also permitted to defer all or a portion of their base salary or short-term incentive award. Amounts deferred under the Deferred Plan are deposited into a rabbi trust, and executives are permitted to invest their accounts in mutual funds that are generally the same as the mutual funds available in the qualified 401(k) plan. Deferred Plan participants may elect to withdraw their accounts as of a specified date or upon their termination of employment. Distributions can be made in a single lump sum or in annual installments over a two to ten year period, as elected by the executive. Each named executive officer is 100% vested and will therefore receive his account balance in Synovus’ nonqualified deferred compensation plan upon his termination of employment for any reason.

The material terms and provisions of the Riverside Plan are described on page [•] of this Proxy Statement.

Potential Payouts upon Termination or Change of Control

Synovus has entered into change of control agreements with its named executive officers. Under these agreements, benefits are payable upon the occurrence of two events (also known as a “double trigger”). The first event is a change of control and the second event is the termination of an executive’s employment by Synovus for any reason other than “cause,” death, or disability, or by the executive for “good reason,” within two years following the date of the change of control. “Change of control” is defined, in general, as the acquisition of 20% of Synovus’ stock by any “person” as defined under the Securities Exchange Act of 1934, turnover of more than one-third of the Board of Directors of Synovus, or a merger of Synovus with another company if the former shareholders of Synovus own less than 60% of the surviving company. For purposes of these agreements, “good reason” means a material adverse reduction in an executive’s position, duties or responsibilities, relocation of the executive more than 35 miles from where the executive is employed, or a material reduction in the executive’s base salary, bonus or other employee benefit plans.

54	- 2020 Proxy Statement

SUMMARY COMPENSATION TABLE

In the event payments are triggered under the agreements, each named executive will receive a specified multiple of his base salary in effect prior to the termination plus a percentage of his base salary equal to the average short-term incentive award percentage earned over the previous three calendar years prior to the termination, as well as a pro rata short-term incentive award calculated at target for the year of termination. The severance multiple is 2x for Mr. Derrick and 3x for other named executive officers. These amounts are paid to the named executive in a single lump-sum cash payment. Each named executive will also receive health and welfare benefits for a number of years equal to the severance multiple. In addition, executives who entered into agreements prior to the prohibition on tax gross-ups adopted by the Compensation Committee (see page [•]) will receive an amount that is designed to “gross-up” the executive for any excise taxes that are payable by the executive as a result of the payments under the agreement, but only if the total change of control payments to the executive exceed 110% of the applicable IRS cap. The following table quantifies the estimated amounts that would be payable under the change of control agreements, assuming the triggering events occurred on December 31, 2019. In addition to the amounts set forth in the table below, executives would also receive a distribution of their deferred compensation vested account balance shown above in the Nonqualified Deferred Compensation Table upon their separation of employment on December 31, 2019.

	Base Salary	Average 3-Yrs Short- Term Incentive Award	Pro-Rata Target Short- Term Incentive Award	Health and Welfare Benefits	Stock Award Vesting(1)	Excise Tax Gross- up(2)	Total
Kessel D. Stelling	$3,375,000	$5,062,500	$1,406,250	$74,484	$6,250,793	—	$16,169,027
Kevin S. Blair	2,085,750	2,029,914	556,200	74,484	3,257,638	—	8,003,986
Andrew J. Gregory, Jr.	1,425,000	—	356,250	74,484	354,838	—	2,210,572
Kevin J. Howard	1,390,500	1,084,590	324,450	74,484	951,972	—	3,825,966
Mark G. Holladay	1,229,706	954,990	245,941	74,484	1,011,399	—	3,516,520
Robert W. Derrick	659,200	207,744	197,760	49,656	370,400	—	1,484,760
(1)	Estimated by multiplying number of stock awards that vest upon change of control by fair market value on December 31, 2019. Awards vest in full at target upon involuntary or constructive termination of employment within two years following a change of control. Stock awards also vest upon death, disability or retirement after age 65 with 10 or more years of service.
(2)	Excise taxes on vesting of PSU awards estimated by including full value of awards. Excise taxes on vesting of restricted stock unit and MRSU awards estimated by multiplying amount of awards that vest upon change of control by 1% for each month of accelerated vesting. Total estimated excise tax amount divided by 43.55%, which percentage is designed to calculate the amount of gross-up payment necessary so that executive is placed in the same position as though excise tax did not apply. No gross-up payment is made if change of control payment does not exceed IRS cap by 110%, which was the case for Messrs. Stelling, Howard and Holladay. The agreements for Mr. Blair, Mr. Gregory and Mr. Derrick do not contain a gross-up provision.

Executives who receive these benefits are subject to a confidentiality obligation with respect to non-public and confidential information about Synovus they possess. There are no provisions regarding a waiver of this confidentiality obligation. No perquisites or other personal benefits are payable under the change of control agreements.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2019. We determined the median employee based on each employee’s annual earnings (consisting of salaries, bonuses and commissions), annualizing earnings for employees who were not employed for a full year in 2019. After identifying the median employee, we added compensation under our Company sponsored broad-based employee benefit plans to the earnings of the median employee for 2019 and to the CEO’s total compensation as reflected in the Summary Compensation Table for 2019 (adding $32,552 to the CEO’s compensation amount). Based on the foregoing, the CEO’s 2019 annual total compensation is $5,222,995 and the median annual total compensation of all employees (except for the CEO) is $65,896, resulting in a CEO pay ratio of approximately 79 to 1.

- 2020 Proxy Statement 55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Policy

Synovus’ Board of Directors has adopted a written policy for the review, approval or ratification of certain transactions with related parties of Synovus, which policy is administered by the Corporate Governance and Nominating Committee. Transactions that are covered under the policy include any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year; (2) Synovus is a participant; and (3) any related party of Synovus (such as an executive officer, director, nominee for election as a director or greater than 5% beneficial owner of Synovus stock, or their immediate family members) has or will have a direct or indirect interest.

Among other factors considered by the Committee when reviewing the material facts of related party transactions, the Committee must take into account whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Certain categories of transactions have standing pre-approval under the policy, including the following:

•	the employment of non-executive officers who are immediate family members of a related party of Synovus so long as the annual compensation received by this person does not exceed $250,000, which employment is reviewed by the Committee at its next regularly scheduled meeting; and
•	certain limited charitable contributions by Synovus, which transactions are reviewed by the Committee at its next regularly scheduled meeting.

The policy does not apply to certain categories of transactions, including the following:

•	certain lending transactions between related parties and Synovus and any of its banking and brokerage subsidiaries;
•	certain other financial services provided by Synovus or any of its subsidiaries to related parties, including retail brokerage, deposit relationships, investment banking and other financial advisory services; and
•	transactions that occurred, or in the case of ongoing transactions, transactions that began, prior to the date of the adoption of the policy by the Synovus Board.

Related Party Transactions in the Ordinary Course

During 2019, Synovus’ executive officers and directors (including their immediate family members and organizations with which they are affiliated) were also banking customers of Synovus and/or its subsidiaries. The lending relationships with these directors and officers (including their immediate family members and organizations with which they are affiliated) were made in the ordinary course of business and on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with persons not related to the lender and do not involve more than normal collection risk or present other unfavorable features. In addition to these lending relationships, some directors and their affiliated organizations provide services or otherwise do business with Synovus and its subsidiaries, and we in turn provide services, including retail brokerage and other financial services, or otherwise do business with the directors and their organizations, in each case in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other nonaffiliated persons.

For purposes of determining director independence, the Board considered the lending and/or other financial services relationships provided to each of our directors and nominees, their immediate family members and/or their affiliated organizations during 2019 and determined that none of the relationships constitute a material relationship with Synovus. The services provided to these directors and nominees were in the ordinary course of business and on substantially the same terms as those available to unrelated parties. These relationships meet the Board’s categorical standards for independence. See “Corporate Governance and Board Matters—Independence.”

Other Related Party Transactions

In 2019, Synovus and its wholly owned subsidiaries paid to Communicorp, Inc., a wholly-owned subsidiary of Aflac Incorporated, $427,442 for printing, marketing and promotional services, which payments are comparable to payments between similarly situated unrelated third parties for similar services. Teresa White, a director, is President of Aflac US. The payments to Communicorp by Synovus and its subsidiaries represent less than 0.002% of Aflac’s 2019 gross revenues. The Board considered these transactions and determined that Ms. White is independent pursuant to Synovus’ categorical standards of independence.

56	- 2020 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires Synovus’ officers and directors, and persons who own more than ten percent of Synovus stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish Synovus with copies of all Section 16(a) forms they file.

To Synovus’ knowledge, based solely on its review of the copies of such forms received by it, and written representations from certain reporting persons, Synovus believes that during the fiscal year ended December 31, 2019, its officers, directors and greater than ten percent beneficial shareholders timely complied with all applicable Section 16(a) filing requirements, except that two of such Section 16(a) reports were filed late (one for Mr. Butler and one for Mr. Storey).

SHAREHOLDER PROPOSALS AND NOMINATIONS

In order for a shareholder proposal to be considered for inclusion in Synovus’ Proxy Statement for the 2021 annual meeting of shareholders, the written proposal must be received by the Corporate Secretary of Synovus at the address below. The Corporate Secretary must receive the proposal no later than [•], 2020. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary
Synovus Financial Corp.
1111 Bay Avenue, Suite 500
Columbus, Georgia 31901

For a shareholder proposal that is not intended to be included in Synovus’ Proxy Statement for the 2021 annual meeting of shareholders, or if you want to nominate a person for election as a director, you must provide written notice to the Corporate Secretary at the address above. The Secretary must receive this notice not earlier than December 23, 2020 and not later than January 22, 2021. The notice of a proposed item of business must provide information as required in the bylaws of Synovus which, in general, require that the notice include for each matter a brief description of the matter to be brought before the meeting; the reason for bringing the matter before the meeting; your name, address, and number of shares you own beneficially or of record; and any material interest you have in the proposal.

The notice of a proposed director nomination must provide information as required in the bylaws of Synovus which, in general, require that the notice of a director nomination include your name, address and the number of shares you own beneficially or of record; the name, age, business address, residence address and principal occupation of the nominee; and the number of shares owned beneficially or of record by the nominee, as well as information on any hedging activities or derivative positions held by the nominee with respect to Synovus shares. It must also include the information that would be required to be disclosed in the solicitation of proxies for the election of a director under federal securities laws. You must submit the nominee’s consent to be elected and to serve as well as a statement whether each nominee, if elected, intends to tender promptly following such person’s failure to receive the required vote for election or re-election, an irrevocable resignation effective upon acceptance by the Board of Directors, in accordance with Synovus’ Corporate Governance Guidelines. A copy of the bylaw requirements will be provided upon request to the Corporate Secretary at the address above.

- 2020 Proxy Statement 57

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GENERAL INFORMATION

Financial Information

A copy of Synovus’ 2019 Annual Report accompanies this Proxy Statement or, in the case of shareholders who receive Notice and Access, is available on the website with the Proxy Statement. Additional copies of the 2019 Annual Report, without exhibits, will be furnished, without charge, by writing to the Corporate Secretary, Synovus Financial Corp., 1111 Bay Avenue, Suite 500, Columbus, Georgia 31901. The 2019 Annual Report is also available at investor.synovus.com under the “Financial Information” tab.

Solicitation of Proxies

Synovus will pay the cost of soliciting proxies. Proxies may be solicited on behalf of Synovus by directors, officers or employees by mail, in person or by telephone, facsimile or other electronic means, for which they will receive no additional compensation. Synovus will reimburse brokerage firms, nominees, custodians, and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies with respect to shares of our common stock held of record by brokers, nominees and institutions and, in certain cases, by other holders. Such solicitation may be made through the use of mail, by telephone or by personal calls. The anticipated cost of the services of Innisfree is $20,000 plus expenses.

Householding

The Securities and Exchange Commission’s proxy rules permit companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement to those shareholders. This method of delivery, often referred to as householding, should reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. Synovus and certain intermediaries are householding proxy materials for shareholders of record in connection with the Annual Meeting. This means that:

•	Only one Notice or Proxy Statement and 2019 Annual Report will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary;
•	You can contact Synovus by calling (706) 644-0948 or by writing Director of Investor Relations, Synovus Financial Corp., 1111 Bay Avenue, Suite 200, Columbus, Georgia 31901 to request a separate copy of the Notice or 2019 Annual Report and Proxy Statement for the Annual Meeting and for future meetings or, if you are currently receiving multiple copies, to receive only a single copy in the future or you can contact your bank or broker to make a similar request; and
•	You can request delivery of a single copy of the Notice, 2019 Annual Report or Proxy Statement from your bank or broker if you share the same address as another Synovus shareholder and your bank or broker has determined to household proxy materials.
58	- 2020 Proxy Statement

Appendix A: Synovus Financial Corp. Director Independence Standards

The following independence standards have been approved by the Board of Directors and are included within Synovus’ Corporate Governance Guidelines.

A majority of the Board of Directors will be directors that the Board of Directors has affirmatively determined meet the criteria for independence required by the NYSE and the Corporate Governance Guidelines.

A. Categorical Standards for Director Independence

The Corporate Governance and Nominating Committee will make recommendations to the Board annually as to the independence of directors as defined by the NYSE. To be considered independent under the NYSE Listing Standards, the Board must determine that a director does not have any direct or indirect material relationship with the Company. The Board has established the following standards to assist it in determining director independence. A director is not independent if:

•	The director is, or has been within the last three years, an employee of the Company or an immediate family member is, or has been within the last three years, an executive officer of the Company.
•	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). (Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) is not taken into consideration under this independence standard).
•	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.
•	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
•	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (The principal amount of loans made by the Company to any director or immediate family member shall not be taken into consideration under this independence standard; however, interest payments or other fees paid in association with such loans would be considered payments.)

The following relationships will not be considered to be material relationships that would impair a director’s independence:

•	The director is a current employee, or an immediate family member of the director is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services (including financial services) in an amount which, in the prior fiscal year, is less than the greater of $1 million, or 2% of such other company’s consolidated gross revenues. (In the event this threshold is exceeded, and where applicable in the standards set forth below, the three year “look back” period referenced above will apply to future independence determinations).
•	The director or an immediate family member of the director is a partner of a law firm that provides legal services to the Company and the fees paid to such law firm by the Company in the prior fiscal year were less than the greater of $1 million, or 2% of the law firm’s total revenues.
•	The director or an immediate family member of the director is an executive officer of a tax exempt organization and the Company’s contributions to the organization in the prior fiscal year were less than the greater of $1 million, or 2% of the organization’s consolidated gross revenues.
•	The director received less than $120,000 in direct compensation from the Company during the prior twelve month period, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	The director’s immediate family member received in his or her capacity as an employee of the Company (other than as an executive officer of the Company), less than $250,000 in direct compensation from the Company in the prior fiscal year, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
•	The director or an immediate family member of the director has, directly, in his or her individual capacities, or, indirectly, in his or her capacity as the owner of an equity interest in a company of which he or she is not an employee, lending relationships, deposit relationships or other banking relationships (such as depository, trusts and estates, private banking, investment banking, investment management, custodial, securities brokerage, insurance, cash management and similar services) with the Company provided that:
1.	Such relationships are in the ordinary course of business of the Company and are on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and
- 2020 Proxy Statement A-1

Appendix A: Synovus Financial Corp. Director Independence Standards

2.	With respect to extensions of credit by the Company’s subsidiaries:
(a)	such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve, Sections 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities Exchange Act of 1934; and
(b)	no event of default has occurred under the extension of credit.

For relationships not described above or otherwise not covered in the above examples, a majority of the Company’s independent directors, after considering all of the relevant circumstances, may make a determination whether or not such relationship is material and whether the director may therefore be considered independent under the NYSE Listing Standards. The Company will explain the basis of any such determinations of independence in the next proxy statement.

For purposes of these independence standards an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

For purposes of these independence standards “Company” includes any parent or subsidiary in a consolidated group with the Company.

B. Additional Criteria for Independent Audit Committee and Compensation Committee Members

In addition to being independent as determined under the Categorical Standards for Independence set forth in “A” above,

•	members of the Audit Committee shall not (a) accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries other than directors’ fees or (b) be an “affiliated person” of the Company or any or its subsidiaries, all as set forth in Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
•	members of the Compensation Committee (a) shall not have any relationship to the Company that is material to such director’s ability to be independent from the Company’s management in connection with the duties of a Compensation Committee member, after taking into consideration all factors specifically relevant to the relationship pursuant to NYSE Listing Standard 303A.02(a)(ii) and the criteria set forth in Rule 10C-1(b)(1) promulgated under the Exchange Act and (b) must qualify as “outside directors” as such term is defined under Section 162(m) of the Internal Revenue.
A-2	- 2020 Proxy Statement

Appendix B-1: Amendment to Synovus’ Amended and Restated Articles of Incorporation to Eliminate 10-1 Voting Provisions

1.	The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.
2.	In connection with the Corporation’s decision to eliminate the 10-1 voting provisions in its Articles of Incorporation, paragraphs (b), (c), (d), (e), and (f) of Article 4 of the Articles of Incorporation are hereby deleted in their entirety, and the second paragraph of Article 4 is hereby amended to read as follows:

“Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.”

3.	The amendment was duly adopted by the Board of Directors of the Corporation on December 12, 2019.
4.	The amendment was duly approved by the shareholders of the Corporation on April 22, 2020 in accordance with the provisions of O.C.G.A. §14-2-1003.
5.	These Articles of Amendment shall be effective at Eastern Time on April , 2020.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed by its duly authorized officer on this        day of April, 2020.

SYNOVUS FINANCIAL CORP.

By:
Name:
Title:

- 2020 Proxy Statement B-1

Appendix B-2: Amendment to Synovus’ Bylaws to Eliminate 10-1 Voting Provisions

THIS AMENDMENT to the Bylaws of Synovus Financial Corp, a Georgia corporation (the “Corporation”), is duly adopted by resolutions adopted by the Corporation’s Board of Directors on December 12, 2019 and duly approved by the shareholders of the Corporation on April 22, 2020.

Article II, Section 7 of the Bylaws of the Corporation is hereby amended to read as follows:

“Quorum, Voting and Proxy. Shareholders representing a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall constitute a quorum at a shareholders’ meeting. Any shareholder may be represented and vote at any shareholders’ meeting by proxy, which such shareholder has duly executed in writing or by any other method permitted by the Official Code of Georgia Annotated, filed with the Secretary of the corporation on or before the date of such meeting; provided, however, that no proxy shall be valid for more than 11 months after the date thereof unless otherwise specified in such proxy. Every holder of common stock of the corporation shall be entitled to one (1) vote in person or by proxy on each matter submitted to a vote at a meeting of shareholders for each share of the common stock held by such holder as of the record date of such meeting.”

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer on this           day of April, 2020.

SYNOVUS FINANCIAL CORP.

Name:
Title:

B-2	- 2020 Proxy Statement

Appendix C-1: Amendment to Synovus’ Amended and Restated Articles of Incorporation to Eliminate Supermajority Voting Requirements

1.	The name of the corporation is Synovus Financial Corp. (the “Corporation”). The Corporation is organized under the laws of the State of Georgia.
2.	In connection with the Corporation’s decision to eliminate the super majority voting requirements in its Articles of Incorporation, Article 11 of the Articles of Incorporation is hereby amended to read as follows:

“The shareholder vote required to: (i) approve: (a) any merger or consolidation of the corporation with or into any other corporation; or (b) the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia; (ii) fix, from time to time, the number of members of the Board of Directors of the corporation; (iii) remove a member of the Board of Directors of the corporation; (iv) call a special meeting of the shareholders of the corporation; (v) alter, delete, rescind or amend any provision of the corporation’s bylaws, as amended; and (vi) alter, delete, rescind or amend any provision of the corporation’s Articles of Incorporation, as amended, shall be the affirmative vote by the holders of shares representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding common stock of the corporation.”

3.	The amendment was duly adopted by the Board of Directors of the Corporation on December 12, 2019.
4.	The amendment was duly approved by the shareholders of the Corporation on April 22, 2020 in accordance with the provisions of O.C.G.A. §14-2-1003.
5.	These Articles of Amendment shall be effective at Eastern Time on April , 2020.

IN WITNESS WHEREOF, Synovus Financial Corp. has caused these Articles of Amendment to be executed by its duly authorized officer on this        day of April, 2020.

SYNOVUS FINANCIAL CORP.

By:
Name:
Title:

- 2020 Proxy Statement C-1

Appendix C-2: Amendment to Synovus’ Bylaws to Eliminate Supermajority Voting Requirements

THIS AMENDMENT to the Bylaws of Synovus Financial Corp, a Georgia corporation (the “Corporation”), is duly adopted by resolutions adopted by the Corporation’s Board of Directors on December 12, 2019 and duly approved by the shareholders of the Corporation on April 22, 2020. The Bylaws of the Corporation are hereby amended as follows:

1.	Article II, Section 3 is amended to read as follows:

“Special Meetings. A special meeting of the shareholders of the corporation, for any purpose or purposes whatsoever, may be called at any time by the Chairman of the Board, the Chief Executive Officer, a majority of the Board of Directors, or one or more shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation. Such a call for a special meeting must state the purpose of the meeting. Unless otherwise determined by the Board of Directors, the Chairman of the Board or the Chief Executive Officer shall act as chairman at all special meetings. This section, as it relates to the call of a special meeting of the shareholders of the corporation by one or more shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.”

2.	Article II, Section 8 is amended to read as follows:

“Voting Rights. The voting rights of shares of common stock of the corporation shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.”

3.	Article III, Section 1 is amended to read as follows:

“Number. The Board of Directors of the corporation shall consist of not less than 8 nor more than 25 Directors. The number of Directors may vary between said minimum and maximum, and within said limits, (i) the Board of Directors or (ii) the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation may, from time to time, by resolution fix the number of Directors to comprise said Board. This section, as it relates to, from time to time, fixing the number of Directors of the corporation by (i) the Board of Directors or (ii) the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.”

4.	Article III, Section 9 is amended to read as follows:

“Removal. Any one or more Directors or the entire Board of Directors may be removed from office, with or without cause, by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation at any shareholders’ meeting with respect to which notice of such purpose has been given. This section, as it relates to the removal of Directors of the corporation by the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation, shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.”

5.	Article IX is amended to read as follows:

“MERGERS, CONSOLIDATIONS, AND OTHER DISPOSITIONS OF ASSETS.

The affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation shall be required to approve any merger or consolidation of the corporation with or into any corporation, and the sale, lease, exchange or other disposition of all, or substantially all, of the assets of the corporation to or with any other corporation, person or entity, with respect to which the approval of the corporation’s shareholders is required by the provisions of the corporate laws of the State of Georgia. This Article shall not be altered, deleted or rescinded except upon the affirmative vote of the shareholders representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation.”

6.	Article XI is amended to read as follows:

“AMENDMENT

Except as otherwise specifically provided herein, the bylaws of the corporation may be altered, amended or added to by the affirmative vote of the shareholders of the corporation representing at least a majority of the votes entitled to be cast by the holders of all of the issued and outstanding shares of common stock of the corporation present and voting therefor at a shareholders’ meeting or, subject to such limitations as the shareholders may from time to time prescribe, by a majority vote of all the Directors then holding office at any meeting of the Board of Directors.”

C-2	- 2020 Proxy Statement

IN WITNESS WHEREOF, the Corporation has caused this amendment to be executed by its duly authorized officer on this        day of April, 2020.

SYNOVUS FINANCIAL CORP.

Name:
Title:

- 2020 Proxy Statement C-3

Appendix D: Reconciliation of Non-GAAP Financial Measures

Non-GAAP Financial Measures - Synovus 2019 Financial Performance

The measures entitled adjusted non-interest expense, adjusted total revenue, adjusted tangible efficiency ratio, adjusted net income per common share, diluted, return on average tangible common equity, and adjusted return on average tangible common equity are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. The most comparable GAAP measures to these measures are total non-interest expense, total FTE revenue, efficiency ratio-FTE, net income per common share, diluted, and return on average common equity, respectively.

Management believes that these non-GAAP financial measures provide meaningful additional information about Synovus to assist management and investors in evaluating Synovus’ operating results, financial strength, the performance of its business, and the strength of its capital position. However, these non-GAAP financial measures have inherent limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of operating results or capital position as reported under GAAP. The non-GAAP financial measures should be considered as additional views of the way our financial measures are affected by significant items and other factors, and since they are not required to be uniformly applied, they may not be comparable to other similarly titled measures at other companies. Adjusted total revenue is a measure used by management to evaluate total revenue exclusive of net investment securities losses as well as gains on sale and changes in fair value of private equity investments, net. Adjusted non-interest expense and the adjusted tangible efficiency ratio are measures utilized by management to measure the success of expense management initiatives focused on reducing recurring, controllable operating costs. Adjusted net income per common share, diluted is a measurement used by management to evaluate operating results exclusive of items that management believes are not indicative of ongoing operations and impact period-to-period comparisons. The return on average tangible common equity is a measure used by management to compare Synovus’ performance with other financial institutions because it calculates the return available to common shareholders without the impact of intangible assets and their related amortization, thereby allowing management to evaluate the performance of the business consistently. The adjusted return on average tangible common equity is a measure used by management in the same manner as the return on average tangible common equity except it is exclusive of items that are not indicative of ongoing operations and impact period-to-period comparisons. The computations of these measures are set forth in the tables below.

	Years Ended December 31,
(dollars in thousands)	2019	2018
Adjusted non-interest expense
Total non-interest expense	$1,098,968	$829,455
Subtract: Earnout liability adjustments	(10,457)	(11,652)
Subtract: Merger related expense	(56,580)	(10,065)
Add: Litigation settlement/contingency expense	—	4,026
Subtract/add: Restructuring charges, net	(1,230)	51
Subtract: Valuation adjustments to Visa derivative	(3,611)	(2,328)
Subtract: Loss on early extinguishment of debt, net	(4,592)	—

Adjusted non-interest expense	$1,022,498	$809,487

Adjusted total revenue and adjusted tangible efficiency ratio
Adjusted non-interest expense	$1,022,498	$809,487
Subtract: Amortization of intangibles	(11,603)	(1,167)

Adjusted tangible non-interest expense	1,010,895	808,320
Net interest income	1,595,803	1,148,413
Add: Tax equivalent adjustment	3,025	553
Add: Total non-interest income	355,900	280,093

Total FTE revenue	$1,954,728	$1,429,059
Add: Investment securities losses, net	7,659	1,296
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743

Adjusted total revenue	$1,950,780	$1,435,098

Efficiency ratio-FTE	56.22%	58.04%
Adjusted tangible efficiency ratio	51.82	56.33
- 2020 Proxy Statement D-1

Appendix D: Reconciliation of Non-GAAP Financial Measures

	Years Ended December 31,
(in thousands, except per share data)	2019	2018
Adjusted net income per common share, diluted
Net income available to common shareholders	$540,899	$410,478
Add/subtract: Income tax expense (benefit), net related to State Tax Reform and SAB 118	4,402	(9,148)
Add: Earnout liability adjustments	10,457	11,652
Add: Preferred stock redemption charge	—	4,020
Add: Merger-related expense	56,580	10,065
Subtract: Litigation settlement/contingency expense	—	(4,026)
Add/subtract: Restructuring charges, net	1,230	(51)
Add: Valuation adjustment to Visa derivative	3,611	2,328
Add: Loss on early extinguishment of debt, net	4,592	—
Add: Investment securities losses, net	7,659	1,296
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743
Subtract: Tax effect of adjustments	(9,343)	(1,008)

Adjusted net income available to common shareholders	$608,480	$430,349
Weighted average common shares outstanding, diluted	156,058	118,378
Net income per common share, diluted	$3.47	$3.47
Adjusted net income per common share, diluted	3.90	3.64
D-2	- 2020 Proxy Statement

Appendix D: Reconciliation of Non-GAAP Financial Measures

	Years Ended December 31,
(dollars in thousands)	2019	2018
Return on average tangible common equity and adjusted return on average tangible common equity
Net income available to common shareholders	$540,899	$410,478
Add/subtract: Income tax expense (benefit), net related to State Tax Reform and SAB 118	4,402	(9,148)
Add: Preferred stock redemption charge	—	4,020
Add: Earnout liability adjustments	10,457	11,652
Add: Merger-related expense	56,580	10,065
Subtract: Litigation settlement/contingency expense	—	(4,026)
Add/subtract: Restructuring charges, net	1,230	(51)
Add: Valuation adjustment to Visa derivative	3,611	2,328
Add: Loss on early extinguishment of debt, net	4,592	—
Add: Investment securities losses, net	7,659	1,296
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743
Subtract: Tax effect of adjustments	(9,343)	(1,008)

Adjusted net income available to common shareholders	$608,480	$430,349
Add: Amortization of intangibles	8,598	893

Adjusted net income available to common shareholders excluding amortization of intangibles	$617,078	$431,242
Net income available to common shareholders	$540,899	$410,478
Add: Amortization of intangibles	8,598	893

Net income available to common shareholders excluding amortization of intangibles	$549,497	$411,371
Total average shareholders’ equity less preferred stock	$4,384,458	$2,821,311
Subtract: Goodwill	(487,126)	(57,315)
Subtract: Other intangible assets, net	(65,553)	(10,424)

Total average tangible shareholders’ equity less preferred stock	$3,831,779	$2,753,572
Return on average common equity	12.34%	14.55%
Return on average tangible common equity	14.34	14.94
Adjusted return on average tangible common equity	16.10	15.66

Non-GAAP Financial Measures - Incentive Plans

The measures entitled return on average assets, as adjusted, core earnings, adjusted revenue, and adjusted tangible efficiency ratio are not measures recognized under GAAP and therefore are considered non-GAAP financial measures. We use non-GAAP financial measures in our incentive plans, specifically weighted average return on average assets, as adjusted, for our long-term incentive plan and core earnings, adjusted revenue, and adjusted tangible efficiency ratio for our short-term incentive plan. The most comparable GAAP measures to these measures are return on average assets, net income, total FTE revenue, and efficiency ratio-FTE, respectively. We believe that these non-GAAP financial measures more accurately reflect our core performance so that participants are neither rewarded nor penalized for items that are non-recurring, unusual, or not indicative of ongoing operations.

Return on average assets, as adjusted and core earnings are measurements used by management to evaluate operating results exclusive of items that management believes are not indicative of ongoing operations and impact period-to-period comparisons, and items that impact comparisons to other financial institutions. Adjusted revenue is a measure used by management to evaluate total revenue exclusive of net investment securities losses as well as gains on sale and changes in fair value of private equity investments, net. The adjusted tangible efficiency ratio is a measure utilized by management to measure the success of expense management initiatives focused on reducing recurring, controllable operating costs. These non-GAAP financial measures should not be considered as substitutes for return on average assets, net income, total FTE revenue, and efficiency ratio-FTE determined in accordance with GAAP and may not be comparable to other similarly titled measures at other companies.

- 2020 Proxy Statement D-3

Appendix D: Reconciliation of Non-GAAP Financial Measures

Non-GAAP financial measures used to determine the PSUs granted under our long-term incentive plan:

The following table reconciles return on average assets, as adjusted to return on average assets.

	Years Ended December 31,
(dollars in thousands)	2019	2018	2017
Net income	$563,780	$428,476	$275,474
Adjustments:
Subtract: Cabela’s Transaction Fee	—	—	(75,000)
Add: Loss on sale/disposition assets	—	—	35,960
Add/Subtract: Changes in accounting or tax laws	4,402	(9,148)	42,334
Subtract: Changes in income tax rates	(81,821)	(83,643)	—
Add: Merger-related expense	56,580	10,065	110
Add: Earnout liability adjustments	10,457	11,652	3,759
Subtract/add: Litigation settlement/contingency expense	—	(4,026)	701
Add/subtract: Restructuring charges, net	1,230	(51)	7,014
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743	3,093
Add: Investment securities losses, net	7,659	1,296	289
Add: Valuation adjustment to Visa derivative	3,611	2,328	—
Add: Loss on early extinguishment of debt, net	4,592	—	23,160

Total adjustments	(4,897)	(66,784)	41,420
Subtract/add: Tax effect of adjustments	(9,341)	(1,008)	1,729

Adjusted net income	$549,542	$360,684	$318,623
Average assets	46,791,930	31,668,847	30,787,288
Return on average assets	1.20%	1.35%	0.89%
Return on average assets, as adjusted	1.174%	1.139%	1.035%
Weighting per year	50%	25%	25%
3-Year weighted average return on average assets, as adjusted	1.131%
D-4	- 2020 Proxy Statement

Appendix D: Reconciliation of Non-GAAP Financial Measures

Non-GAAP financial measures used to determine payments under the cash-based short-term incentive plan:

The computations of core earnings, adjusted revenue, and adjusted tangible efficiency ratio and the reconciliation of these measures to net income, total FTE revenue, and efficiency ratio-FTE are set forth in the tables below.

	Years Ended December 31,
(in thousands, except per share data)	2019	2018
Core earnings
Net income	$563,780	$428,476
Add/subtract: Income tax expense (benefit), net related to State Tax Reform and SAB 118	4,402	(9,148)
Add: Earnout liability adjustments	10,457	11,652
Add: Merger-related expense	56,580	10,065
Subtract: Litigation settlement/contingency expense	—	(4,026)
Add/subtract: Restructuring charges, net	1,230	(51)
Add: Valuation adjustment to Visa derivative	3,611	2,328
Add: Loss on early extinguishment of debt, net	4,592	—
Add: Investment securities losses, net	7,659	1,296
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743
Subtract: Tax effect of adjustments	(9,343)	(1,008)

Core earnings	$631,361	$444,327
	Years Ended December 31,
(dollars in thousands)	2019	2018
Adjusted revenue and adjusted tangible efficiency ratio
Adjusted non-interest expense	$1,022,498	$809,487
Subtract: Amortization of intangibles	(11,603)	(1,167)

Adjusted tangible non-interest expense	1,010,895	808,320
Net interest income	1,595,803	1,148,413
Add: Tax equivalent adjustment	3,025	553
Add: Total non-interest income	355,900	280,093

Total FTE revenue	$1,954,728	$1,429,059
Add: Investment securities losses, net	7,659	1,296
Subtract/add: Gain on sale and (increase) decrease in fair value of private equity investments, net	(11,607)	4,743

Adjusted revenue	$1,950,780	$1,435,098

Efficiency ratio-FTE	56.22%	58.04%
Adjusted tangible efficiency ratio	51.82	56.33

- 2020 Proxy Statement D-5

SYNOVUS FINANCIAL CORP.
POST OFFICE BOX 120
COLUMBUS, GA 31902-0120

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 21, 2020, the day before the Synovus Annual Meeting. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 21, 2020, the day before the Synovus Annual Meeting. Have your proxy card in hand when you call and then follow the instructions. If you vote by phone, all of the shares will be voted as one vote per share. See Voting Instructions at investor.synovus.com/2020annualmeeting.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E90207-P33427-Z76351

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SYNOVUS FINANCIAL CORP.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" THE FOLLOWING PROPOSALS AND "EVERY ONE YEAR" FOR PROPOSAL 5.
The Board of Directors recommends you vote FOR the following proposals:

1. To elect the following 11 nominees as directors:

	For	Against	Abstain
1A. Tim E. Bentsen	☐	☐	☐
1B. F. Dixon Brooke, Jr.	☐	☐	☐
1C. Stephen T. Butler	☐	☐	☐
1D. Elizabeth W. Camp	☐	☐	☐
1E. Diana M. Murphy	☐	☐	☐
1F. Harris Pastides	☐	☐	☐
1G. Joseph J. Prochaska, Jr.	☐	☐	☐
1H. John L. Stallworth	☐	☐	☐
1I. Kessel D. Stelling	☐	☐	☐
1J. Barry L. Storey	☐	☐	☐
1K. Teresa White	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain
5. To recommend, on an advisory basis, that the compensation of Synovus' named executive officers be put to shareholders for their consideration every: one, two or three years.	☐	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, 2019 Annual Report and Voting Instructions are available at investor.synovus.com/2020annualmeeting.

E90208-P33427-Z76351

SYNOVUS FINANCIAL CORP.
BLANCHARD HALL, SYNOVUS BANK, 1144 BROADWAY, COLUMBUS, GEORGIA 31901
2020 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 22, 2020
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

By signing on the reverse side, I hereby appoint Andrew J. Gregory, Jr. and Allan E. Kamensky as Proxies, each of them singly and each with power of substitution, and hereby authorize them to represent and to vote as designated on the reverse side all the shares of common stock of Synovus Financial Corp. held on record by me or with respect to which I am entitled to vote on February 20, 2020 at the 2020 Annual Meeting of Shareholders to be held on April 22, 2020 or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS SIGNED AND RETURNED AND DOES NOT SPECIFY A VOTE ON ANY PROPOSAL, THE PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

The Board of Directors is not aware of any matters likely to be presented for action at the 2020 Annual Meeting of Shareholders other than the matters listed herein. However, if any other matters are properly brought before the Annual Meeting, the persons named in this Proxy or their substitutes will vote upon such other matters in accordance with their best judgment. This Proxy is revocable at any time prior to its use.

By signing on the reverse side, I acknowledge receipt of NOTICE of the ANNUAL MEETING and the PROXY STATEMENT and hereby revoke all Proxies previously given by me for the ANNUAL MEETING.

IN ADDITION TO VOTING AND SIGNING THE PROXY, YOU MUST ALSO COMPLETE AND SIGN THE CERTIFICATION BELOW TO BE ENTITLED TO TEN VOTES PER SHARE.

To the best of my knowledge and belief, the information provided herein is true and correct. I understand that the Board of Directors of Synovus Financial Corp. may require me to provide additional information or evidence to document my beneficial ownership of these shares and I agree to provide such evidence if so requested.

PLEASE COMPLETE AND SIGN THE CERTIFICATION BELOW

(Continued and to be marked, dated, and signed on the other side)

DESCRIPTION OF VOTING RIGHTS

In accordance with the Company's articles of incorporation and bylaws, shares of the Company's Common Stock that meet certain criteria are entitled to 10 votes per share. A complete description of the criteria under which shares are entitled to 10 votes per share is included in the Proxy Statement for the Annual Meeting and at investor.synovus.com/2020annualmeeting.

Shares of Common Stock are presumed to be entitled to one vote per share unless this presumption is rebutted by providing evidence to the contrary to the Company and its Board of Directors. **Shareholders desiring to rebut this presumption should complete and execute the certification below. The Company and its Board of Directors reserve the right to require evidence to support the certification.**

Certification

Under the penalties of perjury, I do solemnly swear that I am entitled to the number of votes set forth below:

__________	Shares @ 1 vote	1 Vote/Share	=	__________	Votes
__________	Shares @ 10 votes	10 Vote/Share	=	__________	Votes
		Total	=	__________	Votes

I agree to provide evidence to support this Certification at the request of the Company.

Sign here X ______________________ Date ____________, 2020